Registration Statement No. 333 - 153304

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STAR BULK CARRIERS CORP.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)
7, Fragoklisias Street, 2nd floor Maroussi 151 25 Athens, Greece 011-30-210-617-8400 (Address and telephone number of Registrant’s principal executive offices)	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. Robert Lustrin, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

Copies to:
Gary J. Wolfe, Esq. Robert Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.   

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares, par value $ 0.01 per share	4,606,962	$10.18	$46,898,873.16	$1,850

(1)
Includes 3,803,481 common shares which are beneficially owned by F5 Capital and 803,481 common shares reserved for issuance to TMT Co., Ltd. or its nominee pursuant to the Master Agreement by and among TMT Co., Ltd., Star Bulk Carriers Corp. and Star Maritime Acquisition Corp.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act based upon the average high and low prices of the registrant’s Common Shares on August 26, 2008 on the NASDAQ Global Market.

(3)	Previously paid.

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 10, 2008

4,606,962 Common Shares

This prospectus relates to the offer and resale by the selling stockholder identified in this prospectus of up to 4,606,962 shares of our common stock, or the Common Shares.

The selling stockholder identified in this prospectus, may offer these securities or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Although we will incur expenses in connection with the registration of the Common Shares, we will not receive any of the proceeds from the sale of the Common Shares by the selling stockholder.

Shares of our common stock and warrants to purchase shares of our common stock are listed on the NASDAQ Global Market under the symbols “SBLK” and “SBLKW,” respectively.

An investment in these securities involves risks.  See the section of this prospectus entitled “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2008

Table of Contents

PROSPECTUS SUMMARY	3

RISK FACTORS	8

USE OF PROCEEDS	20

SELLING STOCKHOLDERS	21

CAPITALIZATION	22

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	23

THE INTERNATIONAL DRY BULK SHIPPING INDUSTRY	38

PLAN OF DISTRIBUTION	49

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	51

EXPENSES	52

ENFORCEMENT OF CIVIL LIABILITIES	53

LEGAL MATTERS	53

EXPERTS	53

WHERE YOU CAN FIND ADDITIONAL INFORMATION	54

INCORPORATION BY REFERENCE	54

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should only rely on the information in this prospectus.  We have not authorized any other person to provide you with additional or different information or to make any representations other than those contained in this prospectus.  Do not rely upon any information or representations made outside of this prospectus.  This prospectus is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than our Common Shares or (2) our Common Shares in any circumstances in which our offer or solicitation is unlawful.  The information contained in this prospectus may change after the date of this prospectus.  Do not assume after the date of this prospectus that the information contained in this prospectus is still correct.

PROSPECTUS SUMMARY

This section summarizes some of the key information that appears later in this prospectus.  You should review carefully the risk factors and the more detailed information, the financial statements included in this registration statement and the financial information that is derived from financial statements incorporated by reference.  Unless otherwise indicated, all references to currency amounts in this prospectus are to U.S. dollars and financial information presented in this prospectus and the financial information that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States. Unless the context otherwise requires, when used in this registration statement, the terms “Star Bulk,” the “Company,” “we,” “our” and “us” refer to Star Bulk Carriers Corp. and its subsidiaries.

Our Company

We were incorporated in the Marshall Islands on December 13, 2006 as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or Star Maritime.  Our executive offices are located at 7, Fragoklisias Street, 2nd floor, Maroussi 151 25, Athens, Greece and our telephone number is 011-30-210-617-8400.  We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which is the date we took delivery of our first vessel.

Star Maritime was organized under the laws of the State of Delaware on May 13, 2005 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or similar business combination, one or more assets or target businesses in the shipping industry.  Star Maritime’s common stock and warrants started trading on the American Stock Exchange under the symbols, SEA and SEA.WS, respectively, on December 21, 2005.

On November 27, 2007, Star Maritime obtained shareholder approval for the acquisition of the initial fleet of eight drybulk carriers and for effecting a redomiciliation merger whereby Star Maritime merged with and into Star Bulk with Star Bulk as the surviving entity, which we refer to throughout this prospectus as the Redomiciliation Merger.  The Redomiciliation Merger was completed on November 30, 2007 as a result of which each outstanding share of Star Maritime common stock was converted into the right to receive one share of Star Bulk common stock and each outstanding warrant of Star Maritime was assumed by Star Bulk with the same terms and restrictions except that each became exercisable for common stock of Star Bulk.  Star Bulk’s common stock and warrants are listed on the NASDAQ Global Market under the symbols “SBLK” and “SBLKW,” respectively.

As of December 31, 2007, we paid no dividends to our shareholders.  On February 14, April 16, and July 29, 2008, the Company declared dividends amounting to approximately $4.6 million ($0.10 per share, paid on February 28, 2008 to the stockholders of record on February 25, 2008), approximately $18.8 million ($0.35 per share, paid on May 23, 2008 to the shareholders of record on May 16, 2008), and approximately $19.4 million ($0.35 per share, paid on August 18, 2008 to the shareholders of record on August 8, 2008), respectively.

For a more detailed summary of our dividend policy, we refer you to the section of this prospectus entitled “Our Dividend Policy.”

Our Fleet

We own and operate a fleet of 12 vessels consisting of four Capesize and eight Supramax drybulk carriers with an average age of 9.4 years and a combined cargo carrying capacity of approximately 1.1 million dwt.

Our fleet carries a variety of drybulk commodities including coal, iron ore, and grains, or major bulks, as well as bauxite, phosphate, fertilizers and steel products, or minor bulks.  We charter all of our vessels pursuant to medium- to long-term time charters with terms of approximately one to five years.

The following table represents a list of all of the vessels in our fleet as of September 30, 2008:

Vessel Name	Vessel Type	Size (dwt.)	Year Built	Average Daily Hire Rate	Type/Remaining Term	Vessel Delivery Date
Star Alpha (ex A Duckling)	Capesize	175,075	1992	$47,500	Time charter/0.9 years	January 9, 2008
Star Beta (ex B Duckling)	Capesize	174,691	1993	$106,500	Time charter/1.5 years	December 28, 2007
Star Gamma (ex C Duckling)	Supramax	53,098	2002	$28,500	Time charter/3.4 years	January 4, 2008
Star Delta (ex F Duckling)	Supramax	52,434	2000	$25,800	Time charter/0.5 year	January 2, 2008
Star Epsilon (ex G Duckling)	Supramax	52,402	2001	$25,550	Time charter/5.4 year	December 3, 2007
Star Zeta (ex I Duckling)	Supramax	52,994	2003	$42,500	Time charter/2.6 years	January 2, 2008
Star Theta (ex J Duckling)	Supramax	52,425	2003	$32,500	Time charter/0.6 year	December 6, 2007
Star Kappa (ex E Duckling)	Supramax	52,055	2001	$47,800	Time charter/2.0 years	December 14, 2007
Star Sigma (ex Sinfonia)	Capesize	184,403	1991	$100,000	Time charter/3.5 years	April 15, 2008
Star Omicron (ex Nord Wave)	Supramax	53,489	2005	$43,000	Time charter/2.4 years	April 17, 2008
Star Cosmo (ex Victoria)	Supramax	52,200	2005	$41,900	Time charter/2.5 years	July 1, 2008
Star Ypsilon (ex Falcon Cape)	Capesize	150,940	1991	$93,333	Time charter/2.9 years	September 18, 2008
Recently Sold
Star Iota (ex Mommy Duckling)(1)	Panamax	78,585	1983	$18,000	Time charter/0.1 year	March 7, 2008

(1)	On April 24, 2008, we entered into an agreement to sell Star Iota for $18.4 million. We delivered this vessel to its purchasers on October 6, 2008.

We actively manage the deployment of our fleet on time charters, which generally can last up to several years.  Currently, all of our vessels are employed on medium to long-term time charters.  A time charter is generally a contract to charter a vessel for a fixed period of time at a set daily rate.  Under time charters, the charterer pays voyage expenses such as port, canal and fuel costs.  We pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, as well as for commissions.  We are also responsible for the drydocking costs relating to each vessel.

Our vessels operate worldwide within the trading limits imposed by our insurance terms and do not operate in areas where United States, European Union or United Nations sanctions have been imposed.

As of September 30, 2008, we had 20 employees.   Eighteen of our employees, through Star Bulk Management Inc., or Star Bulk Management, are engaged in the day to day management of the vessels in our fleet.  Our wholly-owned subsidiary, Star Bulk Management performs operational and technical management services for the vessels in our fleet.  Our Chief Executive Officer and our Chief Financial Officer are also the senior management of Star Bulk Management.  Star Bulk Management employs such number of additional shore-based executives and employees designed to ensure the efficient performance of its activities.

We reimburse and/or advance funds as necessary to Star Bulk Management in order for it to conduct its activities and discharge its obligations, at cost.  We also maintain working capital reserves as may be agreed between Star Bulk and Star Bulk Management from time to time.

Star Bulk Management is responsible for the management of the vessels.  Star Bulk Management’s responsibilities include, among other things, locating, purchasing, financing and selling vessels, deciding on capital expenditures for the vessels, paying vessels’ taxes, negotiating charters for the vessels, managing the mix of various types of charters, developing and managing the relationships with charterers and the operational and technical management of the vessels.  Technical management includes maintenance, drydocking, repairs, insurance, regulatory and classification society compliance, arranging for and managing crews, appointing technical consultants and providing technical support.

We do not intend to pay commissions to our affiliates in connection with the chartering of vessels to or from any of our affiliates or for the purchase of vessels from or sale to our affiliates.

Star Bulk Management subcontracts the technical and crew management of our vessels to Combine Marine S.A., or Combine, Bernhardt Schulte Shipmanagement Ltd., or Bernhardt, and Union Commercial Inc., or Union.

On September 17, 2008, we entered into an agreement with Bernhardt for the technical management of the Star Ypsilon.  Under this agreement we pay Bernhardt an aggregate annual management fee of $90,000.  The agreement continues indefinitely unless either party terminates the agreement upon three months’ written notice or a certain termination event occurs.

On June 18, 2008, we entered into an agreement with Union for the technical management of the Star Cosmo.  Under the agreement, we pay a daily fee of $450, which is reviewed two months before the beginning of each calendar year.  The agreement continues indefinitely unless either party terminates the agreement after the first voyage upon two months' written notice or a certain termination event occurs.

On March 24, 2008, we entered into an agreement with Bernhardt for the technical management of Star Omicron.  Under this agreement we pay Bernhardt an aggregate annual management fee of $110,000.

On November 2 and December 5, 2007, we entered into agreements with Bernhardt for the technical management of the Star Alpha, the Star Beta, the Star Delta, the Star Epsilon and the Star Theta and the Star Kappa, respectively.  Under these agreements, we pay Bernhardt an aggregate annual management fee of $110,000 per vessel.  The agreements continue indefinitely unless either party terminates the agreements upon three months' written notice or a certain termination event occurs.

Under an agreement dated May 4, 2007, we appointed Combine, a company affiliated with Mr. Tsirigakis, our Chief Executive Officer, Mr. Pappas, the Chairman of our Board and one of our directors and Mr. Christos Anagnostou, a former officer of Star Maritime, as interim manager of the vessels in the initial fleet.  Under the agreement, Combine provides interim technical management and associated services, including legal services, to the vessels in exchange for a flat fee of $10,000 per vessel prior to delivery and at a daily fee of $450 U.S. dollars per vessel during the term of the agreement until such time as the technical management of the vessel is transferred to another technical management company.  Combine is entitled to be reimbursed at cost by us for any and all expenses incurred by them in the management of the vessels, but shall provide us the full benefit of all discounts and rebates enjoyed by them.  The term of the agreement is for one year from the date of delivery of each vessel.  Either party may terminate the agreement upon thirty days’ written notice.  The Star Gamma, the Star Zeta and the Star Sigma are currently managed by Combine.

Certain Risks

Our business is dependant on our ability to manage a number of risks relating to our industry and our operations.  These risks include the following:

•
Cyclical nature of charter hire rates.  The cyclical nature of the drybulk shipping industry and the volatility in charter hire rates for our vessels may affect our ability to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations or to pay dividends.  Charter rates are affected by, among other factors, the supply of drybulk vessels in the global fleet, which, according to Drewry, as of September 2008, amounted to 69.8% of the existing drybulk carried fleet based on current newbuilding orders. Charter hire rates have decreased sharply from their historical highs and the value of secondhand vessels has also decreased sharply from their record high levels.

•
Our operations are subject to international laws and regulations.  Our business and the operation of our vessels are materially affected by applicable government regulation in the form of international conventions and national, state and local laws and regulations.  Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with them or with additional regulations that may be applicable to our operations that are adopted in the future.

•
Servicing our current and future debt limits funds available for other purposes, including the payment of dividends.  To finance our future fleet expansion, we expect to incur additional secured debt.  We must dedicate a portion of our cash flow from operations to pay the principal and interest on our debt.  These payments limit funds otherwise available for working capital, capital expenditures and other purposes and may limit funds available for other purposes, including distributing cash to our shareholders, and our inability to service debt could lead to acceleration of our debt payments and foreclosure on our fleet.

Prospective investors in our Common Shares should also carefully consider the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 8.

Drybulk Shipping Industry Trends

The maritime shipping industry is fundamental to international trade with ocean-going vessels representing the most efficient and often the only method of transporting large volumes of many essential commodities, finished goods and crude and refined petroleum products between the continents and across the seas.  It is a global industry whose performance is closely tied to the level of economic activity in the world.

The drybulk shipping industry involves the carriage of bulk commodities.  According to Drewry Shipping Consultants, Ltd., or Drewry, since the fourth quarter of 2002, the drybulk shipping industry has experienced the highest charter rates and vessel values in its modern history due to the favorable imbalance between the supply of drybulk carriers and demand for drybulk transportation service.  Charter hire rates have been volatile since the start of 2008 and have fallen sharply from the highs recorded in 2007.

Corporate Structure

Star Bulk is a holding company that owns its vessels through separate wholly-owned subsidiaries.  Star Bulk’s wholly-owned subsidiary, Star Bulk Management, performs operational and technical management services for the vessels in the initial fleet, including chartering, marketing, capital expenditures, personnel, accounting, paying vessel taxes and maintaining insurance.

Star Maritime Acquisition Corp., or Star Maritime, was organized under the laws of the State of Delaware on May 13, 2005 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or similar business combination, one or more assets or target businesses in the shipping industry.  Following the formation of Star Maritime, our officers and directors were the holders of 9,026,924 shares of common stock representing all of our then issued and outstanding capital stock.  On December 21, 2005, Star Maritime consummated its initial public offering of 18,867,500 units, at a price of $10.00 per unit, each unit consisting of one share of Star Maritime common stock and one warrant to purchase one share of Star Maritime common stock at an exercise price of $8.00 per share.  In addition, Star Maritime completed during December 2005 a private placement of an aggregate of 1,132,500 units, or the Private Placement, each unit consisting of one share of common stock and one warrant, to Messrs. Tsirigakis and Syllantavos, our Chief Executive Officer and Chief Financial Officer, respectively, and Messrs. Pappas and Erhardt, our Chairman of the Board and one of our directors.  The gross proceeds of the private placement of $11.3 million were used to pay all fees and expenses of the initial public offering and as a result, the entire gross proceeds of the initial public offering amounting to $188.7 million were deposited in a trust account maintained by American Stock Transfer & Trust Company, or the Trust Account.  Star Maritime’s common stock and warrants started trading on the American Stock Exchange under the symbols, SEA and SEA.WS, respectively on December 21, 2005.

On January 12, 2007, Star Maritime and Star Bulk entered into definitive agreements to acquire a fleet of eight drybulk carriers with a combined cargo-carrying capacity of approximately 692,000 dwt. from certain subsidiaries of TMT Co. Ltd., or TMT, a shipping company headquartered in Taiwan.  These eight drybulk carriers are referred to as the initial fleet, or initial vessels.  The aggregate purchase price specified in the Master Agreement by and among the Company, Star Maritime and TMT, or the Master Agreement for the initial fleet was $224.5 million in cash and 12,537,645 shares of common stock of Star Bulk.  As additional consideration for eight vessels, we are obligated to issue 1,606,962 shares of common stock of Star Bulk to TMT in two installments as follows: (i) 803,481 additional shares of Star Bulk’s common stock, no more than 10 business days following Star Bulk’s filing of its Annual Report on Form 20-F for the fiscal year ended December 31, 2007, and (ii) 803,481 additional shares of Star Bulk’s common stock, no more than 10 business days following Star Bulk’s filing of its Annual Report on Form 20-F for the fiscal year ended December 31, 2008.

On November 2, 2007, the U.S. Securities and Exchange Commission, or SEC, declared effective our joint proxy/registration statement filed on Forms F-1/F-4 and on November 27, 2007 we obtained shareholder approval for the acquisition of the initial fleet and for effecting the Redomiciliation Merger as a result of which Star Maritime merged into Star Bulk with Star Maritime merging out of existence and Star Bulk being the surviving entity.  Each share of Star Maritime common stock was exchanged for one share of Star Bulk common stock and each warrant of Star Maritime was assumed by Star Bulk with the same terms and conditions except that each became exercisable for common stock of Star Bulk.  The Redomiciliation Merger became effective after stock markets closed on Friday, November 30, 2007 and the common shares and warrants of Star Maritime ceased trading on the American Stock Exchange under the symbols SEA and SEAU, respectively.  Star Bulk shares and warrants started trading on the NASDAQ Global Market on Monday, December 3, 2007 under the ticker symbols SBLK and SBLKW, respectively.  Immediately following the effective date of the Redomiciliation Merger, TMT and its affiliates owned 30.2% of Star Bulk’s outstanding common stock.

We began operations on December 3, 2007 with the delivery of our first vessel the Star Epsilon.  Of the initial fleet of eight drybulk vessels Star Bulk agreed to acquire, three of such eight vessels were delivered by the end of December 2007.  Additionally, on December 3, 2007, we entered into an agreement to acquire an additional Supramax vessel, the Star Kappa from TMT, which was not included in the initial fleet and was delivered to us on December 14, 2007.  On July 17, 2008, we issued 803,481 additional shares to TMT as the first installment of additional shares in accordance with the Master Agreement.

We maintain our principal executive offices at 7, Fragoklisias Street, 2nd floor, Maroussi 151 25, Athens, Greece.  Our telephone number at that address is 30-210-617-8400.

Our Dividend Policy

Based upon and subject to the assumptions contained in this section, we currently intend to pay quarterly dividends to the holders of our common shares, in February, May, August and November, in amounts that will allow us to retain a portion of our cash flows to fund vessel or fleet acquisitions, and for debt repayment and other corporate purposes, as determined by our management and board of directors.  The payment of dividends is not guaranteed or assured and may be discontinued at the sole discretion of our board of directors and may not be paid in the anticipated amounts and frequency set forth in this prospectus.  Our board of directors will continually review its dividend policy and make adjustments that it believes appropriate.

The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our credit facility, the provisions of Marshall Islands law affecting the payment of distributions to stockholders and other factors.  Our ability to pay dividends will be limited by the amount of cash we can generate from operations, primarily the charterhire, net of commissions, received by the Company under the charters for our vessels during the preceding calendar quarter, less expenses for that quarter, consisting primarily of vessel operating expenses (including management fees), general and administrative expenses, debt service, maintenance expenses and the establishment of any reserves as well as additional factors unrelated to its profitability.  These reserves may cover, among other things, future dry-docking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital.

Because we are a holding company with no material assets other than the shares of our subsidiaries which directly own the vessels in our fleet, our ability to pay dividends depends on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us.  We cannot assure you that, after the expiration or earlier termination of our charters, we will have any sources of income from which dividends may be paid.  If there is a substantial decline in the charter market, this would negatively affect our earnings and limit our ability to pay dividends.  In particular, our ability to pay dividends is subject to our ability to satisfy certain financial covenants that are contained in our credit facility.

We believe that, under current law, our dividend payments from earnings and profits will constitute “qualified dividend income” and as such will generally be subject to a 15% United States federal income tax rate with respect to non-corporate individual stockholders.  Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of a United States stockholder’s tax basis in our common stock on a dollar-for-dollar basis and thereafter as capital gain.

On February 14, April 16, and July 29, 2008, the Company declared dividends amounting to approximately $4.6 million ($0.10 per share, paid on February 28, 2008 to the stockholders of record on February 25, 2008), approximately $18.8 million ($0.35 per share, paid on May 23, 2008 to the shareholders of record on May 16, 2008), and approximately $19.4 million ($0.35 per share, paid on August 18, 2008 to the shareholders of record on August 8, 2008), respectively.

The Offering

This prospectus relates to the resale by the selling stockholder of up to 4,606,962 shares of our common stock.  Shares of our common stock are traded on the NASDAQ Global Market under the symbol “SBLK.”

RISK FACTORS

Some of the following risks relate principally to the industry in which we operate and our business in general.  Other risks relate principally to the securities market and ownership of our common stock.  The occurrence of any of the events described in this section could significantly and negatively affect our business, financial condition, operating results or cash available for dividends or the trading price of our common stock.

Industry Specific Risk Factors

Charterhire rates for drybulk carriers are volatile and may decrease in the future, which would adversely affect our earnings

The drybulk shipping industry is cyclical with attendant volatility in charterhire rates and profitability.  The degree of charterhire rate volatility among different types of drybulk carriers varies widely.  According to Drewry, charterhire rates for Capesize, Panamax and Supramax drybulk carriers have decreased sharply from their historically high levels.  If the drybulk shipping market is depressed in the future our earnings and available cash flow may decrease.  Our ability to re-charter our vessels on the expiration or termination of their current time charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, economic conditions in the drybulk shipping market.  Fluctuations in charter rates and vessel values result from changes in the supply and demand for drybulk cargoes carried internationally at sea, including coal, iron, ore, grains and minerals.

The factors affecting the supply and demand for vessel capacity are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for vessel capacity include:

•	demand for and production of drybulk products;

•	global and regional economic and political conditions;

•	the distance drybulk cargo is to be moved by sea; and

•	changes in seaborne and other transportation patterns.

The factors that influence the supply of vessel capacity include:

•	the number of new building deliveries;

•	port and canal congestion;

•	the scrapping of older vessels;

•	vessel casualties; and

•	the number of vessels that are out of service.

We anticipate that the future demand for our drybulk carriers will be dependent upon continued economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global drybulk carrier fleet and the sources and supply of drybulk cargo to be transported by sea.  The capacity of the global drybulk carrier fleet seems likely to increase and economic growth may not continue.  Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

The market values of our vessels may decrease, which could limit the amount of funds that we can borrow or trigger certain financial covenants under our current or future credit facilities and or we may incur a loss if we sell vessels following a decline in their market value

The fair market values of our vessels have generally experienced high volatility.  According to Drewry, the market prices for secondhand Capesize, Panamax and Supramax drybulk carriers have recently decreased sharply from their historically high levels.

The fair market value of our vessels may increase and decrease depending on a number of factors including:

•	prevailing level of charter rates;

•	general economic and market conditions affecting the shipping industry;

•	types and sizes of vessels;

•	supply and demand for vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental or other regulations; and

•	technological advances.

In addition, as vessels grow older, they generally decline in value.  If the fair market value of our vessels declines, we may not be in compliance with certain provisions of our term loans and we may not be able to refinance our debt or obtain additional financing.  In addition, if we sell one or more of our vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale may be less than the vessel’s carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings.  Furthermore, if vessel values fall significantly we may have to record an impairment adjustment in our financial statements which could adversely affect our financial results.

World events could affect our results of operations and financial condition

Terrorist attacks in New York on September 11, 2001 and in London on July 7, 2005 and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continues to cause uncertainty in the world’s financial markets and may affect our business, operating results and financial condition.  The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets.  These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all.  In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region.  Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea.  Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Terrorist attacks on vessels, such as the October 2002 attack on the M.V. Limburg, a very large crude carrier not related to us, may in the future also negatively affect our operations and financial condition and directly impact our vessels or our customers.  Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in, or pooling, an economic recession affecting the United States or the entire world.  Any of these occurrences could have a material adverse impact on our revenues and costs.

Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could have a material adverse impact on our results of operations, financial condition and cash flows, and could cause the market price of our common stock to decline.

There are signs that the United States and other parts of the world are exhibiting deteriorating economic trends and may be entering into a recession. For example, the credit markets in the United States have experienced significant contraction, de-leveraging and reduced liquidity, and the United States federal government and state governments have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The SEC, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws.

Recently, a number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. These difficulties have resulted, in part, from declining markets for assets held by such institutions, particularly reduction in the value of their mortgage and asset-backed securities portfolios. These difficulties have been compounded by a general decline in the willingness by banks and other financial institutions to extend credit to originators and banks in the asset-backed securities industry and the resulting difficulty for such originators and banks to obtain credit and liquidity.

We face risks attendant to changes in economic environments, changes in interest rates, and instability in securities markets, around the world, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under our credit facilities or any future financial arrangements. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors may have a material adverse effect on our results of operations, financial condition or cash flows and could cause the price of our common stock to decline significantly.

An economic slowdown in the Asia Pacific region could materially reduce the amount and/or profitability of our business

A significant number of the port calls made by our vessels involve the loading or discharging of raw materials and semi-finished products in ports in the Asia Pacific region.  As a result, a negative change in economic conditions in any Asia Pacific country, particularly in China, may have an adverse effect on our business, financial position and results of operations, as well as our future prospects.  In particular, in recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product.  Such growth may not be sustained and the Chinese economy may experience contraction in the future.  Moreover, any continued slowdown in the economies of the United States of America, the European Union or certain Asian countries may adversely effect economic growth in China and elsewhere.  Our business, financial position, results of operations, and cash flows as well as our future prospects, will likely be materially and adversely affected by an economic downturn in any of these countries.

Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position.  Prior to 1978, the Chinese economy was a planned economy.  Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy.  Annual and five year State Plans are adopted by the Chinese government in connection with the development of the economy.  Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through State Plans and other measures.  There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform.  Limited price reforms were undertaken, with the result that prices for certain commodities are principally determined by market forces.  Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments.  If the Chinese government does not continue to pursue a policy of economic reform the level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, all of which could, adversely affect our business, operating results and financial condition.

Charter rates are subject to seasonal fluctuations, which may adversely affect our financial condition and ability to pay dividends

We own and operate a fleet of 12 vessels consisting of four Capesize and eight Supramax drybulk carriers with an average age of 9.4 years and a combined cargo carrying capacity of approximately 1.1 million dwt.  We employ all of our vessels on medium-to long-term time charters, however, we may in the future employ certain of our vessels in the spot market.  Demand for vessel capacity has historically exhibited seasonal variations and, as a result, in charter rates.  This seasonality may result in quarter-to-quarter volatility in our operating results for vessels trading in the spot market.  The drybulk sector is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere.  As a result, our revenues from our drybulk carriers may be weaker during the fiscal quarters ended June 30 and September 30, and, conversely, our revenues from our drybulk carriers may be stronger in fiscal quarters ended December 31 and March 31.  Seasonality in the sector in which we operate could materially affect our operating results and cash available for dividends in the future.

Rising fuel prices may adversely affect our profits

Fuel is a significant, if not the largest, expense in our shipping operations when vessels are not under period charter.  Changes in the price of fuel may adversely affect our profitability.  The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns.  Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports

Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration.  Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels.  Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations.  We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates, and financial assurances with respect to our operations.

The operation of our vessels is affected by the requirements set forth in the United Nations’ International Maritime Organization’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code.  The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies.  The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.  If we are subject to increased liability for noncompliance or if our insurance coverage is adversely impacted as a result of noncompliance, we may have less cash available for distribution to our stockholders as dividends.  If any of our vessels are denied access to, or are detained in, certain ports, this may decrease our revenues.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business

International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination.  Inspection procedures may result in the seizure of contents of our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us.  Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical.  Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages.  In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings.  The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted.  In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner.  Claimants could attempt to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings

A government could requisition one or more of our vessels for title or for hire.  Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates.  Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances.  Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain.  Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of cash we have available for distribution as dividends to our stockholders.

Company Specific Risk Factors

Star Bulk has a limited operating history and may not operate profitably in the future

Star Bulk was formed December 13, 2006 and in January 2007 entered into agreements to acquire eight drybulk carriers.  Star Bulk took delivery of its first vessel in December 2007.  Accordingly, the consolidated financial statements do not provide a meaningful basis for you to evaluate its operations and ability to be profitable in the future.  Star Bulk may not be profitable in the future.

We are dependent on medium- to long-term time charters in a volatile shipping industry and a decline in charterhire rates would affect our results of operations and ability to pay dividends

We charter all of our vessels pursuant to medium- to long-term time charters with remaining terms of approximately one to five years.  The time charter market is highly competitive and spot market charterhire rates (which affect time charter rates) may fluctuate significantly based upon available charters and the supply of, and demand for, seaborne shipping capacity.  Our ability to re-charter our vessels on the expiration or termination of their current time charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, economic conditions in the drybulk shipping market.  The drybulk carrier charter market is volatile, and in the past, time charter and spot market charter rates for drybulk carriers have declined below operating costs of vessels.  If future charterhire rates are depressed, we may not be able to operate our vessels profitably or to pay you dividends.

Our earnings may be adversely affected if we are not able to take advantage of favorable charter rates

We charter our drybulk carriers to customers pursuant to medium- to long-term time charters, which generally last from one to five years.  We may in the future extend the charter periods for the vessels in our fleet.  Our vessels that are committed to longer-term charters may not be available for employment on short-term charters during periods of increasing short-term charterhire rates when these charters may be more profitable than long-term charters.

If we fail to manage our planned growth properly, we may not be able to successfully expand our fleet which would adversely affect our overall financial position

We intend to continue to expand our fleet.  Our growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying and consummating acquisitions or joint ventures;

•	integrating any acquired vessels successfully with our existing operations;

•	enhancing our customer base;

•	managing our expansion; and

•	obtaining required financing.

Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures.  We may not be successful in executing our growth plans and may incur significant expenses and losses.

Our loan agreements may contain restrictive covenants that may limit our liquidity and corporate activities

Our current term loan agreements with Commerzbank AG and Piraeus Bank A.E., and any future loan agreements may impose operating and financial restrictions on us.  These restrictions may limit our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	sell capital stock of our subsidiaries;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends;

•	make capital expenditures;

•	change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

•	sell our vessels.

Therefore, we may need to seek permission from our lenders in order to engage in some important corporate actions.  The lenders’ interests may be different from ours, and we cannot guarantee that we will be able to obtain the lenders’ permission when needed.  This may prevent us from taking actions that are in our best interest.

Servicing debt will limit funds available for other purposes, including capital expenditures and payment of dividends

As of September 30, 2008, we had $120.0 million outstanding under our term loan agreement with Commerzbank AG in connection with the purchase of the vessels in our initial fleet and $185.0 million outstanding under our term loan agreements with Piraeus Bank A.E. in connection with the purchase of four additional vessels in our current fleet: the Star Omicron, the Star Sigma, the Star Cosmo and Star Ypislon.  On April 14, 2008, we entered into a loan agreement, which was subsequently amended on April 17, 2008 and September 18, 2008, for up to $150.0 million with Piraeus Bank A.E. in order to partially finance the acquisition cost of vessels the Star Omicron, the Star Sigma and the Star Ypsilon and also to provide us with additional liquidity.  The loan is secured by a first priority mortgage on the Star Omicron, the Star Beta, and the Star Sigma.  The loan bears interest at LIBOR plus a margin and is repayable in twenty-four quarterly installments through September 2014.  As of September 30, 2008, we had outstanding borrowings in the amount of $150.0 million under this loan.  On July 1, 2008, the Company entered into a loan agreement of up to $35.0 million with Piraeus Bank A.E. to partially finance the acquisition of the Star Cosmo.  The loan bears interest at LIBOR plus a margin and is repayable in twenty-four quarterly installments through July 2014.  As of September 30, 2008, we had outstanding borrowings in the amount of $35.0 million under this loan facility.

We may be required to dedicate a portion of our cash flow from operations to pay the principal and interest on our debt.  These payments limit funds otherwise available for working capital expenditures and other purposes, including payment of dividends.  If we are unable to service our debt, it may have a material adverse effect on our financial condition and results of operations.

Default by our charterers may lead to decreased revenues and a reduction in earnings

We have entered into a time charter with each of Worldlink Shipping Limited for the Star Alpha, Industrial Carriers Inc. for the Star Beta, North China Shipping Limited Bahamas for the Star Epsilon, Essar for the Star Delta, Norden A/S for the Star Zeta, Hyundai Merchant Marine for the Star Theta, TMT Co. Ltd., or TMT, for the Star Gamma, Ishaar Overseas for the Star Kappa, Sun God Navigation S.A. for the Star Sigma and GMI Ltd. for the Star Omicron and K. Line Corp. for the Star Cosmo.  Consistent with drybulk shipping industry practice, we have not independently analyzed the creditworthiness of the charterers. Our revenues may be dependent on the performance of our charterers and, as a result, defaults by our charterers may materially adversely affect our revenues.

In the highly competitive international drybulk shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources which may adversely affect our results of operations

We employ our vessels in a highly competitive market that is capital intensive and highly fragmented.  Competition arises primarily from other vessel owners, some of whom have substantially greater resources than us.  Competition for the transportation of drybulk cargoes can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers.  Due in part to the highly fragmented market, competitors with greater resources could operate larger fleets through consolidations or acquisitions and may be able to offer more favorable terms.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of our management and our results of operations

Our success depends to a significant extent upon the abilities and efforts of our management team.  As of September 30, 2008, we had 20 employees.  Eighteen of our employees, through Star Bulk Management, are engaged in the day to day management of the vessels in our fleet.  Our success depends upon our ability to retain key members of our management team and the ability of Star Bulk Management to recruit and hire suitable employees.  The loss of any members of our senior management team could adversely affect our business prospects and financial condition.  Difficulty in hiring and retaining personnel could adversely affect our results of operations.  We do not maintain “key-man” life insurance on any of our officers or employees of Star Bulk Management.

As we expand our fleet, we will need to expand our operations and financial systems and hire new shoreside staff and seafarers to staff our vessels; if we cannot expand these systems or recruit suitable employees, our performance may be adversely affected

Our operating and financial systems may not be adequate as we expand our fleet, and our attempts to implement those systems may be ineffective.  In addition, we rely on our wholly-owned subsidiary, Star Bulk Management, to recruit shoreside administrative and management personnel.  Shoreside personnel are recruited by Star Bulk Management through referrals from other shipping companies and traditional methods of securing personnel, such as placing classified advertisements in shipping industry periodicals.  Star Bulk Management has sub-contracted crew management, which includes the recruitment of seafarers, to Combine, Bernhardt, a major international third-party technical management company, and Union.  Star Bulk Management and its crewing agent may not be able to continue to hire suitable employees as Star Bulk expands its fleet.  If we are unable to operate our financial and operations systems effectively, recruit suitable employees or if Star Bulk Management’s unaffiliated crewing agent encounters business or financial difficulties, our performance may be materially adversely affected.

Risks involved with operating ocean going vessels could affect our business and reputation, which would adversely affect our revenues

The operation of an ocean-going vessel carries inherent risks.  These risks include the possibility of:

•	crew strikes and/or boycotts;

•	marine disaster;

•	piracy;

•	environmental accidents;

•	cargo and property losses or damage; and

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries or adverse weather conditions.

Any of these circumstances or events could increase our costs or lower our revenues.

Our vessels may suffer damage and may face unexpected drydocking costs, which could adversely affect our cash flow and financial condition

If our vessels suffer damage, they may need to be repaired at a drydocking facility.  The costs of drydock repairs are unpredictable and can be substantial.  We may have to pay drydocking costs that our insurance does not cover.  The loss of earnings while these vessels are being repaired and reconditioned, as well as the actual cost of these repairs, would decrease our earnings.

Purchasing and operating secondhand vessels may result in increased operating costs and vessel off-hire, which could adversely affect our earnings

Our inspection of secondhand vessels prior to purchase does not provide us with the same knowledge about their condition and cost of any required or anticipated repairs that we would have had if these vessels had been built for and operated exclusively by us.  We will not receive the benefit of warranties on secondhand vessels.

Typically, the costs to maintain a vessel in good operating condition increase with the age of the vessel.  Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels.  Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage.  As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

We inspected the nine vessels that we acquired from TMT and the three vessels that we acquired from third parties, considered the age and condition of the vessels in budgeting for their operating, insurance and maintenance costs, and if we acquire additional secondhand vessels in the future, we may encounter higher operating and maintenance costs due to the age and condition of those additional vessels.

We may not have adequate insurance to compensate us for the loss of a vessel, which may have a material adverse effect on our financial condition and results of operation

We have procured hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance coverage and war risk insurance for our fleet.  We do not maintain, for our vessels, insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel.  We may not be adequately insured against all risks.  We may not be able to obtain adequate insurance coverage for our fleet in the future.  The insurers may not pay particular claims.  Our insurance policies may contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs or lower our revenue.  Moreover, insurers may default on claims they are required to pay.  If our insurance is not enough to cover claims that may arise, the deficiency may have a material adverse effect on our financial condition and results of operations.

We may not be able to pay dividends

We intend to pay a regular quarterly dividend however, we may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends.  Our loan agreements, including future credit facilities we may enter into, may also prohibit or restrict the declaration and payment of dividends under some circumstances.

In addition, the declaration and payment of dividends will be subject at all times to the discretion of our board of directors.  The timing and amount of dividends will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors.  Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends, or if there is no surplus, dividends may be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

We are a holding company, and depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or to make dividend payments

We are a holding company and our wholly-owned subsidiaries, conduct all of our operations and own all of our operating assets.  We will have no significant assets other than the equity interests in our wholly-owned subsidiaries.  As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us.  If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to pay dividends.  We and our subsidiaries will be permitted to pay dividends under our credit facilities only for so long as we are in compliance with all applicable financial covenants, terms and conditions.

We depend on officers who may engage in other business activities in the international shipping industry which may create conflicts of interest

Prokopios Tsirigakis, our Chief Executive Officer and a member of our board of directors, and George Syllantavos, our Chief Financial Officer, Secretary and member of our board of directors participate in business activities not associated with the Company.  As a result, Mr. Tsirigakis and Mr. Syllantavos may devote less time to the Company than if they were not engaged in other business activities and may owe fiduciary duties to the shareholders of both the Company as well as shareholders of other companies which they may be affiliated, which may create conflicts of interest in matters involving or affecting the Company and its customers.  It is not certain that any of these conflicts of interest will be resolved in our favor.

In accordance with Star Bulk’s Code of Ethics, all ongoing and future transactions between Star Bulk and any of its officers and directors or their respective affiliates, including loans by Star Bulk’s officers and directors, if any, will be on terms believed by Star Bulk to be no less favorable than are available from unaffiliated third parties, and such transactions or loans, including any forgiveness of loans, will require prior approval, in each instance by a majority of Star Bulk’s uninterested “independent” directors or the members of Star Bulk’s board who do not have an interest in the transaction, in either case who had access, at Star Bulk’s expense, to its attorneys or independent legal counsel.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, which may negatively affect the ability of public shareholders to protect their interests

We are incorporated under the laws of the Republic of the Marshall Islands, and our corporate affairs are governed by our Articles of Incorporation and bylaws and by the Marshall Islands Business Corporations Act, or BCA.  The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States.  However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA.  The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions.  Shareholder rights may differ as well.  While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Our directors and officers are non-U.S. residents, and although shareholders may bring an original action in the courts of the Marshall Islands or obtain a judgment against us, our directors or our management based on U.S. laws in the event you believe your rights as a shareholder have been infringed, it may be difficult to enforce judgments against us, our directors or our management

All of our assets are located outside of the United States.  Our business is operated primarily from our offices in Athens, Greece.  In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States.  As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise.  Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our directors and officers.  Although you may bring an original action against us, our officers and directors in the courts of the Marshall Islands based on U.S. laws, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us, our officers or directors for a cause of action arising under Marshall Islands law, it may be impracticable for you to do so given the geographic location of the Marshall Islands.

There is a risk that we could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the merger of Star Maritime with and into Star Bulk, with Star Bulk as the surviving corporation, or Redomiciliation Merger, which would adversely affect our earnings

Section 7874(b) of the U.S. Internal Revenue Code of 1986, or the Code, provides that, unless certain requirements are satisfied, a corporation organized outside the United States which acquires substantially all of the assets (through a plan or a series of related transactions) of a corporation organized in the United States will be treated as a U.S. domestic corporation for U.S. federal income tax purposes if shareholders of the U.S. corporation whose assets are being acquired own at least 80% of the non-U.S. acquiring corporation after the acquisition.  If Section 7874(b) of the Code were to apply to Star Maritime and the Redomiciliation Merger, then, among other consequences, the Company, as the surviving entity of the Redomiciliation Merger, would be subject to U.S. federal income tax as a U.S. domestic corporation on its worldwide income after the Redomiciliation Merger.  Upon completion of the Redomiciliation Merger and the concurrent issuance of stock to TMT under the acquisition agreements, the stockholders of Star Maritime owned less than 80% of the Company.  Therefore, the Company believes that it should not be subject to Section 7874(b) of the Code after the Redomiciliation Merger.  Star Maritime obtained an opinion of its counsel, Seward & Kissel LLP, that Section 7874(b) should not apply to the Redomiciliation Merger.  However, there is no authority directly addressing the application of Section 7874(b) to a transaction such as the Redomiciliation Merger where shares in a foreign corporation such as the Company are issued concurrently with (or shortly after) a merger.  In particular, since there is no authority directly applying the “series of related transactions” or “plan” provisions to the post-acquisition stock ownership requirements of Section 7874(b), the United States Internal Revenue Service, or IRS, may not agree with Seward & Kissel’s opinion on this matter.  Moreover, Star Maritime has not sought a ruling from the IRS on this point.  Therefore, IRS may seek to assert that we are subject to U.S. federal income tax for taxable on our worldwide income for taxable years after the Redomiciliation Merger although Seward & Kissel is of the opinion that such an assertion should not be successful.

We may have to pay tax on United States source income, which would reduce our earnings

Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as the Company and its subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income and such income is subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury regulations promulgated thereunder.

We expect that we will qualify for this statutory tax exemption and we intend to take this position for U.S. federal income tax return reporting purposes for our 2007 taxable year.  However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to U.S. federal income tax on our U.S. source income.

If we are not entitled to this exemption under Section 883 for any taxable year, we would be subject for those years to a 4% U.S. federal income tax on its U.S.-source shipping income.  The imposition of this taxation could have a negative effect on our business and would result in decreased earnings.

The preferential tax rates applicable to qualified dividend income are temporary, and the enactment of proposed legislation could affect whether dividends paid by us constitute qualified dividend income eligible for the preferential rate.

Certain of our distributions may be treated as qualified dividend income eligible for preferential rates of U.S. federal income tax to U.S. shareholders.  In the absence of legislation extending the term for these preferential tax rates, all dividends received by such U.S. taxpayers in tax years beginning on January 1, 2011 or later will be taxed at graduated tax rates applicable to ordinary income.

In addition, legislation has been proposed in the U.S. Congress that would, if enacted, deny the preferential rate of U.S. federal income tax currently imposed on qualified dividend income with respect to dividends received from a non-U.S. corporation if the non-U.S. corporation is created or organized under the laws of a jurisdiction that does not have a comprehensive income tax system.  Because the Marshall Islands imposes only limited taxes on entities organized under its laws, it is likely that if this legislation were enacted, the preferential tax rates of federal income tax may no longer be applicable to distributions received from us.  As of the date hereof, it is not possible to predict with certainty whether this proposed legislation will be enacted.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders

We will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of its assets produce or are held for the production of those types of “passive income.”  For purposes of these tests, “passive income”

includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business.  For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC may be subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our method of operation, we take the position for United States federal income tax purposes we are not a PFIC with respect to any taxable year.  In this regard, we intend to treat the gross income we will derive or will be deemed to derive from our time chartering activities as services income, rather than rental income.  Accordingly, we take the position that our income from our time chartering activities does not constitute “passive income,” and the assets that we will own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no direct legal authority under the PFIC rules addressing our method of operation.  In addition, we have not received an opinion of counsel with respect to this issue.  Accordingly, the U.S. Internal Revenue Service, or the IRS, or a court of law may not accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC.  Moreover, may constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of its operations.  For example, if we were treated as earning rental income from our chartering activities rather than services income, we would be treated as a PFIC.

If the IRS were to find that we are or have been a PFIC for any taxable year, its U.S. shareholders will face adverse U.S. tax consequences.  Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders), such shareholders would be liable to pay U.S. federal income tax at the then highest income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our common shares.

Our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act of 2002, Section 404.  Since we failed to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, we may be unable to accurately report our consolidated financial results or prevent fraud and could be required to restate our historical financial statements, any of which could have a material adverse effect on our business and the price of our common stock

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer have conducted an evaluation of the effectiveness of the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of December 31, 2007.  Based on this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2007, the Company’s disclosure controls and procedures were not effective because of the material weaknesses in internal control over financial reporting described below.  Management has assessed the effectiveness of the Company’s internal control over financial reporting at December 31, 2007, based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on the aforementioned assessment, the management concluded that internal control over financial reporting was not effective due to material weaknesses identified in the Company’s internal control over financial reporting.

Star Bulk took delivery of its first vessel in December 2007 and as a result, management began the process to replace the internal controls over financial reporting which previously existed while the Company was a blank check company with those of a company that owns and operates vessels.  Although progress was made,  the Company did not have sufficient time to complete designing and implementing a comprehensive system of internal controls over financial reporting that would prevent or timely detect material adjustments and identify financial statement disclosure requirements.  Consequently, adjustments and disclosures that were material in the aggregate to the consolidated financial statements and necessary to present the consolidated financial statements for the year ended December 31, 2007 in accordance with U.S. GAAP were made by the Company after being identified by the Company’s independent registered public accounting firm.  Specifically, we did not have in place adequate internal controls over our financial close and reporting processes and we lacked sufficient accounting personnel with the necessary level of US GAAP expertise which resulted in the Company not being able to:

•
Properly evaluate and account for non-routine or complex transactions, including the determination of the purchase price of the vessels fair value of time charter agreements acquired, the application of SFAS 123(R), the classification of expenses related to the target acquisition process, and the completeness of the accrual of general and administrative expenses; and

•	Properly identify all financial statement disclosure requirements in accordance with U.S. GAAP including disclosure surrounding related party transactions.

We have determined that these adjustments were not prevented or detected due to material weaknesses in our controls due to the absence of sufficient time for management to (1) design and implement a comprehensive system of internal controls and (2) hire sufficient accounting personnel with the requisite US GAAP expertise that are required to support our operation as a shipping company.  However, management has made the necessary adjustments to present the annual consolidated financial statements for the year ended December 31, 2007 in accordance with U.S. GAAP.

We will continue to evaluate the effectiveness of our disclosure controls and procedures and internal control over financial reporting on an ongoing basis, including consideration of the material weaknesses identified above, or other deficiencies we may identify.  The Company has already and will further implement actions as necessary in its continuing assessment of disclosure controls and internal controls over financial reporting.

We may be unable to successfully complete the procedures and attestation requirements of Section 404 or our auditors may identify significant deficiencies, as well as material weaknesses, in internal control over financial reporting in future reporting periods.  If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to the adequacy of our internal controls over financial reporting.  Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of NASDAQ Global Market listing rules.  There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our consolidated financial statements.  Confidence in the reliability of our financial statements could also suffer if our independent registered public accounting firm were to report material weaknesses in our internal controls over financial reporting.  This could materially adversely affect us and lead to a decline in the price of our common stock.  We believe that the out-of-pocket costs, the diversion of management’s attention from running our day-to-day operations and operational changes caused by the need to comply with the requirements of Section 404 will be significant.  If the time and costs associated with such compliance exceed our current expectations, our profitability could be affected.

Risks Relating to Our Common Stock

There may be no continuing public market for you to resell our common stock

Our common shares commenced trading on the NASDAQ Global Market in December 2007.  We cannot assure you that an active and liquid public market for our common shares will continue.  The price of our common stock may be volatile and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	mergers and strategic alliances in the drybulk shipping industry;

•	market conditions in the drybulk shipping industry and the general state of the securities markets;

•	changes in government regulation;

•	shortfalls in our operating results from levels forecast by securities analysts; and

•	announcements concerning us or our competitors.

You may not be able to sell your shares of our common stock in the future at the price that you paid for them or at all.

Certain stockholders hold registration rights, which if exercised, may have an adverse effect on the market price of our common stock

Initial Stockholders of Star Maritime who purchased common stock prior to Star Maritime’s initial public offering are entitled to demand that we register the resale of their shares at any time after the shares are released from escrow which, except in limited circumstances, will not be before December 15, 2008.  If such stockholders exercise their registration rights with respect to all of their shares, there will be an additional 9,026,924 shares of common stock eligible for trading in the public market.  In addition, certain of Star Maritime’s officers and directors who purchased units in Star Maritime’s private placement in December 2005 are entitled to demand the registration of the securities underlying the 1,132,500 units, with each unit consisting of one share and one warrant.  If all of these stockholders exercise their registration rights with respect to all of their shares of common stock and warrants, there will be an additional 1,132,500 shares of common stock and 1,132,500 warrants eligible for trading in the public market.  The presence of these additional shares and warrants may have an adverse effect on the market price of our common stock and warrants.

Future sales of our common stock or warrants could cause the market price of our common stock or warrants to decline

Sales of a substantial number of shares of our common stock or warrants in the public market, or the perception that these sales could occur, may depress the market price for our common stock.  These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

We may issue additional shares of our common stock, warrants or other equity securities or securities convertible into our equity securities in the future and our stockholders may elect to sell large numbers of shares held by them from time to time.  Our amended and restated articles of incorporation authorize us to issue 100,000,000 common shares with par value $0.01 per share of which 42,516,433 shares and warrants to purchase 19,048,136 common shares were outstanding as of December 31, 2007 and 54,652,400 shares and warrants to purchase 5,916,150 common shares were outstanding as of September 30, 2008.

Anti-takeover provisions in our organizational documents could make it difficult for our stockholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock

Several provisions of our amended and restated articles of incorporation and bylaws could make it difficult for our stockholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management.  In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable.

These provisions include:

•	authorizing our board of directors to issue “blank check” preferred stock without stockholder approval;

•	providing for a classified board of directors with staggered, three year terms;

•	prohibiting cumulative voting in the election of directors; and

•	authorizing the board to call a special meeting at any time.

USE OF PROCEEDS

All of the Common Shares offered hereby are being sold by the selling stockholder.  We will not receive any proceeds from the sale of the Common Shares by the selling stockholder.

SELLING STOCKHOLDER

The Common Shares being sold by F5 Capital were issued by us in a series of private transactions to F5 Capital, as the nominee of TMT Co., Ltd.  In connection with those transactions, we granted certain registration rights to F5 Capital with respect to the resale or other disposal of the securities listed below.

In accordance with the registration rights granted to F5 Capital, we have filed with the Commission a registration statement on Form F-3, of which this prospectus forms a part, with respect to the resale or other disposal of the shares listed below.

The following tables set forth certain information with respect to the beneficial ownership of our common shares by the selling stockholder as of September 30, 2008.

Selling Securityholder	Total Number of Shares Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering	Number of Shares Owned Following This Offering(1)(3)	Percentage of Outstanding Shares Owned Following This Offering(1)(3)

F5 Capital(2)	4,606,962(3)	4,606,962(3)	-	0%

(1)	Assumes that the selling stockholder will sell all of its common shares offered pursuant to this prospectus.

(2)
Mr. Nobu Su, one of our directors, may be deemed the beneficial owner of F5 Capital and he exercises sole voting and dispositive power over the common shares beneficially owned and held of record by F5 Capital.

(3)	Includes 803,481 Common Shares reserved for issuance to TMT or its nominee in 2009 pursuant to the Master Agreement.

CAPITALIZATION

The following table sets forth our consolidated capitalization:

•	on an actual basis, as of June 30, 2008; and

•
on an adjusted basis, as of October 7, 2008, to give effect to (i) the loan installment payments of $4.0 million and $1.5 million paid in July 2008 and October 2008, respectively, (ii) the aggregate payment of $19.4 million of dividends paid in August 18, 2008, (iii) the additional borrowings of $35.0 million under the Piraeus Bank facility dated July 1, 2008, (iv) the additional borrowings of $69.0 million under the Piraeus Bank loan agreement dated April 14, 2008, as amended, (v) the issuance of 803,481 shares of Star Bulk common stock, par value $0.01 per common share, and (vi) the repurchase of 700,000 shares of our common stock at an aggregate purchase price of $5.7 million.

There have been no significant adjustments to our capitalization since October 7, 2008, as so adjusted.

	Actual	As adjusted
	(in thousands of U.S. dollars)
Current portion of long-term debt	22,000	31,000
Total long-term debt, net of current portion	183,000	272,500
Total debt	205,000	303,500

Preferred Stock; $0.01 par value, authorized 25,000,000 shares; none issued or outstanding at June 30, 2008

Common Stock, $0.01 par value, 100,000,000 shares authorized; 54,532,989 shares and 54,636,470 shares issued and outstanding at June 30, 2008 on an actual and as adjusted basis.	545	546

Additional paid-in capital	477,472	471,812
Retained earnings	31,348	11,977
Total shareholders’ equity	509,365	484,335
Total capitalization	714,365	787,835

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and results of operations of  Star Bulk for the six months ended June 30, 2008. You should read the following discussion and analysis together with the financial statements and related notes included elsewhere in this prospectus and documents incorporated by reference into the Registration Statement of which this prospectus is a part.  This discussion includes forward-looking statements which, although based on assumptions that we consider reasonable, are subject to risks and uncertainties which could cause actual events or conditions to differ materially from those currently anticipated and expressed or implied by such forward-looking statements. For a discussion of some of those risks and uncertainties, see the sections of this prospectus entitled “Forward-Looking Statements” and “Risk Factors.”

Overview

We are an international company providing worldwide transportation of drybulk commodities through our vessel-owning subsidiaries for a broad range of customers of major and minor bulk cargoes including iron ore, coal, grain, cement, fertilizer, along worldwide shipping routes. We were incorporated in the Marshall Islands on December 13, 2006 as a wholly-owned subsidiary of Star Maritime.  Our executive offices are located at 7, Fragoklisias Street, 2nd floor, Maroussi 151 25, Athens, Greece and our telephone number is 011-30-210-617-8400.  We merged with Star Maritime Acquisition Corp., or Star Maritime, on November 30, 2007 and commenced operations on December 3, 2007, which is the date we took delivery of our first vessel.

Star Maritime Acquisition Corp. or Star Maritime was organized under the laws of the State of Delaware on May 13, 2005 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or similar business combination, one or more assets or target businesses in the shipping industry.  Following the formation of Star Maritime, our officers and directors were the holders of 9,026,924 shares of common stock representing all of our then issued and outstanding capital stock.  On December 21, 2005, Star Maritime consummated its initial public offering of 18,867,500 units, at a price of $10.00 per unit, each unit consisting of one share of Star Maritime common stock and one warrant to purchase one share of Star Maritime common stock at an exercise price of $8.00 per share.  In addition, Star Maritime completed during December 2005 a private placement of an aggregate of 1,132,500 units, or Private Placement, each unit consisting of one share of common stock and one warrant, to Messrs. Tsirigakis and Syllantavos, our Chief Executive Officer and Chief Financial Officer, respectively, and Messrs. Pappas and Erhardt, our Chairman of the Board and one of our directors.  The gross proceeds of the private placement of $11.3 million were used to pay all fees and expenses of the initial public offering and as a result, the entire gross proceeds of the initial public offering amounting to $188.7 million were deposited in a trust account maintained by American Stock Transfer & Trust Company, or the Trust Account.  Star Maritime’s common stock and warrants started trading on the American Stock Exchange under the symbols, SEA and SEA.WS, respectively on December 21, 2005.

On January 12, 2007, Star Maritime and Star Bulk entered into definitive agreements to acquire a fleet of eight drybulk carriers with a combined cargo-carrying capacity of approximately 692,000 dwt. from certain subsidiaries of TMT Co. Ltd., or TMT, a shipping company headquartered in Taiwan. These eight drybulk carriers are referred to as the initial fleet, or initial vessels. The aggregate purchase price specified in the Master Agreement by and among the Company, Star Maritime and TMT, or the Master Agreement for the initial fleet was $224.5 million in cash and 12,537,645 shares of common stock. As additional consideration for eight vessels, we are obligated to issue 1,606,962 shares of common stock of Star Bulk to TMT in two installments as follows: (i) 803,481 additional shares of Star Bulk’s common stock, no more than 10 business days following Star Bulk’s filing of its Annual Report on Form 20-F for the fiscal year ended December 31, 2007, and (ii) 803,481 additional shares of Star Bulk’s common stock, no more than 10 business days following Star Bulk’s filing of its Annual Report on Form 20-F for the fiscal year ended December 31, 2008.

On November 2, 2007, the SEC declared effective our joint proxy/registration statement filed on Forms F-1/F-4 and on November 27, 2007 we obtained shareholder approval for the acquisition of the initial fleet and for effecting the Redomiciliation Merger as a result of which Star Maritime merged into Star Bulk with Star Maritime merging out of existence and Star Bulk being the surviving entity.  Each share of Star Maritime common stock was exchanged for one share of Star Bulk common stock and each warrant of Star Maritime was assumed by Star Bulk with the same terms and conditions except that each became exercisable for common stock of Star Bulk.  The Redomiciliation Merger became effective after stock markets closed on Friday, November 30, 2007 and the common shares and warrants of Star Maritime ceased trading on the American Stock Exchange under the symbols SEA and SEAU, respectively.  Star Bulk shares and warrants started trading on the NASDAQ Global Market on Monday, December 3, 2007 under the ticker symbols SBLK and SBLKW, respectively.  Immediately following the effective date of the Redomiciliation Merger, TMT and its affiliates owned 30.2% of Star Bulk’s outstanding common stock.

We began operations on December 3, 2007 with the delivery of our first vessel the Star Epsilon.  Of the initial fleet of eight drybulk vessels Star Bulk agreed to acquire, three of such eight vessels were delivered by the end of December 2007.  Additionally, on December 3, 2007, we entered into an agreement to acquire an additional Supramax vessel, the Star Kappa from TMT, which was not included in the initial fleet and was delivered to us on December 14, 2007.  On July 17, 2008, we issued the first 803,481 additional shares installment to TMT in accordance with the Master Agreement.

We maintain our principal executive offices at 7, Fragoklisias Street, 2nd floor, Maroussi 151 25, Athens, Greece.  Our telephone number at that address is 30-210-617-8400.

Vessel Management

We actively manage the deployment of our fleet on time charters, which generally can last up to several years.  Currently, all of our vessels are employed on medium to long-term time charters.  A time charter is generally a contract to charter a vessel for a fixed period of time at a set daily rate.  Under time charters, the charterer pays voyage expenses such as port, canal and fuel costs.  We pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, as well as for commissions.  We are also responsible for the drydocking costs relating to each vessel.

Our vessels operate worldwide within the trading limits imposed by our insurance terms and do not operate in areas where United States, European Union or United Nations sanctions have been imposed.

As of September 30, 2008, we had 20 employees.   Eighteen of our employees, through Star Bulk Management Inc., or Star Bulk Management, are engaged in the day to day management of the vessels in our fleet.  Our wholly-owned subsidiary, Star Bulk Management performs operational and technical management services for the vessels in our fleet.  Our Chief Executive Officer and our Chief Financial Officer are also the senior management of Star Bulk Management.  Star Bulk Management employs such number of additional shore-based executives and employees designed to ensure the efficient performance of its activities.

We reimburse and/or advance funds as necessary to Star Bulk Management in order for it to conduct its activities and discharge its obligations, at cost.  We also maintain working capital reserves as may be agreed between Star Bulk and Star Bulk Management from time to time.

Star Bulk Management is responsible for the management of the vessels.  Star Bulk Management’s responsibilities include, inter alia, locating, purchasing, financing and selling vessels, deciding on capital expenditures for the vessels, paying vessels’ taxes, negotiating charters for the vessels, managing the mix of various types of charters, developing and managing the relationships with charterers and the operational and technical management of the vessels.  Technical management includes maintenance, drydocking, repairs, insurance, regulatory and classification society compliance, arranging for and managing crews, appointing technical consultants and providing technical support.

We do not intend to pay commissions to our affiliates in connection with the chartering of vessels to or from any of our affiliates or for the purchase of vessels from or sale to its affiliates.

Star Bulk Management subcontracts the technical and crew management of our vessels to Combine Marine S.A., or Combine, Bernhardt Schulte Shipmanagement Ltd., or Bernhardt, and Union Commercial Inc, or Union.

On September 17, 2008, we entered into an agreement with Bernhardt for the technical management of the Star Ypsilon.  Under this agreement we pay Bernhardt an aggregate annual management fee of $90,000.  The agreement continues indefinitely unless either party terminates the agreement upon three months’ written notice or a certain termination event occurs.

On June 18, 2008, we entered into an agreement with Union for the technical management of the Star Cosmo.  Under the agreement, we pay a daily fee of $450, which is reviewed two months before the beginning of each calendar year.  The agreement continues indefinitely unless either party terminates the agreement after the first voyage upon two months' written notice or a certain termination event occurs.

On March 24, 2008, we entered into an agreement with Bernhardt for the technical management of Star Omicron.  Under this agreement we pay Bernhardt an aggregate annual management fee of $110,000.

On November 2 and December 5, 2007, we entered into agreements with Bernhardt for the technical management of the Star Alpha, the Star Beta, the Star Delta, the Star Epsilon and the Star Theta and the Star Kappa, respectively.  Under these agreements, we pay Bernhardt an aggregate annual management fee of $110,000 per vessel.  The agreements continue indefinitely unless either party terminates the agreements upon three months' written notice or a certain termination event occurs.

Under an agreement dated May 4, 2007, we appointed Combine, a company affiliated with Mr. Tsirigakis, our Chief Executive Officer, Mr. Pappas, the Chairman of our Board and one of our directors and Mr. Christos Anagnostou, a former officer of Star Maritime, as interim manager of the vessels in the initial fleet.  Under the agreement, Combine provides interim technical management and associated services, including legal services, to the vessels in exchange for a flat fee of $10,000 per vessel prior to delivery and at a daily fee of $450 U.S. dollars per vessel during the term of the agreement until such time as the technical management of the vessel is transferred to another technical management company.  Combine is entitled to be reimbursed at cost by us for any and all expenses incurred by them in the management of the vessels, but shall provide us the full benefit of all discounts and rebates enjoyed by them.  The term of the agreement is for one year from the date of delivery of each vessel.  Either party may terminate the agreement upon thirty days’ written notice.  The Star Gamma, the Star Zeta and the Star Sigma are currently managed by Combine.

Factors Affecting Our Results of Operations

We charter all of our vessels, primarily pursuant to medium- to long-term time charters with terms of approximately one to five years. Under our time charters, the charterer typically pays us a fixed daily charterhire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and port and canal charges. We remain responsible for paying the chartered vessel’s operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses, and we also pay commissions to one or more unaffiliated ship brokers and to in-house brokers associated with the charterer for the arrangement of the relevant charter. Although the vessels in our fleet are primarily employed on medium- to long-term time charters ranging from one to five years, we may employ these and additional vessels under bareboat charters or in drybulk carrier pools in the future.

Star Bulk believes that the important measures for analyzing trends in the results of operations consist of the following:

•
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.

•	Ownership days are the total calendar days each vessel in the fleet was owned by Star Bulk for the relevant period.

•
Available days for the fleet are the total calendar days the vessels were in possession for the relevant period after subtracting for off-hire days with major repairs dry-docking or special or intermediate surveys or transfer of ownership.

•
Voyage days are the total days the vessels were in our possession for the relevant period after subtracting all off-hire days incurred for any reason (including off-hire for dry-docking, major repairs, special or intermediate surveys).

•	Fleet utilization is calculated by dividing voyage days by ownership days for the relevant period and takes into account the dry-docking periods.

•
Time charter equivalent rate, or TCE rate, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE rate is determined by dividing voyage revenues (net of voyage expenses) or time charter equivalent revenue or TCE revenue by voyage days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. TCE rate is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed between the periods.

The following table reflects our voyage days, calendar days, fleet utilization and TCE rates for the six months ended June 30, 2008 and the year ended December 31, 2007.

	Year Ended December 31, 2007	Six Months ended June 30, 2008
Average number of vessels	0.21	9.4
Total voyage days for fleet	69	1,543
Total ownership days for fleet	78	1,702
Fleet Utilization	88%	91%

Time charter equivalent rate	$52,029	$64,378

Voyage Revenues

Voyage revenues are driven primarily by the number of vessels in our fleet, the number of voyage days and the amount of daily charterhire, or time charter equivalent, that our vessels earn under period charters, which, in turn, are affected by a number of factors, including our decisions relating to vessel acquisitions and disposals, the amount of time that we spend positioning our vessels, the amount of time that our vessels spend in dry-dock undergoing repairs, maintenance and upgrade work, the age, condition and specifications of our vessels, levels of supply and demand in the seaborne transportation market and other factors affecting spot market charter rates for vessels.

Vessels operating on time charters for a certain period of time provide more predictable cash flows over that period of time, but can yield lower profit margins than vessels operating in the spot charter market during periods characterized by favorable market conditions. Vessels operating in the spot charter market generate revenues that are less predictable but may enable us to capture increased profit margins during periods of improvements in charter rates although we are exposed to the risk of declining vessel rates, which may have a materially adverse impact on our financial performance. If we employ vessels on period time charters, future spot market rates may be higher or lower than the rates at which we have employed our vessels on period time charters.

Time Charter Equivalent (TCE)

A standard maritime industry performance measure used to evaluate performance is the daily time charter equivalent, or daily TCE. Daily TCE revenues, a non-GAAP measure, are voyage revenues minus voyage expenses divided by the number of voyage days during the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by a charterer under a time charter, as well as commissions. We believe that the daily TCE neutralizes the variability created by unique costs associated with particular voyages or the employment of vessels on time charter or on the spot market and presents a more accurate representation of the revenues generated by our vessels.

Vessel Operating Expenses

Vessel operating expenses include crew wages and related costs, the cost of insurance and vessel registry, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes, regulatory fees, technical management fees and other miscellaneous expenses. Other factors beyond Star Bulk’s control, some of which may affect the shipping industry in general, including, for instance, developments relating to market prices for crew wages and insurance, may also cause these expenses to increase. Technical vessel managers established an operating expense budget for each vessel and perform the day-to-day management of the vessels. Star Bulk Management monitors the performance of each of the technical vessel managers by comparing actual vessel operating expenses with the operating expense budget for each vessel. Star Bulk is responsible for the costs of any deviations from the budgeted amounts.

Depreciation

We depreciate our vessels on a straight-line basis over their estimated useful lives determined to be 25 years from the date of their initial delivery from the shipyard. Depreciation is based on cost less the estimated residual value.

Management Fees

Star Bulk Management subcontracts the technical and crew management of our vessels to Combine Marine S.A., or Combine, Bernhardt, and Union Commercial Inc, or Union.

    On September 17, 2008, we entered into an agreement with Bernhardt for the technical management of the Star Ypsilon.  Under this agreement we pay Bernhardt an aggregate annual management fee of $90,000.  The agreement continues indefinitely unless either party terminates the agreement upon three months’ written notice or a certain termination event occurs.

On June 18, 2008, we entered into an agreement with Union for the technical management of the Star Cosmo. Under the agreement, we pay a daily fee of $450 dollars, which is reviewed two months before the beginning of each calendar year. The agreement continues indefinitely unless either party terminates the agreement after the first voyage upon two months’ written notice or a certain termination event occurs.

On March 24, 2008, we entered into an agreement with Bernhardt for the technical management of Star Omicron.  Under this agreement we pay Bernhardt an aggregate annual management fee of $110,000.

On November 2 and December 5 2007, we entered into agreements with Bernhardt for the technical management of the Star Alpha, the Star Beta, the Star Delta, the Star Epsilon and the Star Theta and the Star Kappa, respectively. Under these agreements, we pay Bernhardt an aggregate annual management fee of $110,000, per vessel.

Under an agreement dated May 4, 2007, we appointed Combine, a company affiliated with Mr. Tsirigakis, our Chief Executive Officer, Mr. Pappas, the Chairman of our Board and one of our directors and Mr. Christos Anagnostou, the former officer of Star Maritime as interim manager of the vessels in the initial fleet. Under the agreement, Combine provides interim technical management and associated services to the vessels in exchange for a flat fee of $10,000 per vessel and at a daily fee of $450 per vessel during the term of the agreement until such time as the technical management of the vessel is transferred to another technical management company. Combine is entitled to be reimbursed at cost by us for any and all expenses incurred by them in the management of the vessels, but shall provide us the full benefit of all discounts and rebates enjoyed by them. The term of the agreement was for one year from the date of delivery of each vessel. Either party may terminate the agreement upon thirty days’ written notice. The Star Gamma, the Star Zeta and the Star Sigma are currently managed by Combine.

General and Administrative Expenses

We incur general and administrative expenses, including our onshore personnel related expenses, legal and accounting expenses.

Interest and Finance Costs

We defer financing fees and expenses incurred upon entering into our credit facility and amortize them to interest and financing costs over the term of the underlying obligation using the effective interest method. We also expect to incur interest expenses and other financing fees under our new credit facilities in connection with borrowings during 2008 to partially finance new vessel acquisitions and to provide additional liquidity to the Company.

Interest income

We did not have any operations for the period from May 13, 2005 to December 3, 2007. During this period, all of our income was derived from interest income, the majority of which was earned on funds held in the Trust Account which consisted of the entire gross proceeds of the initial public offering in the amount of $188.7 million. The gross proceeds of the private placement in the amount of $11.3 million were used to pay all fees and expenses of the initial public offering.

Inflation

Inflation does not have a material effect on our expenses given current economic conditions. In the event that significant global inflationary pressures appear, these pressures would increase our operating, voyage, administrative and financing costs.

Special or Intermediate Survey and Drydocking Costs

We have not incurred drydocking costs in 2007. Beginning with our first fiscal quarter ended March 31, 2008, we elected to change our policy for accounting for vessel drydocking costs from the deferral method, under which we deferred and amortized our drydocking costs over the estimated period of benefit between drydockings, to the direct expense method, under which we expense all drydocking costs as incurred.

There have been no drydocking costs that the Company has incurred prior to the first quarter of 2008, therefore, there will be no impact on the Company’s prior consolidated financial statements as a result of the adoption of this change in policy. The Company believes that the new direct expensing method eliminates the significant amount of subjectivity that is needed to determine which costs and activities related to drydocking should be deferred. The first effect of this change in accounting policy, appeared in the Company’s results for the quarter ended March 31, 2008. The Company believes that this change in accounting policy will not impact its dividend distributions per share, given that the Company has a fixed dividend policy.

Lack of Historical Operating Data for Vessels Before Their Acquisition By Us

Consistent with shipping industry practice, other than inspection of the physical condition of the vessels and examinations of classification society records, there is no historical financial due diligence process when we acquire vessels. Accordingly, we do not obtain the historical operating data for the vessels from the sellers because that information is not material to our decision to make vessel acquisitions, nor do we believe it would be helpful to potential investors in our stock in assessing our business or profitability. Most vessels are sold under a standardized agreement, which, among other things, provides the buyer with the right to inspect the vessel and the vessel’s classification society records. The standard agreement does not give the buyer the right to inspect, or receive copies of, the historical operating data of the vessel. Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records, including past financial records and accounts related to the vessel. In addition, the technical management agreement between the seller’s technical manager and the seller is automatically terminated and the vessel’s trading certificates are revoked by its flag state following a change in ownership.

Consistent with shipping industry practice, we treat the acquisition of a vessel (whether acquired with or without charter) as the acquisition of an asset rather than a business, which we believe to be in accordance with applicable U.S. GAAP and SEC rules. Where a vessel has been under a voyage charter, the vessel is delivered to the buyer free of charter, and it is rare in the shipping industry for the last charterer of the vessel in the hands of the seller to continue as the first charterer of the vessel in the hands of the buyer. All of the vessels in our current fleet have been acquired with time charters attached, with the exception of the Star Beta. In most cases, when a vessel is under time charter and the buyer wishes to assume that charter, the vessel cannot be acquired without the charterer’s consent and the buyer entering into a separate direct agreement (called a “novation agreement”) with the charterer to assume the charter. The purchase of a vessel itself does not transfer the charter because it is a separate service agreement between the vessel owner and the charterer.

Where we identify any intangible assets or liabilities associated with the acquisition of a vessel, we allocate the purchase price of acquired tangible and intangible assets based on their relative fair values. Where we have assumed an existing charter obligation or entered into a time charter with the existing charterer in connection with the purchase of a vessel with the time charter agreement at charter rates that are less than market charter rates, we record a liability, based on the difference between the assumed charter agreement rate and the market charter rate for an equivalent charter agreement.  Conversely, where we assume an existing charter obligation or enter into a time charter with the existing charterer in connection with the purchase of a vessel with the charter agreement at charter rates that are above prevailing market charter rates, we record an asset, based on the difference between the market charter rate and the assumed contracted charter rate for an equivalent vessel. This determination is made at the time the vessel is delivered to us, and such assets and liabilities are amortized to revenue over the remaining period of the charter.

We own and operate a fleet of 12 vessels consisting of four Capesize and eight Supramax drybulk carriers with an average age of 9.4 years and a combined cargo carrying capacity of approximately 1.1 million dwt.

Following the consummation of the Redomiciliation Merger, Star Bulk took delivery from TMT, the vessels indicated in Note 1 of our consolidated financial statements pursuant to the Master Agreement (except from the Star Kappa which was acquired from TMT separately). The aggregate purchase price paid to TMT consisted of both cash and 12,537,645 of our common shares. The fair value of the common shares issued to TMT was based on the closing share price of Star Bulk’s shares on the delivery date of each vessel. The total consideration for the Star Epsilon, the Star Theta and the Star Beta, three vessels of initial fleet delivered to us during

December 2007, was $166.8 million.  In addition, on December 3, 2007, we entered into an agreement to acquire the Star Kappa from TMT for $72.0 million, an additional vessel not included in the initial fleet, which was delivered to us on December 14, 2007.

During 2007, we acquired three drybulk carriers, the Star Epsilon, the Star Theta and the Star Kappa, with attached time charter contracts, which we agreed to assume through arrangements with the respective charterers. Upon delivery of the above vessels, we evaluated the charter contract and assumed and recognized (a) an asset of approximately $2.0 million for one of the vessels with a corresponding decrease in the vessel’ purchase price and (b) a liability of approximately $26.8 million for the other two vessels with a corresponding increase in the vessels’ purchase price.

On January 22, 2008, we entered into an agreement to acquire the Star Sigma, a 1991 built Capesize drybulk carrier with a cargo carrying capacity of approximately 184,403 dwt for a purchase price of $83.74 million. This vessel was delivered to us in April 2008, following which the vessel will be employed on a year time charter at a daily hire rate of $100,000. On March 6, 2008, the Star Sigma was committed to a further three year time charter commencing in April 2009 with an average daily rate of $63,000.

On March 11, 2008, we entered into an agreement to acquire, the Star Omicron, a 2005 built Supramax drybulk carrier with a cargo carrying capacity of 53,489 dwt for a purchase price of $72.0 million. Following the delivery its delivery to us in April 2008, the Star Omicron was employed on a three year time charter at a gross daily charterhire rate of $43,000.

On May 22, 2008, we entered into an agreement to acquire the Star Cosmo, a 2005 built Supramax drybulk carrier for the aggregate purchase price of $68.8 million with a cargo carrying capacity of approximately 52,200 dwt. We entered into a three year time charter agreement to employ this vessel at an average daily hire rate of $41,900 following its delivery to us on July 1, 2008.

On June 3, 2008, we entered into an agreement with a company affiliated with Oceanbulk Maritime, S.A., or Oceanbulk Affiliate, a company founded by our Chairman, Mr. Petros Pappas, to acquire the Star Ypsilon, a 1991 built Capsize drybulk carrier with a cargo carrying capacity of approximately 150,940 dwt for the aggregate purchase price of $87.2 million, which was the same price Oceanbulk Affiliate paid when it acquired the vessel from Dutch interests.  We entered into a three year time charter agreement with Vinyl Navigation, a company controlled by Mr. Pappas, to employ the Star Ypsilon at an average daily hire rate of $93,333 following its delivery to us on September 18, 2008.  Vinyl Navigation has a back-to-back charter agreement with TMT, a company controlled by one of our directors, Mr. Nobu Su, on the same terms as our charter agreement with Vinyl Navigation.  No commissions were charged to Star Bulk either on the sale or the chartering of the Star Ypsilon.

When we purchase a vessel and assume or renegotiate a related time charter, we must take the following steps before the vessel will be ready to commence operations:

•	obtain the charterer’s consent to us as the new owner;
•	obtain the charterer’s consent to a new technical manager;
•	in some cases, obtain the charterer’s consent to a new flag for the vessel;
•	arrange for a new crew for the vessel, and where the vessel is on charter, in some cases, the crew must be approved by the charterer;
•	replace all hired equipment on board, such as gas cylinders and communication equipment;
•	negotiate and enter into new insurance contracts for the vessel through our own insurance brokers;
•	register the vessel under a flag state and perform the related inspections in order to obtain new trading certificates from the flag state;
•	implement a new planned maintenance program for the vessel; and
•	ensure that the new technical manager obtains new certificates for compliance with the safety and vessel security regulations of the flag state.

The following discussion is intended to help you understand how acquisitions of vessels affect our business and results of operations.

Our business is comprised of the following main elements:

•	employment and operation of our drybulk vessels; and
•	management of the financial, general and administrative elements involved in the conduct of our business and ownership of our drybulk vessels.
•	The employment and operation of our vessels require the following main components:
•	vessel maintenance and repair;
•	crew selection and training;
•	vessel spares and stores supply;

•	contingency response planning;
•	onboard safety procedures auditing;
•	accounting;
•	vessel insurance arrangement;
•	vessel chartering;
•	vessel security training and security response plans (ISPS);
•	obtain ISM certification and audit for each vessel within the six months of taking over a vessel;
•	vessel hire management;
•	vessel surveying; and
•	vessel performance monitoring.

The management of financial, general and administrative elements involved in the conduct of our business and ownership of our vessels requires the following main components:

•	management of our financial resources, including banking relationships (i.e., administration of bank loans and bank accounts);
•	management of our accounting system and records and financial reporting;
•	administration of the legal and regulatory requirements affecting our business and assets; and
•	management of the relationships with our service providers and customers. The principal factors that affect our profitability, cash flows and shareholders’ return on investment include:
•	rates and periods of charterhire;
•	levels of vessel operating expenses;
•	depreciation and amortization expenses;
•	financing costs; and
•	fluctuations in foreign exchange rates.

Star Maritime was organized under the laws of the State of Delaware on May 13, 2005 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or similar business combination, one or more assets or target businesses in the shipping industry.

On November 27, 2007, the Company obtained shareholder approval for the acquisition of the initial fleet of eight drybulk carriers and for effecting the Redomiciliation Merger whereby Star Maritime merged with and into Star Bulk with Star Bulk as the surviving entity. The Redomiciliation Merger was completed on November 30, 2007. Our first vessel was delivered on December 3, 2007. Thus, we can not present a meaningful comparison of our results of operations for the period from December 3, 2007 to December 31, 2007.

During the period from the Company’s inception to the date it commenced operations, the Company was a development stage enterprise in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting By Development Stage Companies”.

Six months ended June 30, 2008

We began operations in December 2007 and therefore we cannot present a meaningful comparison of our results of operations for the six month period ended June 30, 2008 with the same period in 2007.  During the period from the Company’s inception to the date it commenced operations, the Company was a development stage enterprise in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting By Development Stage Companies.”

Voyage Revenues: Voyage revenues for the six months ended June 30, 2008 were approximately $100.9 million.  This amount includes the amortization of the fair value of below/above market time charters in the amount of $34.9 million, associated with time charters attached to vessels acquired, which are amortized over the remaining period of the time charter as increases to net revenue and depreciation expense.

This amount is offset by charterers commission amounting to $1.9 million. Consistent with drybulk industry practice, charterer commissions ranging from 0% to 3.75% of the total daily charter hire rate of each charter.  All of our revenues for six months ended June 30, 2008 were earned from time charters.

Voyage Expenses: Voyage expenses, which mainly consist of commissions payable to brokers, were approximately $1.6 million for the six months ended June 30, 2008. Consistent with drybulk industry practice, we pay broker commissions ranging from 1.0% to

2.5% of the total daily charter hire rate of each charter to ship brokers associated with the charterers, depending on the number of brokers involved with arranging the charter.

Vessel Operating Expenses: For the six months ended June 30, 2008, our vessel operating expenses were approximately $10.3 million. Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, management fees, tonnage taxes and other miscellaneous expenses. Other factors beyond our control, some of which may affect the shipping industry in general, including, for instance, developments relating to market prices for insurance, may also cause these expenses to increase.

Drydocking Expenses: For the six months ended June 30, 2008, our drydocking expenses were $6.4 million. During this period three vessels undertook their periodic dry docking survey.

Vessel Impairment Loss: As of June 30, 2008, the vessel Star Iota was classified as an asset held for sale and recorded at the lower of its carrying amount or fair value less cost to sell. The resulting impairment loss of $4.6 million was recorded in the six months ended June 30, 2008.

General and Administrative Expenses:  For the six months ended June 30, 2008, we incurred approximately $5.4 million of general and administrative expenses. Our general and administrative expenses include the salaries and other related costs of the executive officers and other employees, our office rents, legal and accounting costs, regulatory compliance costs and long-term compensation costs.

Depreciation: We depreciate our vessels based on a straight line basis over the expected useful life of each vessel, which is 25 years from the date of their initial delivery from the shipyard. Depreciation is based on the cost of the vessel less its estimated residual value, which is estimated at $200 per lwt, at the date of the vessel’s acquisition. Secondhand vessels are depreciated from the date of their acquisition through their remaining estimated useful life. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is adjusted to end at the date such regulations become effective. For six months ended June 30, 2008, we recorded approximately $21.0 million of vessel depreciation charges.

Interest Expense: For the six months ended June 30, 2008, our interest payments under our term-loan facilities totaled approximately $3.2 million.

Interest Income: Interest income was $0.7 million for the six months ended June 30, 2008.

Liquidity and Capital Resources

Our principal source of funds has been equity provided by our shareholders, operating cash flow and long-term borrowing. Our principal use of funds has been capital expenditures to establish and grow our fleet, maintain the quality of our drybulk carriers, comply with international shipping standards and environmental laws and regulations, fund working capital requirements, make interest repayments on outstanding loan facilities, and pay dividends. We expect to rely upon operating cash flow, long-term borrowing, and future equity financing to implement our growth plan and meet our liquidity requirements going forward.  We believe that we will have sufficient liquidity to meet all of our current working capital requirements.

We believe that our current cash balance, as well as operating cash flow, is sufficient to meet our current liquidity needs, assuming the charter market does not deteriorate to the low-rate environment. If we do acquire additional vessels, we may rely on new debt, proceeds from future offerings and revenue from operations to meet our liquidity needs going forward.

Our practice has been to acquire drybulk carriers using a combination of funds received from equity investors and bank debt secured by mortgages on our drybulk carriers. Our business is capital-intensive and its future success will depend on our ability to maintain a high-quality fleet through the acquisition of newer drybulk carriers and the selective sale of older drybulk carriers. These acquisitions will be principally subject to management’s expectation of future market conditions as well as our ability to acquire drybulk carriers on favorable terms.

Our short-term liquidity requirements relate to servicing our debt, payment of operating costs, funding working capital requirements and maintaining cash reserves against fluctuations in operating cash flows. Sources of short-term liquidity include our revenues earned from our charters.

Our medium and long-term liquidity requirements include funding the equity portion of investments in new or additional vessels and repayment of long-term debt balances.  Sources of funding our long-term liquidity requirements include new loans or equity issues or vessel sales.  As of September 30, 2008, we had outstanding borrowings of $305.0 million, which is the maximum amount permitted under our current credit facilities.  We may not be able to refinance our existing credit facilities or secure new credit facilities at all or on terms agreeable to us.

As of June 30, 2008 and December 31, 2007, we had cash and cash equivalents of $49.1 million ($11.0 million of which restricted) and $19.0 million, respectively.  As of December 31, 2006 and 2005, Star Maritime had cash and cash equivalents of $2.1 million and $0.6 million, respectively

On May 22, 2008, we entered into an agreement to acquire the Star Cosmo, a 2005 built Supramax drybulk carrier for the aggregate purchase price of $68.8 million with a cargo carry capacity of approximately 52,200 dwt.  We finance the purchase price through a combination of the proceeds received from the conversion of our warrants and borrowings under our new Piraeus Bank A.E. term loan facility dated July 1, 2008.

On June 3, 2008, we entered into an agreement with Oceanbulk Affiliate to acquire the Star Ypsilon, a 1991 built Capsize drybulk carrier for the aggregate purchase price of $87.2 million with a cargo carry capacity of approximately 150,940 dwt.  We financed the purchase price through a combination of the proceeds received from the conversion of our warrants and borrowings under our Piraeus Bank A.E. term loan agreement dated April 14, 2008 and September 18, 2008, as amended.

As of December 31, 2007, we paid no dividends to our shareholders. On February 14, April 16, and July 29, 2008, the Company declared dividends amounting to approximately $4.6 million ($0.10 per share, paid on February 28, 2008 to the stockholders of record on February 25, 2008), approximately $18.8 million ($0.35 per share, paid on May 23, 2008 to the shareholders of record on May 16, 2008), and approximately $19.4 million ($0.35 per share, paid on August 18, 2008 to the shareholders of record on August 8, 2008), respectively.

Cash Flows

Six months ended June 30, 2008

The following table presents cash flow information for the six months ended June 30, 2008. The information was derived from the unaudited interim condensed consolidated statements of cash flows of Star Bulk and is expressed in thousands of U.S. Dollars.

Net cash provided by operating activities	$47,647
Net cash used in investing activities	(297,006)
Net cash provided by financing activities	268,417
Increase in cash and cash equivalents	19,058
Cash and cash equivalents beginning of period	18,985
Cash and cash equivalents end of period	$38,043

Cash from operating activities is mainly composed of revenues generated under our time charters and interest income.

Net cash used in investing activities was $297.0 million of which $270.4 million represented amounts paid for our initial fleet.  We also paid $15.6 million in advance for the purchase of vessels the Star Ypsilon and the Star Cosmo, and $11.0 million was the increase in restricted cash due to loan covenants.

Net cash provided by financing activities was $268.4 million for the period ended June 30, 2008 representing $120.0 million from borrowings under our Commerzbank AG loan facility, $85.0 million from borrowings under our Piraeus Bank A.E. term loan facilities and $94.0 million received from the exercise of warrants, offset mainly by $23.4 million of cash dividends paid, $8.5 million of repayments under our loan agreements and payments of $6.1 million in connection with the Company’s repurchase of its common stock and warrants.

Senior Secured Credit Facilities

As of September 30, 2008, we had three senior secured credit facilities with a total borrowing capacity of up to approximately $305.0 million.

Commerzbank AG

On December 27, 2007, we entered into a term loan agreement with Commerzbank AG in the amount of $120.0 million to partially finance the Star Gamma, the Star Delta, the Star Epsilon, the Star Zeta, and the Star Theta, which also provide the security for this loan agreement.  Upon signing the term loan facility agreement we committed to paying a management fee of 0.5% of the loan amount and a commitment fee of 0.35% per annum payable quarterly in arrears over the committed but un-drawn portion of the loan.

Under the terms of this term loan facility, the repayment of $120.0 million which is the maximum amount we are able to borrow, is over a nine year term and divided into two tranches.  The first tranche incorporates up to the first $50.0 million that is borrowed and is repayable in twenty-eight consecutive quarterly installments commencing twenty-seven months after our initial borrowings but no later than March 31, 2010: (i) the first four installments amount to $2.25 million each, (ii) the next thirteen installments amount to $1.0 million each and (iii) the remaining eleven installments amount to $1.3 million each and a final balloon payment of $13.7 million payable together with the last installment.  The second tranche incorporates the balance of the loan up to the full amount of $120.0 million.  The balance of our borrowings is repayable in twenty-eight consecutive quarterly installments commencing twenty-seven months after draw down but no later than March 31, 2010:  (i) the first four installments amount to $4.0 million each and (ii) the remaining twenty-four installments amount to $1.75 million each and a final balloon payment of $12.0 million payable together with the last installment.  Should any tranche not be drawn down with the maximum amount specified above, the repayment installments are reduced in the inverse order of maturity.  Our term loan bears interest at LIBOR plus a margin at a minimum of 0.8% to a maximum of 1.25% depending on whether our aggregate drawdown ranges from 60% up to 75% of the aggregate market value of our initial fleet.

As of September 30, 2008, we had outstanding borrowings of $120.0 million, which is the maximum amount of borrowings permitted under this loan facility.

Piraeus Bank A.E. Loan Facility dated April 14, 2008, as amended

On April 14, 2008, we entered into a term loan agreement with Piraeus Bank A.E. which was subsequently amended on April 17, 2008 and September 18, 2008.  Under the amended terms, the agreement provides for a term loan of $150.0 million to partially finance the acquisition of the Star Omicron, the Star Sigma and Star Ypsilon and to provide additional liquidity to the Company.  This loan agreement is secured by the Star Omicron, the Star Beta, and the Star Sigma.  Upon signing the term loan facility agreement we committed to paying a management fee of 0.5% of the loan amount and a commitment fee of 0.25% per annum payable quarterly in arrears over the committed but un-drawn portion of the loan.

Under the terms of this term loan facility, the repayment of $150.0 million (a) begins three months after we draw down $69.0 million under this facility to partially finance the Star Ypsilon and (b) is divided into 24 consecutive quarterly installments: (i) the first installment amounts to $7.0 million, (ii) the second through fifth installments amount to $10.5 million each, (iii) the sixth to eighth installments amount to $8.8 million each, (iv) the ninth through fourteenth installments amount to $4.4 million each, (v) the fifteenth through twenty-fourth installments amount to $2.7 million each, and a final balloon payment in the amount of $21.2 million.  The term of this loan facility is six years.  Our term loan bears interest at LIBOR plus a margin of 1.3%.

As of September 30, 2008, we had outstanding borrowings of $150.0 million, which is the maximum amount of borrowings permitted under this loan facility.

Piraeus Bank A.E. Loan Facility dated July 1, 2008

On July 1, 2008, we entered into a term loan agreement with Piraeus Bank A.E. in the amount of $35.0 million to partially finance the acquisition of the Star Cosmo.  Upon signing the term loan facility agreement we committed to pay a non refundable arrangement fee of 0.4% of the facility amount.

Under the terms of this term loan facility, the repayment of $35.0 million (a) begins three months after we draw down the full amount but no later than July 30, 2008 and (b) is divided into 24 consecutive quarterly installments: (i) the first through fourth installments amounts to $1.5 million, (ii) the fifth through eighth installments amount to $1.3 million each, (iii) the ninth to twelfth installments amount to $0.9 million each, (iv) the thirteenth through twenty-fourth installments amount to $0.5 million each of and a final balloon payment in the amount of $14.5 million.  The term of this loan facility is six years.  Our term loan bears interest at LIBOR plus a margin of 1.325%.

Our term loan agreements with Piraeus Bank A.E. contain financial covenants, including requirements to maintain (i) a minimum liquidity of $0.5 million per vessel, (ii) the total indebtedness of the borrower over the market value of all vessels owned shall not be greater than 0.6 to 1.0, and (iii) the interest coverage ratio shall not be less than 2.0 to 1.0.

As of September 30, 2008, we had outstanding borrowings of $35.0 million, which is the maximum amount of borrowings permitted under this loan facility.

Quantitative and Qualitative Disclosure of Market Risk

Interest Rate Risk

The international drybulk industry is a capital intensive industry, requiring significant amounts of investment. Much of this investment is provided in the form of long term debt. Our debt usually contains interest rates that fluctuate with LIBOR. Increasing interest rates could adversely impact future earnings.

During 2007, we had no outstanding borrowings under our credit facility and did not make any interest payments. Under our term loan with Commerzebank AG we pay an interest rate of LIBOR plus a margin of up to 1.25%. Under our term loan with Piraeus Bank A.E. dated April 14, 2008, as amended, we pay an interest rate of LIBOR plus a margin of 1.3%. Under our term loan with Piraeus Bank A.E. dated July 1, 2008, we pay an interest rate of LIBOR plus a margin of 1.325%. As of September 30, 2008, we had $120.0 million outstanding under our term loan with Commerzebank AG, and $185.0 million outstanding under our term loans with Piraeus Bank A.E.

Our estimated interest expense for the year ended December 31, 2008 is $8.6 million.  Our interest expense estimate is based on the amount of our outstanding borrowings under our term loan facilities as at September 30, 2008 and the average interest rate of our term loan facilities for the six months ended June 30, 2008, in the amount of 3.9%.

Our interest expense is affected by changes in the general level of interest rates. As an indication of the extent of our sensitivity to interest rate changes, an increase of 100 basis points will increase our income expense for the year ended December 31, 2008 by $1.4 million assuming the same debt profile throughout the year.

The following table sets forth the sensitivity of loans in millions of U.S. dollars to a 100 basis points increase in LIBOR during the next five years:

For the year ended December 31,	Estimated amount of interest expense	Estimated amount of interest expense after an increase of 100 basis points	Sensitivity
2008	8.6	10.0	1.4
2009	10.9	13.7	2.8
2010	8.8	11.1	2.2
2011	6.9	8.7	1.8
2012	5.7	7.2	1.5
	41.0	50.7	9.7

Currency and Exchange Rates

We generate all of our revenues in dollars and there were no operating expenses in currencies other than the U.S. dollar. However, 10% of our general and administrative expenses including consulting fees, salaries and traveling expenses were incurred in Euros. For accounting purposes, expenses incurred in Euros are converted into Dollars at the exchange rate prevailing on the date of each transaction. Because a significant portion of our expenses are incurred in currencies other than the U.S. dollar, our expenses may from time to time increase relative to our revenues as a result of fluctuations in exchange rates, particularly between the U.S. dollar and the Euro, which could affect the amount of net income that we report in future periods. As of December 31, 2007, the effect of a 1%

adverse movement in U.S. dollar/Euro exchange rates would have resulted in an increase of $7,756 in our general and administrative expense. While we historically have not mitigated the risk associated with exchange rate fluctuations through the use of financial derivatives, we may determine to employ such instruments from time to time in the future in order to minimize this risk. Our use of financial derivatives, including interest rate swaps, would involve certain risks, including the risk that losses on a hedged position could exceed the nominal amount invested in the instrument and the risk that the counterparty to the derivative transaction may be unable or unwilling to satisfy its contractual obligations, which could have an adverse effect on our results.

Recent Developments

On July 1, 2008, we entered into a term loan agreement with Piraeus Bank A.E. in the amount of $35.0 million to partially finance the acquisition of the Star Cosmo.  Upon signing the term loan facility agreement we committed to pay a non refundable arrangement fee of 0.4% of the facility amount.

As of July 17, 2008, 803,481 shares of common stock of Star Bulk were issued to TMT pursuant to the Master Agreement.

In August 2008, TMT Co. Ltd., an indirect shareholder of Star Bulk through its nominee (F5 Capital), alleged that it had suffered unspecified damages arising from an alleged breach by Star Bulk of a purported obligation under the Master Agreement to maintain a registration statement in effect so as to permit TMT to sell its 12,537,645 Star Bulk shares freely on the open market.  Among other things, TMT had demanded that Star Bulk repurchase approximately 3.8 million shares from TMT at a share price of $14.04 per share, which was the closing price of Star Bulk's common shares on the NASDAQ Global Market on June 2, 2008, which demand was withdrawn by TMT in connection with discussions between Star Bulk and TMT.  Star Bulk denies that it has any such obligation under the Master Agreement and is currently discussing the matter with TMT.

    On September 18, 2008, we entered into an agreement to amend our Piraeus Bank loan agreement dated April 14, 2008.  We drew down $69.0 million to partially finance the acquisition of the Star Ypsilon.  This loan bears interest at Libor plus a margin, is repayable in twenty-four quarterly installments through September 2014 and is secured by a first priority mortgage on the Star Omicron, the Star Beta and the Star Sigma.

    As of September 30, 2008, we repurchased under the Company's stock repurchase plan an additional 700,000 shares of our common stock at an aggregate purchase price of approximately $5.7 million.

    As of September 30, 2008, 12,721,350 warrants have been converted into shares of common stock resulting in proceeds to the Company of $101,770,800.  As of November 30, 2007, the date of the Redomiciliation Merger, we had 41,564,569 shares of common stock and 20,000,000 warrants outstanding.

    On October 6, 2008, we delivered the Star Iota to its purchasers.

Related Party and Other Transactions

On June 3, 2008, we entered into an agreement with a company affiliated with Oceanbulk Maritime, S.A., or Oceanbulk Affiliate, a company founded by our Chairman, Mr. Petros Pappas, to acquire the Star Ypsilon, a 1991 built Capsize drybulk carrier with a cargo carrying capacity of approximately 150,940 dwt for the aggregate purchase price of $87.2 million, which was the same price Oceanbulk Affiliate paid when it acquired the vessel from Dutch interests.  We entered into a three year time charter agreement with Vinyl Navigation, a company controlled by Mr. Pappas, to employ the Star Ypsilon at an average daily hire rate of $93,333 following its delivery to us on September 18, 2008.  Vinyl Navigation has a back-to-back charter agreement with TMT, a company controlled by one of our directors, Mr. Nobu Su, on the same terms as our charter agreement with Vinyl Navigation.  No commissions were charged to Star Bulk either on the sale or the chartering of the Star Ypsilon.

According to an amended Schedule 13D filed by F5 Capital with the SEC on July 29, 2008, on June 20, 2008, TMT and certain of its affiliates entered into a private agreement (the “Agreement”) with Oceanbulk Shipping and Trading, or OBST, a company founded by our non-executive Chairman and director, Mr. Petros Pappas, to transfer shares of Star Bulk common stock to certain parties nominated by OBST in settlement of certain commercial obligations of TMT (which obligations were and are unrelated to Star Bulk and its business), and pursuant to the Agreement, on July 10, 2008, F5 Capital, TMT’s nominee, transferred an aggregate of 9,537,645 shares of Star Bulk common stock to Glassy Sea Navigation Limited (2,384,411 shares), Legion Finance Inc. (2,384,412 shares), Marquis Shipholding Ltd (2,384,411 shares) and Venere Shipholding S.A (2,384,411 shares). Mr. Nobu Su, the sole director and shareholder of F5 Capital, is a member of the board of directors of Star Bulk. Star Bulk was not a party to this transaction.

Recent Developments in Environmental and Other Regulations

International Maritime Organization

Air Emissions

The United Nation’s International Maritime Organization, or IMO, has negotiated international conventions that impose liability for oil pollution in international waters and a signatory’s territorial waters. In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships, or MARPOL, to address air pollution from ships. Annex VI was ratified in May 2004, and became effective in May 2005. Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. We believe that all our vessels are currently compliant in all material respects with these regulations. In October 2008, IMO’s Maritime Environment Protection Committee is expected to vote on proposed amendments to the Annex VI regulations that would implement a progressive reduction of sulfur oxide levels in heavy bunker fuels and create more stringent nitrogen oxide emissions standards for marine engines.  If these amendments are implemented, we may incur costs to comply with these revised standards.

Oil Pollution Liability

Although the U.S. is not a party to these conventions, many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended in 2000, or the CLC. Under this convention and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses.  Under an amendment to the Protocol that became effective on November 1, 2003, for vessels of 5,000 to 140,000 gross tons (a unit of measurement for the total enclosed spaces within a vessel), liability will be limited to approximately $7.1 million plus $987 for each additional gross ton over 5,000. For vessels of over 140,000 gross tons, liability will be limited to approximately $140 million. As the convention calculates liability in terms of a basket of currencies, these figures are based on currency exchange rates on September 1, 2008. The right to limit liability is forfeited under the CLC where the spill is caused by the owner’s actual fault and under the 1992 Protocol where the spill is caused by the owner’s intentional or reckless conduct. Vessels trading to states that are parties to these conventions must provide evidence of insurance covering the liability of the owner. In jurisdictions where the International Convention on Civil Liability for Oil Pollution Damage has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to that convention. We believe that our P&I insurance will cover the liability under the plan adopted by the IMO.

In 2001, the IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, which imposes strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel.  The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended).  The Bunker Convention has been ratified by a sufficient number of nations for entry into force, and it will become effective on November 21, 2008.  Until the Bunker Convention comes into force, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

In 2005, the European Union adopted a directive on ship-source pollution, imposing criminal sanctions for intentional, reckless or negligent pollution discharges by ships.  The directive could result in criminal liability for pollution from vessels in waters of European countries that adopt implementing legislation.  Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.

U.S. Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation, and Liability Act

In 1990, the U.S. Congress enacted the Oil Pollution Act, or OPA, to establish an extensive regulatory and liability regime for environmental protection and cleanup of oil spills. OPA affects all owners and operators whose vessels trade with the U.S. or its territories or possessions, or whose vessels operate in the waters of the U.S., which include the U.S. territorial sea and the 200 nautical mile exclusive economic zone around the U.S. The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, was adopted in 1980 and it imposes liability for cleanup and natural resource damage from the release of hazardous substances (other than oil) whether on land or at sea. Both OPA and CERCLA impact our operations.

Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

•	natural resources damage and the costs of assessment thereof;
•	real and personal property damage;
•	net loss of taxes, royalties, rents, fees and other lost revenues;
•	lost profits or impairment of earning capacity due to property or natural resources damage; and
•	net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

Amendments to OPA that came into effect on July 11, 2006 increased the liability limits for responsible parties for any vessel other than a tank vessel to $950 per gross ton or $800,000, whichever is greater. These limits of liability do not apply if an incident was directly caused by violation of applicable U.S. federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

In addition, the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, applies to the discharge of hazardous substances (other than oil) whether on land or at sea, contains a liability regime similar to OPA and provides for cleanup, removal and natural resource damages. Liability per vessel under CERCLA is limited to the greater of $300 per gross ton or $0.5 million, unless the incident is caused by gross negligence, willful misconduct, or a violation of certain regulations, in which case liability is unlimited.

OPA requires owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under the OPA. Current U.S. Coast Guard regulations require evidence of financial responsibility in the amount of $900 per gross ton for non-tank vessels, which includes the OPA limitation on liability of $600 per gross ton and the CERCLA liability limit of $300 per gross ton. We expect the U.S. Coast Guard to increase the amounts of financial responsibility to reflect the July 2006 increases in liability. Under the regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance or guaranty. Under OPA, an owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessels in the fleet having the greatest maximum liability under OPA.  We have complied with the U.S. Coast Guard regulations by providing a certificate of responsibility from third party entities that are acceptable to the U.S. Coast Guard evidencing sufficient self-insurance.

We currently maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage it could have an adverse effect on our business and results of operation.

The U.S. Coast Guard’s regulations concerning certificates of financial responsibility provide, in accordance with OPA, that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility. In the event that such insurer or guarantor is sued directly, it is prohibited from asserting any contractual defense that it may have had against the responsible party and is limited to asserting those defenses available to the responsible party and the defense that the incident was caused by the willful misconduct of the responsible party. Certain organizations, which had typically provided certificates of financial responsibility under pre-OPA laws, including the major protection and indemnity organizations, have declined to furnish evidence of insurance for vessel owners and operators if they are subject to direct actions or are required to waive insurance policy defenses.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states, which have enacted such legislation, have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call.

 The U.S. Clean Water Act

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in navigable waters and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA.

The U.S. Environmental Protection Agency, or EPA, historically exempted the discharge of ballast water and other substances incidental to the normal operation of vessels in U.S. ports from CWA permitting requirements. However, pursuant to a U.S. District Court ruling that was upheld on appeal to the Ninth Circuit on July 23, 2008, the courts have held that the EPA exceeded its authority in creating such an exemption for ballast water.  Pursuant to the court rulings and recent legislation, the EPA has drafted a proposed vessel general permit, or VGP, that would apply to commercial vessels and large recreational vessels beginning on September 30, 2008 in order to apply CWA requirements to ballast water discharges from such vessels.  On August 31, 2008, the District Court ordered that the date for implementation of the VGP for discharges incidental to normal operation be postponed until December 19, 2008.  Owners and operators of vessels visiting U.S. ports will be required to comply with this CWA permitting program to be finalized by the EPA or face penalties.  Subjecting our vessels to CWA permit requirements including ballast water treatment obligations could increase the cost of operating in the U.S. For example, this could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters. Various states have also enacted legislation restricting ballast water discharges and the introduction of non-indigenous species considered to be invasive. These and any similar restrictions enacted in the future could increase the costs of operating in the relevant waters.

Other Environmental Initiatives

The European Union is considering legislation that will affect the operation of vessels and the liability of owners for oil pollution. It is difficult to predict what legislation, if any, may be promulgated by the European Union or any other country or authority.

In addition to the requirements of MARPOL Annex VI (described above), the U.S. Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1977 and 1990, or the CAA, required the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. Our vessels that operate in such port areas with restricted cargoes are equipped with vapor recovery systems that satisfy these requirements. The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in primarily major metropolitan and/or industrial areas. Several SIPs regulate emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. As indicated above, our vessels operating in covered port areas are already equipped with vapor recovery systems that satisfy these existing requirements. The EPA and some states, however, have each proposed more stringent regulations of air emissions from ocean-going vessels. For example, on July 24, 2008, the California Air Resources Board of the State of California, or CARB, approved clean-fuel regulations applicable to all vessels sailing within 24 miles of the California coastline whose itineraries call for them to enter any California ports, terminal facilities, or internal or estuarine waters. The new CARB regulations require such vessels to use low sulfur marine fuels rather than bunker fuel. By July 1, 2009, such vessels are required to switch either to marine gas oil with a sulfur content of no more than 1.5% or marine diesel oil with a sulfur content of no more than 0.5%. By 2012, only marine gas oil and marine diesel oil fuels with 0.1% sulfur will be allowed. In the event our vessels were to travel to such destinations, these new regulations may increase our costs.

Additionally, EPA has proposed new emissions standards for new Category 3 marine diesel engines.  These are engines with per-cylinder displacement at or above 30 liters and are typically found on large oceangoing vessels such as drybulk vessels.  EPA proposes to require the application of advanced emission control technologies as well as controls on the sulfur content of fuels.

The U.S. National Invasive Species Act, or NISA, was enacted in 1996 in response to growing reports of harmful organisms being released into U.S. ports through ballast water taken on by vessels in foreign ports. The U.S. Coast Guard adopted regulations under NISA in July 2004 that impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters. These requirements can be met by performing mid-ocean ballast exchange, by retaining ballast water on board the vessel, or by using environmentally sound alternative ballast water management methods approved by the U.S. Coast Guard. Mid-ocean ballast exchange is the primary method for compliance with the U.S. Coast Guard regulations, since holding ballast water can prevent vessels from performing cargo operations upon arrival in the U.S., and alternative methods are still under development. Vessels that are unable to conduct mid-ocean ballast exchange due to voyage or safety concerns may discharge minimum amounts of ballast water, provided that they comply with recordkeeping requirements and document the reasons they could not follow the required ballast water management requirements. The U.S. Coast Guard is developing a proposal to establish ballast water discharge standards, which could set maximum acceptable discharge limits for various invasive species, and/or lead to requirements for active treatment of ballast water. The U.S. House of Representatives has recently passed a bill that amends NISA by prohibiting the discharge of ballast water unless it has been treated with specified methods or acceptable alternatives. Similar bills have been introduced in the U.S. Senate, but we cannot predict which bill, if any, will be enacted into law. In the absence of federal standards, states have enacted legislation or regulations to address invasive species through ballast water and hull cleaning management and permitting requirements. For instance, the state of California has recently enacted legislation extending its ballast water management program to regulate the management of “hull fouling” organisms attached to vessels and adopted regulations limiting the number of organisms in ballast water discharges.

Resource Conservation and Recovery Act

Our operations occasionally generate and require the transportation, treatment and disposal of both hazardous and non-hazardous solid wastes that are subject to the requirements of the U.S. Resource Conservation and Recovery Act or comparable state, local or foreign requirements. In addition, from time to time we arrange for the disposal of hazardous waste or hazardous substances at offsite disposal facilities. If such materials are improperly disposed of by third parties, we may still be held liable for clean up costs under applicable laws.

Greenhouse Gas Regulation

           In February 2005, the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which we refer to as the Kyoto Protocol, entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol. However, the European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from vessels. In the U.S., the California Attorney General and a coalition of environmental groups in October 2007 petitioned the EPA to regulate greenhouse gas emissions from ocean-going vessels under the Clean Air Act. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union or individual countries where we operate that restrict emissions of greenhouse gases could entail financial impacts on our operations that we cannot predict with certainty at this time.

We refer you to the section of our Annual Report on Form 20-F for the year ended December 31, 2007 entitled “Environmental and Other Regulations” for a discussion of the government regulations and laws which significantly affect the ownership and opertion of our fleet.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or the MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the U.S. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter came into effect in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security Code or ISPS Code. Among the various requirements are:

•	on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;
•	on-board installation of ship security alert systems;
•	the development of vessel security plans; and
•	compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures provided such vessels have on board a valid International Ship Security Certificate, or ISSC, that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code as ratified by the ship’s flag state. We have implemented the various security measures addressed by the MTSA, SOLAS and the ISPS Code.

Inflation

Inflation had not a material effect on our expenses given current economic conditions. In the event that significant global inflationary pressures appear, these pressures would increase our operating, voyage, administrative and financing costs.

Off-Balance Sheet Arrangements

As of the date of this prospectus, we do not have any off-balance sheet arrangements.

Critical Accounting Policies

We make certain estimates and judgments in connection with the preparation of our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our consolidated financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe will be the most critical accounting policies that involve a high degree of judgment and the methods of their application.

Impairment of long-lived assets.  The Company follows SFAS No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The standard requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount, the Company should evaluate the asset for an impairment loss. Measurement of the impairment loss is based on the fair value. In this respect, management regularly reviews the carrying amount of the vessels on vessel by vessel basis when events and circumstances indicate that the carrying amount of the vessels might not be recoverable.  No impairment losses were recorded in any of the periods presented.

Depreciation.  Vessels are stated at cost, which consists of the contract price and any material expenses incurred upon acquisition, such as (initial repairs, improvements, delivery expenses and other expenditures to prepare the vessel for its initial voyage).

The cost of each of the Company’s vessels is depreciated beginning when the vessel is ready for its intended use, on a straight-line basis over the vessel’s remaining economic useful life, after considering the estimated residual value (vessel’s residual value is equal to the product of its lightweight tonnage and estimated scrap rate per ton). Management estimates the useful life of the Company’s vessels to be 25 years from the date of initial delivery from the shipyard. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, its remaining useful life is adjusted at the date such regulations are adopted. Depreciation expense is calculated based on cost less the estimated residual scrap value. Scrap value is estimated by the Company by taking the cost of steel times the weight of the ship noted in lightweight ton, or lwt.

Certain vessels are purchased by assuming existing time charter agreement. Such acquired time charter agreements are recorded at fair value by separately measuring such  intangible assets acquired. Fair value of above or below market acquired time charters was determined by comparing existing charter rates in the acquired time charter agreements with the market rates for equivalent time charter agreements prevailing at the time the foregoing vessels are delivered. The present values representing the fair value of the above or below market time charters is recorded as an intangible asset or liability, respectively.

Revenue recognition. The Company generates its revenues from time charterers for the charterhire of its vessels. Vessels are chartered using time charters, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charterhire rate. All of the Company’s time charter agreements are classified as operating leases. Revenues under operating lease arrangements are recognized when a charter agreement exists, charter rate is fixed and determinable, the vessel is made available to the lessee, and collection of the related revenue is reasonably assured. Revenues are recognized ratably on a straight line basis over the period of the respective time charter agreement in accordance with SFAS No. 13 “Accounting for Leases.”

Deferred revenue includes cash received prior to the consolidated balance sheet date and is related to revenue earned after such date.

Voyage related and vessel operating costs are expensed as incurred. Under time charter, specified voyage costs, such as fuel and port charges are borne and paid by the charterer and other non-specified voyage expenses, such as commission are paid by the Company. Vessel operating costs including crews, maintenance and insurance are paid by the Company.

Recent Accounting Pronouncements

1.
In September 2006 the FASB issued SFAS No. 157 “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under the standard, fair value measurements will be required to be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for consolidated financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. The Company will adopt this pronouncement beginning in fiscal year 2008. The adoption of the standard is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

2.
In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159), which permits the entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157. This statement will be effective for the Company for the fiscal year beginning on January 1, 2008. The Company has not opted to fair value any of its financial assets and  liabilities.

THE INTERNATIONAL DRY BULK SHIPPING INDUSTRY

The information and data in this section relating to the international dry bulk shipping industry has been provided by Drewry Shipping Consultants (Drewry), and is taken from Drewry databases and other sources available in the public domain.  Drewry has advised us that it accurately describes the international dry bulk shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented.  In particular, the data contained in this section is compiled on a periodic basis and may not reflect the most recent events and current trends in the drybulk shipping market.  Drewry’s methodologies for collecting information and data, and therefore the information discussed in this section, may differ from those of other sources, and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the dry bulk shipping industry.  The source of all tables and charts is Drewry unless otherwise indicated.

Introduction

The marine industry is a vital link in international trade, with oceangoing vessels representing the most efficient, and often the only means of transporting large volumes of basic commodities and finished products.  Seaborne cargo is categorized as dry cargo or liquid cargo.  Dry cargo includes dry bulk cargo, container cargo and non container cargo.  Container cargo is shipped in 20 or 40 foot containers and includes a wide variety of finished products.  Non-container cargo includes other dry cargo that cannot be shipped in a container due to size, weight or handling requirements, such as large manufacturing equipment or large industrial vehicles.  Liquid cargo, includes crude oil, refined oil products, liquefied gases, chemicals and associated products, all of which are shipped in tankers.

In 2007, approximately 5.1 billion tons of dry cargo was transported by sea, of which dry bulk cargo accounted for 2.96 billion tons.  The following table presents the breakdown of the global trade by type of cargo in 2000 and 2007.

World Seaborne Trade 2000 and 2007

	Millions of Tons		CAGR(1)	% Total Seaborne Trade
	2000	2007(p)	2000-2007	2000	2007
Drybulk Cargo
Major Bulks	1,249	1,809	5.4%	19.1%	20.2%
Coal	539	769	5.0%	8.2%	8.6%
Iron Ore	489	812	7.5%	7.5%	9.1%
Grain	221	228	0.4%	3.4%	2.6%
Minor Bulks	901	1,155	3.6%	13.8%	12.9%
Total Drybulk	2,150	2,964	4.6%
Container Cargo	620	1,272	10.8%	9.5%	14.2%
Non Container/General Cargo	720	820	1.9%	11.0%	9.2%
Total Dry Cargo	3,490	5,056	5.4%	53.4%	56.6%

Liquid Cargo	3,051	3,881	3.5%	46.6%	43.4%

TOTAL ALL CARGO	6,541	8,937	4.5%	100.0%	100.0%

(p)  Provisional.

(1)  Compound annual growth rate.

Source: Drewry

Dry bulk cargo can be further defined as either major bulk cargo or minor bulk cargo, all of which is shipped in bulk carriers.  Major bulk cargo includes, among other things, iron ore, coal and grain.  Minor bulk cargo includes agricultural products, mineral cargo (including metal concentrates), cement, forest products and metal products.  Dry bulk cargo is normally shipped in large quantities and can be easily stowed in a single hold with little risk of cargo damage.

Dry Bulk Shipping

Drybulk Carrier Demand

The demand for drybulk carriers is determined by the volume and geographical distribution of seaborne dry bulk trade, which in turn is influenced by trends in the global economy.  During the 1980s and 1990s seaborne dry bulk trade increased by slightly more than 2% per annum.  However, between 2000 and 2007, seaborne dry bulk trade increased at a CAGR of 4.7%.

The following chart illustrates the changes in seaborne trade between the major and minor bulks in the period 2000 to 2007.

Dry Bulk Trade Development

(Millions of Tons)

P=provisional
Source: Drewry

Historically, certain economies have acted as the “primary driver” of dry bulk trade.  In the 1990s Japan was the driving force, when buoyant Japanese industrial production stimulated demand for imported bulk commodities.  More recently China has been the main driver behind the recent increase in seaborne dry bulk trade as high levels of economic growth have generated increased demand for imported raw materials.  The following table illustrates China’s gross domestic product growth rate compared to that of the United States and the world during the periods indicated.

Real GDP Growth

(% change previous period)

GNP	2000	2001	2002	2003	2004	2005	2006	2007(p)
Global Economy	4.8	2.4	3.0	4.1	5.3	4.4	5.1	5.0
USA	3.8	0.3	1.6	2.7	3.9	3.1	2.9	2.2
Europe	3.4	1.7	1.1	1.1	2.1	1.8	3.0	2.7
Japan	2.8	0.4	-0.3	1.8	2.7	1.9	2.4	2.1
China	8.0	7.5	8.3	10.0	10.1	10.4	11.6	11.9
India	5.1	4.4	4.7	7.4	7.0	9.1	9.8	9.3

P = provisional

Source: Drewry

In particular Chinese imports or iron ore alone increased from 70.0 million tons in 2000 to 384.0 million tons in 2007, which has generated much additional employment for the larger vessels in the drybulk carrier fleet.  In addition to coal and iron ore, Chinese imports of steel products have also increased sharply in the last five years, thereby creating additional demand for drybulk carriers.

Chinese Iron Ore Imports

(Millions of Tons)

Year	Imports	% of Change
2000	70.0	26.6
2001	92.5	32.1
2002	111.3	20.3
2003	148.2	33.2
2004	208.1	40.4
2005	275.2	32.2
2006	326.0	18.5
2007(p)	383.7	17.6

P = provisional
Source: Drewry

The extent to which increases in dry bulk trade have affected demand for drybulk carriers is shown in estimates of ton-mile demand.  Ton-mile demand is calculated by multiplying the volume of cargo moved on each route by the distance of the voyage.

The following table and chart below detail the changes in trade and ton-mile demand for the primary dry bulk commodities.

Drybulk Carrier Seaborne Trade: 2000-2007

(Millions of Tons)

									CAGR
	2000	2001	2002	2003	2004	2005	2006	2007	2000/2007%
Coal	539	587	590	619	650	675	709	761	5.0%
Iron Ore	489	503	544	580	644	715	759	812	7.5%
Grain	221	213	210	211	208	212	221	228	0.4%
Minor Bulks	901	890	900	957	1,025	1,049	1,103	1,155	3.6%
Total	2,151	2,193	2,244	2,367	2,526	2,651	2,793	2,956	4.6%
Annual Change %	8.3	2.0	2.3	5.5	6.7	4.9	5.3	5.9

(1)  Compound annual growth rate.

Source: Drewry

Ton Mile Demand: 2000-2007

(Billion Ton-Miles)

									CAGR
	2000	2001	2002	2003	2004	2005	2006	2007	2000/2007%
Coal	2,831	3,082	3,098	3,250	3,412	3,544	3,547	3,845	4.5%
Iron Ore	2,690	2,766	2,990	3,192	3,525	3,899	4,097	4,383	7.2%
Grain	1,161	1,118	1,103	1,108	1,089	1,112	1,161	1,196	0.4%
Minor Bulks	4,457	4,404	4,452	4,724	5,059	5,172	5,431	5,697	3.6%
Total	11,139	11,370	11,643	12,274	13,085	13,727	14,236	15,121	4.5%

Source: Drewry

Between 2000 and 2007, ton-mile demand in the dry bulk sector increased by a CAGR of 4.5%.  This is however above the long term growth rate in ton mile demand in the dry bulk sector and reflects the rise in long haul movements, especially for commodities such as iron ore.

Drybulk carriers are one of the most versatile elements of the global shipping fleet in terms of employment alternatives.  They seldom operate on round trip voyages and the norm is often triangular or multi-leg voyages.  Hence, trade distances assume greater importance in the demand equation and increases in long haul shipments will have greater impact on overall vessel demand.  The following map represents the major global dry bulk trade routes.

Major Dry Bulk Seaborne Trade Routes

Source: Drewry

Demand for drybulk carrier capacity is also affected by the operating efficiency of the global fleet.  In recent years the growth in trade has led to port congestion, with ships at times being forced to wait outside port to either load or discharge due to limited supply of berths at major ports.  This inefficiency has been a further factor contributing to the general tightness in the market.

Seasonal variations in the commodity markets, including iron ore, steam coal and grain can also have a further impact on demand for drybulk carriers.  For example, steam coal’s link to the energy and electricity markets results in increased demand when power companies increase their stock in winter months and when refrigeration and air conditioning increase electricity demand in summer months.

Drybulk Carrier Supply

The world drybulk fleet is generally divided into six major categories, based on a vessel’s cargo carrying capacity.  These categories consist of: Very Large Ore Carrier, Capesize, Post Panamax, Panamax, Handymax and Handysize.

Category	Size Range - Dwt
Handysize	10-39,999
Handymax	40-59,999
Panamax	60-79,999
Post Panamax	80-109,999
Capesize	110-199,999
VLOC	200,000 +

•
Handysize.  Handysize vessels have a carrying capacity of up to 39,999 dwt.  These vessels almost exclusively carry minor bulk cargo.  Increasingly, ships of this type operate on regional trading routes, and may serve as trans-shipment feeders for larger vessels.  Handysize vessels are well suited for small ports with length and draft restrictions.  Their cargo gear enables them to service ports lacking the infrastructure for cargo loading and unloading.

•
Handymax.  Handymax vessels have a carrying capacity of between 40,000 and 59,999 dwt.  These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks.  Within the Handymax category there is also a sub-sector known as Supramax.  Supramax bulk carriers are ships between 50,000 to 59,999 dwt, normally offering cargo loading and unloading flexibility with on-board cranes, while at the same time possessing the cargo carrying capability approaching conventional Panamax bulk carriers.  Hence, the earnings potential of a Supramax drybulk carrier, when compared to a conventional Handymax vessel of 45,000 dwt, is greater.

•
Panamax.  Panamax vessels have a carrying capacity of between 60,000 and 79,999 dwt.  These vessels carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers.  Panamax vessels are able to pass through the Panama Canal, making them more versatile than larger vessels.

•
Post Panamax.  Typically between 80,000 and 109,999 dwt, they tend to be shallower and have a larger beam than a standard Panamax vessel with a higher cubic capacity.  They have been designed specifically for loading high cubic cargoes from draught restricted ports.

•
Capesize.  Capesize vessels have carrying capacities 110,000 and 199,999 dwt.  Only the largest ports around the world possess the infrastructure to accommodate vessels of this size.  Capesize vessels are mainly used to transport iron ore or coal and, to a lesser extent, grains, primarily on long-haul routes.

•
VLOC.  Very large ore carriers are in excess of 200,000 dwt and are a comparatively new sector of the drybulk carrier fleet.  VLOCs are built to exploit economies of scale on long-haul iron ore.  The following table illustrates the size and breakdown of the global dry bulk fleet as of September 2008.

Drybulk Carrier Fleet – September 2008

Size Category	Deadweight Tonnes	Number of Vessels	% of Total Fleet (number)	Total Capacity (million dwt)	% of Total Fleet (dwt)
Handysize	10-39,999	2,981	42.6	79.7	19.3
Handymax	40-59,999	1,670	23.9	80.8	19.6
Panamax	60-79,999	1,361	19.4	97.4	23.6
Post Panamax	80-109,999	189	2.7	16.5	4.0
Capesize	110-199,999	681	9.7	111.9	27.1
Vloc	200,000+	116	1.7	26.4	6.4
Total		6,998	100.0	412.7	100.0

Source: Drewry

The supply of drybulk carriers is dependent on the delivery of new vessels from the orderbook and the removal of vessels from the global fleet, either through scrapping or loss.  As of September 2008, the global dry bulk orderbook amounted to 288.1 million dwt, or 69.8% of the existing drybulk carrier fleet.

Drybulk Carrier Orderbook – September 2008

Size Category	Deadweight Tonnes	Number of Vessels	Orderbook as % of Existing Fleet (number)	Total Capacity (million dwt)	Orderbook as % of Existing Fleet (dwt)
Handysize	10-39,999	863	29.0	27.1	34.0
Handymax	40-59,999	946	56.6	53.0	65.6
Panamax	60-79,999	238	17.5	17.0	17.5
Post Panamax	80-109,999	488	258.2	42.3	256.7
Capesize	110-199,999	642	94.3	108.7	97.2
Vloc	200,000+	146	125.9	39.6	151.1
Total		3,323	47.5	288.1	69.8

Source: Drewry

The number of ships removed from the fleet in any period is dependent upon prevailing market conditions, scrap prices in relation to current and prospective charter market conditions and the age profile of the existing fleet.  Generally, as a vessel ages, its operational efficiency declines due to rising maintenance requirements to the point where it becomes unprofitable to keep the ship in operation.  The following chart illustrates the age profile of the global drybulk carrier fleet in September 2008.

Drybulk Carrier Age Profile – September 2008

Source: Drewry

The average age at which a drybulk carrier has been scrapped over the last five years has been 28 years.  However, due to recent strength in the dry bulk shipping industry, over the last two years the average age at which dry bulk carriers have been scrapped has increased and a number of well-maintained vessels have continued to operate past the age of 30.

Drybulk Carrier Scrapping

Year	Handysize		Handymax		Panamax		Capesize		Total		% of Fleet
	No.	Dwt	No.	Dwt	No.	Dwt	No.	Dwt	No.	Dwt	Scrapped
2000	50	1,192,000	40	1,454,000	11	667,000	4	452,000	105	3,765,000	1.4
2001	62	1,408,000	40	1,492,000	28	1,870,000	3	401,000	133	5,171,000	1.9
2002	64	1,556,000	25	938,000	18	1,200,000	8	997,000	115	4,691,000	1.6
2003	25	597,000	29	1,103,000	7	465,000	2	248,000	63	2,413,000	0.8
2004	5	113,000	0	0	1	95,000	1	123,000	7	331,000	0.1
2005	4	109,000	4	165,000	3	202,000	2	247,000	13	723,000	0.2
2006	21	474,843	10	380,439	8	538,785	2	296,000	41	1,690,067	0.5
2007	9	198,792	1	33,527	2	141,346	0	0	12	373,665	0.1

* Total fleet – end period
Source: Drewry

Charter Hire Rates

Drybulk carriers are employed in the market through a number of different chartering options.  The general terms typically found in these types of contracts are described below.

•
A bareboat charter involves the use of a vessel usually over longer periods of time ranging up to several years.  In this case, all voyage related costs, including vessel fuel, or bunker, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance, transfer to the charterer’s account.  The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

•
A time charter involves the use of the vessel, either for a number of months or years or for a trip between specific delivery and redelivery positions, known as a trip charter.  The charterer pays all voyage related costs.  The owner of the vessel receives semi-monthly charter hire payments on a per day basis and is responsible for the payment of all vessel operating expenses and capital costs of the vessel.

•
A single or spot voyage charter involves the carriage of a specific amount and type of cargo on a load-port to discharge-port basis, subject to various cargo handling terms.  Most of these charters are of a single or spot voyage nature, as trading patterns do not encourage round voyage trading.  The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the agreed upon freight rate expressed on a per cargo ton basis.  The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel.

•
A contract of affreightment, or COA, relates to the carriage of multiple cargoes over the same route and enables the COA holder to nominate different ships to perform individual voyages.  Essentially, it constitutes a number of voyage charters to carry a specified amount of cargo during the term of the COA, which usually spans a number of years.  All of the ship’s operating, voyage and capital costs are borne by the ship owner.  The freight rate normally is agreed on a per cargo ton basis.

Charter hire rates fluctuate by varying degrees amongst the drybulk carrier size categories.  The volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels.  Because demand for larger dry bulk vessels is affected by the volume and pattern of trade in a relatively small number of commodities, charter hire rates (and vessel values) of larger ships tend to be more volatile.  Conversely, trade in a greater number of commodities (minor bulks) drives demand for smaller drybulk carriers.  Accordingly, charter rates and vessel values for those vessels are subject to less volatility.

Charter hire rates paid for drybulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors, such as sentiment may play a role.  Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and between the different drybulk carrier categories.

In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed and fuel consumption.

In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as delivery and redelivery regions.  In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size.  Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit.  Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region that includes ports where vessels load cargo also are generally quoted at lower rates.  This is because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

Within the dry bulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange.  These references are based on actual charter hire rates under charter entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers.  The Baltic Panamax Index is the index with the longest history.

Baltic Exchange Freight Indices

(Index points)

The BSI replaced the BHMI on 03.01.06, although the index has been calculated since 01.07.05

Source: Baltic Exchange

The following chart illustrates one-year time charter rates for Handysize, Handymax, Panamax and Capesize drybulk carriers between 1996 and September 2008.

Time Charter Rates – 1 Year

(US Dollars per Day)

Source: Drewry

In 2003 and 2004, rates for drybulk carriers of all sizes strengthened appreciably in comparison to historical levels as vessel supply and demand were finely balanced.  The main driver of this dramatic upsurge in charter rates was primarily the high level of demand for raw materials imported by China.

During 2006, rates stabilized above historically high levels.  In 2007, rates rose to new highs, reflecting the very tight balance between vessel supply and demand.  In 2008, rates remained at comparatively high levels in the first half of the year, but have fallen sharply since August in the face of weaker demand, rising supply and market perception.

Vessel Prices

Newbuilding prices are determined by a number of factors, including the underlying balance between shipyard output and capacity, raw material costs, freight markets and sometimes exchange rates.  In the last few years  high levels of new ordering were recorded across all sectors of shipping.  As a result, most of the major shipyards in Japan, South Korea and China have full orderbooks until the end of 2010, although the downturn in freight rates and the lack of funding to the wider global financial crisis might lead to some of these orders being cancelled.

The following chart indicates the change in newbuilding prices for drybulk carriers in the period from 1996.  As can be seen newbuilding prices have increased significantly since 2003, due to tightness in shipyard capacity, high levels of new ordering and stronger freight rates.

Drybulk Carrier Newbuilding Prices

(Millions of U.S. Dollars)

Source: Drewry

In the secondhand market, the steep increase in newbuilding prices and the strength of the charter market have also affected values, to the extent that prices rose sharply in 2004/2005, before dipping in the early part of 2006, only to rise thereafter to new highs in the first half of 2008.  However, the sudden and sharp downturn in freight rates since August has also had a negative impact on secondhand values, as the chart below indicates.

Drybulk Carrier Secondhand Prices – 5 Year Old Vessels

(Millions U.S. Dollars)

Source: Drewry

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of its Common Shares on any stock exchange, market or trading facility on which the Common Shares are traded or in private transactions.  The offering price of the Common Shares by the selling stockholder will be based on prevailing market or privately negotiated prices.  The selling stockholder may use any one or more of the following methods when selling Common Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholder to sell a specified number of Common Shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares of our common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In connection with sales of the Common Shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of shares of our common stock in the course of hedging in positions the selling stockholder assumes.  The selling stockholder may also sell its Common Shares short and deliver Common Shares covered by a prospectus filed as part of a registration statement to close out short positions and to return borrowed Common Shares in connection with such short sales.  The selling stockholder may also loan or pledge its Common Shares to broker-dealers that in turn may sell such Common Shares.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Common Shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of Common Shares involved, (iii) the price at which such Common Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 Common Shares, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholder also may transfer Common Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the Common Shares may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Common Shares will be paid by the selling stockholder and/or the purchasers.

We have advised the selling stockholder that it may not use Common Shares registered on this registration statement to cover short sales of Common Shares made prior to the date on which this registration statement shall have been declared effective by the Commission.  If the selling stockholder uses this prospectus for any sale of the Common Shares, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholder in connection with sales of their respective Common Shares under this registration statement.

We will pay all fees and expenses incident to the registration of the Common Shares covered by this Registration Statement, but we will not receive any proceeds from the sale of the Common Shares.  We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NASDAQ Global Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this Registration Statement except that the selling stockholder shall be responsible for any fees, discounts or commissions to any underwriter or any fees or disbursements of counsel for any underwriter.

As a result of requirements of the Financial Industry Regulatory Authority (FINRA), formerly the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the selling stockholder for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Our disclosure and analysis in this prospectus concerning our operations, cash flows and financial condition, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements.  Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “may,” “should,” and similar expressions are forward-looking statements.

All statements in this prospectus that are not statements of historical fact are forward-looking statements.  Forward-looking statements include, but are not limited to, such matters as:

•	our future operating or financial results;

•	economic and political conditions;

•	our pending acquisitions, our business strategy and expected capital spending or operating expenses, including dry-docking and insurance costs;

•	competition in the seaborne transportation industry;

•	statements about seaborne transportation trends, including charter rates and factors affecting supply and demand;

•	our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities; and

•	our expectations of the availability of vessels to purchase, the time that it may take to construct new vessels, or vessels’ useful lives.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the “Risk Factors” section of this prospectus.  Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements.  Factors that might cause future results to differ include, but are not limited to, the following:

•	changes in law, governmental rules and regulations, or actions taken by regulatory authorities;

•	changes in economic and competitive conditions affecting our business;

•	potential liability from future litigation;

•	length and number of off-hire periods and dependence on third-party managers; and

•	other factors discussed in the “Risk Factors” section of this prospectus.

You should not place undue reliance on forward-looking statements contained in this prospectus, because they are statements about events that are not certain to occur as described or at all.  All forward-looking statements in this prospectus are qualified in their entirety by the cautionary statements contained in this prospectus.  These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.

Except to the extent required by applicable law or regulation, we undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$1,850
Printing and engraving expenses	$10,000
Legal fees and expenses	$275,000
Accounting fees and expenses	$175,000
Miscellaneous	$10,000

Total	$471,850

ENFORCEMENT OF CIVIL LIABILITIES

Star Bulk Carriers Corp. is a Marshall Islands company and our executive offices are located outside of the U.S. in Athens, Greece.  A majority of our directors, officers and the experts named in the prospectus reside outside the U.S.  In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the U.S.  As a result, you may have difficulty serving legal process within the U.S. upon us or any of these persons.  You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Marshall Islands law.

EXPERTS

The consolidated financial statements appearing in the Annual Report on Form 20-F for the year ended December 31, 2007 of Star Bulk Carriers Corp. and incorporated herein by reference have been audited as follows:

The historical financial information was derived from the audited consolidated financial statements of Star Maritime and its subsidiaries for the period from May 13, 2005 (date of Star Maritime’s inception) through December 31, 2005, and for the fiscal year ended December 31, 2006.  The financial statements of Star Maritime Acquisition Corp. included in the Annual Report were audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, to the extent and for the period set forth in their report.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements as of and for the year ended December 31, 2007 incorporated in this prospectus by reference from Star Bulk’s Annual Report on Form 20-F for the year ended December 31, 2007, and the effectiveness of Star Bulk’s internal control over financial reporting have been audited by Deloitte Hadjipavlou Sofianos & Cambanis S.A, an independent registered public accounting firm, as stated in their reports, which reports express an unqualified opinion on the financial statements and express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness and are incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The statements of revenue and direct operating expenses of: A Duckling Corporation, F Duckling Corporation, G Duckling Corporation, I Duckling Corporation, and J Duckling Corporation have been audited by Deloitte & Touche in Taipei, Taiwan, the Republic of China, an independent registered public accounting firm, as stated in their reports appearing herein (which reports express unqualified opinions and include explanatory paragraphs relating to the basis of presentation as discussed in Note 2). Such statements of revenue and direct operating expenses have been so included in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

The statements in section in this prospectus entitled ‘‘The International Dry Bulk Shipping Industry’’ has been reviewed by Drewry Shipping Consultants Ltd., or Drewry, which has confirmed to us that they accurately describe the international drybulk shipping market, subject to the availability and reliability of the data supporting the statistical and graphical information presented in this prospectus, as indicated in the consent of Drewry filed as an exhibit to the registration statement on Form F-3 under the Securities Act of which this prospectus is a part.

INDUSTRY AND MARKET DATA

The industry-related statistical and graphical information we use in this prospectus has been compiled by Drewry, from its database. Some of the industry information in this prospectus is based on estimates or subjective judgments in circumstances where data for actual market transactions either does not exist or is not publicly available, and consequently, Drewry cannot assure us that it reflects actual industry and market experience. Drewry compiles and publishes data for the benefit of its customers. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market. The published information of other maritime data collection experts may differ from the data presented in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act we filed a registration statement relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of that registration statement, which includes additional information.

Additional Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and therefore file annual, quarterly and current reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information filed by us may be inspected and copied at the Public reference section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

Information Provided by the Company

We will furnish holders of our common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm.  The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles.  As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders.  While we furnish proxy statements to shareholders in accordance with the rules of the NASDAQ Global Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act.  In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with it.  This means that we can disclose important information to you by referring you to those filed documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934:

●
Annual Report on Form 20-F for the year ended December 31, 2007, filed with the Commission on June 30, 2008, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

●
The description of our securities contained in our Registration Statement on Forms F-1/F-4, (File No. 333- 141296) as amended, originally filed with the SEC on March 14, 2007 and any amendment or report filed for the purpose of updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We have not, and any underwriters have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.
Attn: Prokopios Tsirigakis
7, Fragoklisias street, 2nd floor,
Maroussi 151 25,
Athens, Greece.
Telephone: 011-210-617-8400

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

STAR BULK CARRIERS CORP.
INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

STAR BULK CARRIERS CORP.
Unaudited Interim Condensed Consolidated Balance Sheets
As of December 31, 2007 and June 30, 2008
(Expressed in thousands of U.S. dollars except for share and per share data)

	December 31,	June 30,
	2007	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	18,985	38,043
Trade accounts receivable, net	-	40
Inventories (Note 4)	598	804
Prepaid expenses and other receivables	299	830
Due from managers	-	1,045
Vessel held-for-sale (Note 6)	-	15,562
Total Current Assets	19,882	56,324

FIXED ASSETS
Advances for vessels to be acquired (Note 5)	118,242	15,611
Vessels and other fixed assets, net (Note 6)	262,946	704,459
Total Fixed Assets	381,188	720,070

OTHER NON-CURRENT ASSETS
Deferred finance charges (Note 7)	600	1,029
Due from managers	120	180
Fair value of above market acquired time charter agreements (Note 8)	1,952	1,585
Restricted cash (Note 9)	-	11,010
TOTAL ASSETS	403,742	790,198

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt (Note 9)	-	22,000
Accounts payable	168	1,636
Due to related party (Note 3)	480	1,262
Accrued liabilities	1,493	3,136
Due to managers	-	168
Deferred revenue	916	4,293
Total Current Liabilities	3,057	32,495

NON-CURRENT LIABILITIES
Long term debt (Note 9)	-	183,000
Fair value of below market acquired time charter agreements (Note 8)	25,307	65,264
Other non-current liabilities	-	74
Total Non-current Liabilities	25,307	248,338

STOCKHOLDERS’ EQUITY
Preferred Stock; $0.01 par value, authorized 25,000,000 shares; none issued or outstanding at December 31, 2007 and June 30, 2008 (Note 10)	-	-
Common Stock, $0.01 par value, 100,000,000 shares authorized; 42,516,433 and 54,532,989 shares issued and outstanding at December 31, 2007 and June 30, 2008, respectively (Note 10)	425	545
Additional paid in capital (Note 10)	368,454	477,472
Retained earnings	6,499	31,348
Total Stockholders' Equity	375,378	509,365
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	403,742	790,198

The accompanying condensed notes are an integral part of these unaudited interim condensed consolidated financial statements

STAR BULK CARRIERS CORP.
Unaudited Interim Condensed Consolidated Statements of Income
For the six months ended June 30, 2007 and 2008
(Expressed in thousands of U.S. dollars except for share and per share data)

	Six months ended June 30,
	2007	2008

REVENUES:
Voyage revenues	-	100,921

Voyage expenses	-	1,585
Vessel operating expenses	-	10,333
Drydocking expenses	-	6,392
Depreciation (Note 6)	1	21,046
Management fees	-	382
Management fees-related party		208
Vessel impairment loss (Note 6)	-	4,642
General and administrative expenses	1,456	5,444
Operating (loss) income	(1,457)	50,889

Interest and finance costs (Note 9)	-	(3,242)
Interest income	2,311	679
Other	-	(33)
Total other income (expenses), net	2,311	(2,596)

Net income	854	48,293

Earnings per share, basic (Note 11)	0.03	1.01
Earnings per share, diluted (Note 11)	0.03	0.91

Weighted average number of shares outstanding, basic	29,026,924	47,855,865
Weighted average number of shares outstanding, diluted	29,026,924	52,798,013

The accompanying condensed notes are an integral part of these unaudited interim condensed consolidated financial statements.

STAR BULK CARRIERS CORP.
Unaudited Interim Condensed Consolidated Statements of Cash Flows
For the six months ended June 30, 2007 and 2008
(Expressed in thousands of U.S. dollars)

	Six months ended June 30,
	2007	2008
Cash Flows from Operating Activities:
Net income	854	48,293
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation	1	21,046
Amortization of fair value of above market acquired time charter agreements	-	367
Amortization of fair value of below market acquired time charter agreements	-	(35,286)
Amortization of deferred finance charges	-	81
Vessel impairment loss	-	4,642
Stock – based compensation (Note 12)	-	2,222
Other non cash charges	-	74
Changes in operating assets and liabilities:
(Increase)/Decrease in:
Value of trust account	(3,169)	-
Trade accounts receivable	-	(40)
Inventories	-	(206)
Prepaid expenses and other receivables	27	(531)
Due from Managers	-	(1,105)
Increase/(Decrease) in:
Accounts payable	(129)	1,468
Due to related party	-	782
Accrued liabilities	-	2,295
Due to Managers	-	168
Income taxes payable	(207)	-
Deferred interest	1,129	-
Deferred revenue	-	3,377
Net cash provided by/(used in) Operating Activities	(1,494)	47,647
Cash Flows from Investing Activities:
Advances for vessels to be acquired	-	(15,611)
Additions to vessel cost and office equipment	(4)	(270,385)
Increase in restricted cash	-	(11,010)
Net cash used in Investing Activities	(4)	(297,006)
Cash Flows from Financing Activities:
Proceeds from bank loan	-	213,500
Bank loan repayment	-	(8,500)
Proceeds from exercise of warrants	-	94,029
Repurchase of shares and warrants	-	(6,059)
Financing costs paid	-	(1,110)
Cash dividend	-	(23,443)
Net cash provided by Financing Activities	-	268,417

Net increase/(decrease) in cash and cash equivalents	(1,498)	19,058
Cash and cash equivalents at beginning of period	2,118	18,985
Cash and cash equivalents at end of period	620	38,043
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for:
Interest payments	-	2,548
Non-cash items:
Issue of common stock at fair value for delivery of vessels	-	18,946
Fair value of below market acquired time charter agreements	-	75,244

The accompanying condensed notes are an integral part of these unaudited interim condensed consolidated financial statements

STAR BULK CARRIERS CORP.
Notes to Unaudited Interim Condensed Consolidated Financial Statements
June 30, 2008
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

1.       Basis of Presentation and General Information:

The accompanying unaudited interim condensed consolidated financial statements include the accounts of Star Bulk Carriers Corp. (“Star Bulk”) and its subsidiaries (Star Bulk and its subsidiaries are hereinafter collectively referred to as the “Company”) and have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information.  Accordingly, they do not include all the information and notes required by U.S. generally accepted accounting principles for complete financial statements.

These unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented.  Operating results for the six months ended June 30, 2008 are not necessarily indicative of the results that might be expected for the fiscal year ended December 31, 2008.

The unaudited interim condensed consolidated financial statements presented in this report should be read in conjunction with the Company’s audited consolidated financial statements and footnotes thereto as of and for the year ended December 31, 2007.

On November 30, 2007, Star Maritime Acquisition Corp. (“Star Maritime”) incorporated in the state of Delaware, merged into its wholly-owned subsidiary at the time, Star Bulk, a company incorporated in Marshall Islands, with Star Bulk being the surviving entity.  This merger is referred to as the “Redomiciliation Merger” or just the “Merger.”

The accompanying unaudited interim condensed consolidated financial statements for the period from January 1, 2007 to June 30, 2007 include the accounts of Star Maritime and its wholly owned subsidiaries.

Star Bulk was incorporated on December 13, 2006 under the laws of the Marshall Islands and is the sole owner of all of the outstanding shares of Star Bulk Management Inc. and the ship-owning subsidiaries as set forth below.

Star Maritime was organized on May 13, 2005 as a blank check company.  On December 21, 2005, Star Maritime consummated its initial public offering of 18,867,500 units, at a price of $10.00 per unit, each unit consisting of one share of Star Maritime common stock and one warrant to purchase one share of Star Maritime common stock at an exercise price of $8.00 per share.  The entire gross proceeds of the initial public offering amounting to $188,675 were deposited in a trust account.

On January 12, 2007, Star Maritime and Star Bulk entered into definitive agreements (the “Master Agreement”) to acquire a fleet of eight drybulk carriers (the “Transaction”) from certain subsidiaries of TMT Co. Ltd. (“TMT”), a shipping company headquartered in Taiwan.  These eight drybulk carriers are referred to as the initial fleet, or initial vessels.  The aggregate purchase price specified in the Master Agreement for the initial fleet was $224,500 in cash and 12,537,645 shares of common stock of Star Bulk.  As additional consideration for initial vessels, 1,606,962 shares of common stock of Star Bulk will be issued to TMT in two installments as follows: (i) 803,481 additional shares of Star Bulk’s common stock, no more than 10 business days following Star Bulk’s filing of its Annual Report on Form 20-F for the fiscal year ended December 31, 2007, and (ii) 803,481 additional shares of Star Bulk’s common stock, no more than 10 business days following the filing of Star Bulk’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008.

On November 27, 2007 the Company obtained shareholder approval for the acquisition of the initial fleet and for affecting the Redomiciliation Merger, which became effective on November 30, 2007.  The shares of Star Maritime were exchanged on one-for-one basis with shares of Star Bulk and Star Bulk assumed the outstanding warrants of Star Maritime.  Subsequently, Star Maritime shares ceased trading on Amex.

STAR BULK CARRIERS CORP.
Notes to Unaudited Interim Condensed Consolidated Financial Statements
June 30, 2008
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

1.        Basis of Presentation and General Information (continued):

In addition, upon completion of the Redomiciliation Merger, all Trust Account proceeds were released to the Company to complete the Transaction in accordance with the terms and conditions of the Master Agreement.  Star Bulk shares and warrants started trading on the NASDAQ Global Market on December 3, 2007 under the ticker symbols SBLK and SBLKW, respectively.  Immediately following the effective date of the Redomiciliation Merger, TMT and its affiliates owned 30.2% of Star Bulk’s outstanding common stock.

The Company began operations on December 3, 2007.  By the end of March 2008, Star Bulk took delivery of all eight vessels in its initial fleet.  Additionally, on December 3, 2007, the Company entered into an agreement to acquire an additional Supramax vessel, the Star Kappa from TMT, which was delivered to the Company on December 14, 2007.

Below is the list of the Company’s wholly owned ship-owning subsidiaries as of June 30, 2008:

Wholly Owned	Vessels	DWT	Date	Year
Subsidiaries	Acquired		Delivered	built

Star Bulk Management Inc.	-	-	-	-

Vessels in operation at June 30, 2008
Star Epsilon LLC	Star Epsilon*	52,402	December 3, 2007	2001
Star Theta LLC	Star Theta*	52,425	December 6, 2007	2003
Star Kappa LLC	Star Kappa	52,055	December 14, 2007	2001
Star Beta LLC	Star Beta*	174,691	December 28, 2007	1993
Star Zeta LLC	Star Zeta*	52,994	January 2, 2008	2003
Star Delta LLC	Star Delta*	52,434	January 2, 2008	2000
Star Gamma LLC	Star Gamma*	53,098	January 4, 2008	2002
Star Alpha LLC	Star Alpha*	175,075	January 9, 2008	1992
Star Iota LLC	Star Iota**	78,585	March 7, 2008	1983
Lamda LLC	Star Sigma	184,403	April 15, 2008	1991
Star Omicron LLC	Star Omicron	53,489	April 17, 2008	2005

Vessels delivered after June 30, 2008
Star Cosmo LLC	Star Cosmo	52,247	July 1, 2008	2005
Star Ypsilon LLC	Star Ypsilon	150,940	September 18, 2008	1991

*Initial fleet or initial vessels
**On April 24, 2008, the Company entered into an agreement to sell Star Iota for $18.4 million which was delivered to its purchasers on October 6, 2008.  Thus, the vessel as at June 30, 2008 is classified as held for sale (Note 6).

STAR BULK CARRIERS CORP.
Notes to Unaudited Interim Condensed Consolidated Financial Statements
June 30, 2008
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

2.       Adoption of New Accounting Standards:

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings.  SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007.  The adoption of SFAS 159 did not have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurements" (“SFAS 157”).  This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This statement does not require any new fair value measurements, but applies under other accounting pronouncements that require or permit fair value measurements.  SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  The adoption of SFAS 157 did not have a material impact on the Company’s financial statements.

3.       Transactions with Related Parties:

Transactions and balances with related parties are analyzed as follows:

	December 31, 2007	June 30, 2008

TMT Co Ltd. (a)	$480	1,073
Combine Marine S.A. (b)	-	84
Ocean Bulk Maritime S.A. (c)	-	100
Interchart Shipping Inc. (d)	-	5
	-
Totals	$480	1,262

(a) TMT Co. Ltd., or TMT:  Under the Master Agreement (Note 1) the Company issued to TMT 12,537,645 shares of Star Bulk’s common stock representing the stock consideration portion of the aggregate purchase price of initial vessels and agreed to issue to TMT the additional stock consideration of 1,606,962 common shares of Star Bulk in 2008 and 2009.  Under the Master Agreement, TMT also had the right to require Star Bulk to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period.  In addition, TMT has the ability to exercise certain piggyback registration rights.

Under the Master Agreement, as of December 31, 2007, Star Bulk took delivery of three vessels of its initial fleet as indicated in Note 1.  During the six months ended June 30, 2008, Star Bulk took delivery of the remaining five vessels of its initial fleet as indicated in Note 1.

Star Gamma LLC, a wholly-owned subsidiary of Star Bulk, entered into a time charter agreement dated, February 23, 2007, with TMT for the Star Gamma . The charter rate for the Star Gamma is $28.5 per day for a term of one year. Star Iota LLC, a wholly-owned subsidiary of Star Bulk, entered into a time charter agreement, dated February 26, 2007, with TMT for the Star Iota. The charter rate for the Star Iota was $18 per day for a term of one year.

As of December 31, 2007, Star Bulk had an outstanding balance of $480 (liability) representing bunker and lubricants on board payable from the company.  As of June 30, 2008, Star Bulk had an outstanding balance of $1,073 representing unpaid bunkers payable to TMT.  For the six months ended June 30, 2008 the Company earned $6,039 of net revenue under the time charter party agreements with TMT.

(b)  Combine Marine S.A., or Combine:  Under an agreement dated May 4, 2007, Star Bulk appointed Combine, a company affiliated with Messrs. Tsirigakis, Pappas and Christos Anagnostou, as interim manager of the vessels in the initial fleet.  Under the agreement, Combine provides interim technical management and associated services, including legal services, to the vessels starting with their delivery to Star Bulk, and also provides such services and shore personnel prior to and during vessel delivery to Star Bulk in exchange for a flat fee of $10 per vessel prior to delivery and at a daily fee of $450 U.S. dollars per vessel after vessel’s delivery and during the term of the agreement.  Combine is entitled to be reimbursed by Star Bulk for out-of-pocket expenses incurred by Combine while managing the vessels and is obligated to provide Star Bulk with the full benefit of all discounts and rebates available to Combine.  The term of the agreement is for one year from the date of delivery of each vessel.  Either party may terminate the agreement upon thirty days’ notice.

As of December 31, 2007 and June 30, 2008, Star Bulk had an outstanding liability of $0 and $84 respectively, to Combine.  During the six months ended June 30, 2007 and 2008, Combine charged $7 and $1,460, respectively, for technical management services.

STAR BULK CARRIERS CORP.
Notes to Unaudited Interim Condensed Consolidated Financial Statements
June 30, 2008
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

3.       Transactions with Related Parties (continued):

(c) Oceanbulk Maritime, S.A., or Oceanbulk:  Mr. Petros Pappas, one of the Company’s directors, is also the Honorary Chairman of Oceanbulk, a ship management company of drybulk vessels.  Star Bulk’s Chief Executive Officer, Mr. Prokopios (Akis) Tsirigakis, as well as one of its officers Mr. Christos Anagnostou had been employees of Oceanbulk until November 30, 2007.

On June 3, 2008, the Company entered into an agreement for the acquisition of the Capesize drybulk carrier vessel Falcon Cape (to be renamed Star Ypsilon) for $87,180.  The vessel will be acquired from a company affiliated with Oceanbulk, which facilitated the transaction.  There were no costs and/or commissions charged to the Company paid to Oceanbulk.  The vessel was delivered to the Company on September 18, 2008.  (Note 5)

As of December 31, 2007 and June 30, 2008, Star Bulk had  an outstanding liability of $0 and $100, respectively, to Oceanbulk.  During the six months ended June 30, 2007 and 2008, Oceanbulk charged $161 and $100 respectively for administrative expenses.

(d)  Interchart Shipping Inc., or Interchart:  Interchart, a company affiliated with Oceanbulk, acted as the chartering broker of the Star Zeta and the Star Omicron.  As of December 31, 2007 and June 30, 2008, Star Bulk had an outstanding liability of $0 and $5, respectively, to Interchart.  During the six months ended June 30, 2007 and 2008, the brokerage commission of 1.25% on charter revenue charged by Interchart amounted to $0 and $81, respectively.

(e)  Consultancy Agreements:  On October 3, 2007, Star Bulk entered into separate consulting agreements with companies owned and controlled by its Chief Executive Officer and Chief Financial Officer, for the services provided by the Chief Executive Officer and the Chief Financial Officer, respectively.  Each of these agreements is for a term of three years unless terminated earlier in accordance with the terms and conditions of such agreements.  Under the consulting agreements, each company controlled by the Chief Executive Officer and the Chief Financial Officer is expected to receive an annual consulting fee of €370 (approx. $585) and €250 (approx. $395) respectively, commencing on the date of the Merger on a pro-rata basis.

STAR BULK CARRIERS CORP.
Notes to Unaudited Interim Condensed Consolidated Financial Statements
June 30, 2008
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

3.       Transactions with Related Parties (continued):

Additionally, the Chief Executive Officer and the Chief Financial Officer are entitled to receive benefits under each of their consultancy agreements, among others, each is entitled to receive an annual discretionary bonus, to be determined by Star Bulk’s board of directors in its sole discretion.

The related expenses for the six months ended June 30, 2007 and 2008 were $0 and $497, respectively, and are included in general and administrative expenses.

4.       Inventories:

The amounts shown in the accompanying consolidated balance sheets are analyzed as follows:

	December 31, 2007	June 30, 2008
Lubricants	$318	$804
Bunkers	280	-
Total	$598	$804

5.       Advances for vessels to be acquired:

Advances for vessels to be acquired of $15,611  included in the unaudited interim condensed consolidated balance sheet as at June 30, 2008 and unaudited interim condensed consolidated statements of cash flows for the period ended June 30, 2008 represent cash advances paid by the Company for vessels Star Ypsilon and Star Cosmo. Star Cosmo and Star Ypsilon were delivered to the Company on July 1, 2008 and September 18, 2008, respectively.

STAR BULK CARRIERS CORP.
Notes to Unaudited Interim Condensed Consolidated Financial Statements
June 30, 2008
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

6.       Vessels and other fixed assets, net:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	Vessel Cost	Other Fixed Asset Cost	Accumulated Depreciation	Net Book Value

Balance, December 31, 2007	$263,585	106	(745)	$262,946
-Vessel held for sale	(20,204)	-	-	(20,204)
-Vessel acquisitions	482,693	-	-	482,693
-Other fixed assets acquisitions	-	70	-	70
- Depreciation	-	-	(21,046)	(21,046)
Balance, June 30, 2008	$726,074	176	(21,791)	$704,459

The following table shows the vessels from the initial fleet (Note 1) that were delivered to the Company in the first quarter of 2008 and the respective dates that such deliveries took place:

Vessel	Date of Delivery

Star Zeta	January 2, 2008
Star Delta	January 2, 2008
Star Gamma	January 4, 2008
Star Alpha	January 9, 2008
Star Iota	March 7, 2008

In addition to taking delivery of the remaining vessels in the initial fleet, the Company entered into the following transactions to continue the expansion of the fleet.

On January 22, 2008 the Company entered into an agreement for the acquisition of the Capesize drybulk carrier vessel Star Sigma, for $83,740.  The vessel was delivered to the Company on April 15, 2008.

STAR BULK CARRIERS CORP.
Notes to Unaudited Interim Condensed Consolidated Financial Statements
June 30, 2008
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

6.       Vessels and other fixed assets, net (continued):

On May 22, 2008, the Company entered into an agreement for the acquisition of the Supramax drybulk carrier vessel Star Cosmo for $68,800.  The vessel was delivered to the Company on July 1, 2008.

On June 3, 2008, the Company entered into an agreement for the acquisition of the Capesize drybulk carrier vessel Falcon Cape (to be renamed Star Ypsilon) for $87,180 (Note 3).  As of June 30, 2008, the Company had advanced a progress payment in the aggregate amount of $8,718 for the acquisition of the Star Ypsilon (Note 5).  The vessel was delivered to the Company on September 18, 2008.

As of June 30, 2008 the vessel Star Iota was classified as asset held for sale and recorded at the lower of its carrying amount or fair value less cost to sell.  The resulting impairment loss of $4,642 was recorded in the six months ended June 30, 2008.  On October 6, 2008, the Company delivered the Star Iota to its purchasers.

7.       Deferred finance charges:

Deferred charges comprise deferred financing costs, consisting of fees and commissions associated with obtaining loan facilities and amortized to interest and finance costs over the life of the related debt using the effective interest rate method over the life of the related debt.  On December 27, 2007 and April 14, 2008, the Company entered into loan agreements for up to an aggregate amount of $290,000, resulting in the deferral of the associated loan management fees amounting to $1,110.  Amortization for the six months ended June 30, 2008, amounted to $81 and was included under interest and finance costs.

8.       Fair value of below/above market acquired time charter agreements:

The fair value of the time charter agreements acquired at below/above fair market charter rates on the acquisition of the vessels is summarized below.  These amounts were amortized on a straight-line basis to the end of each charter period.  An amount of $34,919 was amortized to voyage revenues for the six months ended June 30, 2008.

STAR BULK CARRIERS CORP.
Notes to Unaudited Interim Condensed Consolidated Financial Statements
June 30, 2008
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

8.       Fair value of below/above market acquired time charter agreements (continued):

Vessel	Charter End Date	Fair value of acquired time charter	Balance December 31, 2007	Amortization for the Six months ending June 30, 2008	Balance as at June 30, 2008

Fair value of below market acquired time charter agreements
Star Epsilon	March 15, 2009	14,375	13,487	5,578	7,908
Star Theta	June 16, 2009	12,397	11,820	4,036	7,784
Star Alpha	October 5, 2009	47,006	-	12,775	34,231
Star Delta	May 7, 2009	13,829	-	5,059	8,770
Star Gamma	February 14, 2009	11,662	-	5,092	6,570
Star Zeta	April 20, 2008	2,746	-	2,746	0
Total		102,015	25,307	35,286	65,264

Fair value of above market acquired time charter agreements
Star Kappa	August 24, 2010	1,980	1,952	367	1,585
Total		1,980	1,952	367	1,585

9.       Long-term Debt:

On December 27, 2007 the Company entered into a loan agreement of up to $120,000 in order to partially finance the acquisition cost of the secondhand vessels, Star Gamma, Star Delta, Star Epsilon, Star Zeta, and Star Theta.  The loan bears interest at LIBOR plus a margin and will be repaid in twenty-eight quarterly installments through December 2016.

On, April 14, 2008 (and as amended on  April 17, 2008 and September 18, 2008) the Company entered into a loan agreement of up to $150,000 with Piraeus Bank A.E. in order to partially finance the acquisition cost of vessels Star Omicron and Star Sigma and to provide additional liquidity to the Company.  The Star Alpha, Star Beta, and Star Sigma were used as collateral to secure this loan.  The loan bears interest at LIBOR plus a margin and will be repaid in twenty-four quarterly installments through April 2014.

The above loans are secured by a first priority mortgage over the vessels, a corporate guarantee, and a first assignment of all freights, earnings, insurances and requisition compensation.  The loan contains covenants including restrictions as to changes in management and ownership of the vessels, additional indebtedness and mortgaging of vessels without the bank’s prior consent as well as certain financial covenants relating to the

STAR BULK CARRIERS CORP.
Notes to Unaudited Interim Condensed Consolidated Financial Statements
June 30, 2008
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

9.       Long-term Debt (continued):

Company’s financial position, operating performance and liquidity.  In addition, the Company must maintain minimum cash deposits, as defined in the respective loan agreements, in the amount equal to $10,000 or $1,000 per vessel whichever is greater.

The Company was in compliance with its debt covenants as of June 30, 2008.

The principal payments required to be made after June 30, 2008, are as follows:

12 months ending	Amount
June 30, 2009	$22,000
June 30, 2010	32,500
June 30, 2011	28,000
June 30, 2012	21,000
June 30, 2013	17,000
June 30, 2014 and thereafter	84,500
Total	$205,000

Interest expense for the six months ended June 30, 2008 amounting to $3,117, amortization of deferred finance fees amounting to $81 and other finance fees amounting to $44 are included under “Interest and finance costs” in the accompanying interim condensed consolidated statements of income.

10.     Preferred, Common stock and Additional paid in capital:

Preferred Stock: Star Bulk is authorized to issue up to 25,000,000 shares of preferred stock, $0.01 par value with such designations, as voting, and other rights and preferences, as may be determined from time to time by the Board of Directors.

Common Stock: Star Bulk is authorized to issue 100,000,000 shares of common stock, par value $0.01.

On December 31, 2007, and June 30, 2008 Star Bulk had outstanding 42,516,433 and 54,532,989 shares of its common stock, respectively.

Warrants:  On the date of consummation of the Redomiciliation Merger, Star Bulk had 20,000,000 shares of common stock reserved for issuance upon the exercise of the warrants.  Each outstanding Star Maritime warrant was assumed by Star Bulk subject to the same terms and restrictions except that each Star Maritime warrant would be exercisable for common stock of Star Bulk.  Following the effectiveness of the Redomiciliation Merger, the warrants became exercisable and warrant holders exercised their right to purchase shares of the Company’s common stock.  Star Bulk as of December 2007 and June 30, 2008 received a total of $7,534 and $94,029 respectively, representing 951,864 and 11,753,556 warrants respectively, at $8.00 per warrant exercised.  The Company issued 951,864 and 11,753,556 of common stock upon the exercise of the warrants.  The warrants will expire on December 16, 2009.  There is no cash settlement option for the Warrants.

Share and Warrant re-purchase plan:  Following the consummation of the Redomiciliation Merger, during the six months ended June 30, 2008, the Company announced a repurchase plan of up to an aggregate of $50,000 shares and warrants.  As at June 30, 2008, the Company had repurchased 52,000 of its shares and 1,362,500 of its warrants.  The Company paid $586 for its common shares and $5,475 for its warrants.

Transfer of Shares and Warrants from Directors:  On March 24, 2008, Mr. Tsirigakis, the President and Chief Executive Officer, transferred in a private transaction, an aggregate of 2,473,893 of his Star Bulk common shares and 300,000 of his Star Bulk warrants to Mr. Petros Pappas, the Company’s Chairman.

On March 24, 2008, Mr. George Syllantavos, the Chief Financial Officer and Secretary transferred in a private transaction an aggregate of 981,524 of his Star Bulk common shares and 102,500 of his Star Bulk warrants to Mr. Petros Pappas, the Company’s Chairman.

Declaration of dividends: On February 14, 2008, the Company declared dividends amounting to $4,599 or $0.10 per share paid on February 28, 2008 to the stockholders of record as of February 25, 2008.  On April 16, 2008, the Company declared dividends amounting to $18,844 or $0.35 per share paid on May 23, 2008 to the stockholders of record as of May 16, 2008.

STAR BULK CARRIERS CORP.
Notes to Unaudited Interim Condensed Consolidated Financial Statements
June 30, 2008
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

11.      Earnings per Share:

The Company calculates basic and diluted earnings per share as follows:

	Six months ended June 30,
	2007	2008
Income:
Net income	854	48,293

Basic earnings per share:
Weighted average common
shares outstanding, basic	29,026,924	47,855,865
Basic earnings per share	0.03	1.01

Effect of dilutive securities:
Dilutive effect of dilutive securities	-	4,942,148
Weighted average common shares outstanding, diluted	29,026,924	52,798,013
Diluted earnings per share	0.03	0.91

During the six months ended June 30, 2008, 11,753,556 (Note 10) warrants were exercised.  At June 30, 2008, a total of 5,932,080 warrants were outstanding at an exercise price of $8 per warrant.  The exercise price of warrants was below the average market price of the Company's shares during the six months ended June 30, 2008.  Consequently, the Company’s warrants were dilutive and included in the computation of the diluted weighted average common shares outstanding.

STAR BULK CARRIERS CORP.
Notes to Unaudited Interim Condensed Consolidated Financial Statements
June 30, 2008
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

12.     Equity incentive plan:

The following table summarizes the status of the Company’s unvested restricted stock outstanding for the six months ended June 30, 2008:

	Unvested Restricted Stock	Grant Date Fair Value
January 1, 2008	165,000	15.34
Granted on March 31, 2008*	150,000	11.39
Vested April 1, 2008	75,000	-
June 30, 2008	240,000	-

*On March 31, 2008, the Company entered into an agreement with one of the Company's directors Mr. Espig.  Under this agreement, which is part of Company’s Equity Incentive Plan, Mr. Espig received 150,000 restricted shares of Star Bulk common stock, which will vest in two equal installments on April 1, 2008, and April 1, 2009, respectively.

The grant-date fair values of the restricted stock are determined by the closing price of the Company’s common stock traded on the NASDAQ Global Market on the grant date.  Total compensation cost of $2,222 was recognized and included in general and administrative expenses in the accompanying unaudited interim condensed consolidated income statement for the six months ended June 30, 2008.

STAR BULK CARRIERS CORP.
Notes to Unaudited Interim Condensed Consolidated Financial Statements
June 30, 2008
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

12.     Equity incentive plan (continued):

As of June 30, 2008, there was $1,833 of total unrecognized compensation cost related to non-vested restricted stock awards, which is expected to be recognized as compensation expense over a weighted average period of 0.72 years as follows:

Amount
July 1 to December 31, 2008	867
2009	803
2010	163
Total	1,833

13.     Commitments and Contingencies:

Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements.

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements.  Up to $1 billion of the liabilities associated with the individual vessels’ actions, mainly for sea pollution, are covered by the Protection and Indemnity (P&I) Club Insurance.

As described in Notes 5 above, during the six month period ended June 30, 2008, the Company entered into separate memoranda of agreement to acquire two second-hand vessels. As of June 30, 2008, the unpaid balance of the purchase price for these vessels was $140,000.

In April 2008, the Company entered into a twelve-year cancelable operating lease for its new office facilities that will be terminated in April 2020. Monthly lease payment would be $22.7 U.S. dollars (14.5 Euros) for the first year. Obligation’s calculation is adjusted annually to the inflation rate that it is estimated 3%. The exchange rate of Euro/U.S. dollar used is the rate 1.57 as at June 9, 2008.

Future rental commitments were payable as follows:

12 months ending	Amount
June 30, 2009	$292
June 30, 2010	295
June 30, 2011	304
June 30, 2012	313
June 30, 2013	323
June 30, 2014 and thereafter	2,747
Total	$4,274

Future minimum contractual charter revenue, based on vessels committed to noncancelable longterm time charter contracts as of June 30, 2008 will be:

12 months ending	Amount
June 30, 2009	$170,864
June 30, 2010	124,735
June 30, 2011	70,527
June 30, 2012	31,558
June 30, 2013	11,826
June 30, 2014	6,998
Total	$416,508

These amounts do not include any assumed off-hire.

14.     Subsequent Events:

(a)	Declaration of dividends: On July 29, 2008, the Company declared dividends amounting to $19,371 or $0.35 per share paid on August 18, 2008, to the stockholders of record as of August 8, 2008.

(b)	Purchase of vessels – deliveries: On July 1, 2008 and September 18, 2008, the Company took delivery of the drybulk carrier vessels Star Cosmo and Star Ypsilon, respectively.

(c)
New loan:  On, July 1, 2008 the Company concluded a loan agreement of up to $35,000 with Piraeus Bank A.E. in order to partly finance the acquisition cost of vessel Star Cosmo.  The full amount of the loan was drawn down, on the same date.  The loan bears interest at Libor plus a margin and will be repaid in twenty-four quarterly installments through July 2014.

(d)	Warrants exercised: As of September 30, 2008, an additional 15,930 warrants had been exercised, generating additional net proceeds to the Company of $127 and leaving 5,916,150 warrants outstanding.

(e)	New shares issuance: As of July 17, 2008 803,481 shares of common stock of Star Bulk were issued to TMT Co Ltd as per Master Agreement (Note 1).

(f)
Loan amended:  On September 18, 2008, the Company's Piraeus Bank loan agreement dated April 14, 2008 was amended.  The Company drew down $69,000 under this facility to partially finance the acquisition of the Star Ypsilon.  The vessels Star Omicron, Star Beta, and Star Sigma were collaterized to secure this loan.  The Piraeus Bank loan agreement dated April 14, 2008, as amended bears interest at Libor plus a margin and will be repaid in twenty-four quarterly installments through September 2014.

(g)	Sale of vessel-delivery: On April 24, 2008, the Company entered into an agreement to sell the Star Iota for $18.4 million. The Company delivered this vessel to its purchasers on October 6, 2008.

(h)	Shares Repurchased: As of September 30, 2008, the Company repurchased under its repurchase plan an additional 700,000 shares of its common stock at an aggregate purchase price of $5,667.

Report of Independent Registered Public Accounting Firm

To the Shareholder of A Duckling Corporation

We have audited the accompanying statements of revenue and direct operating expenses of A Duckling Corporation (the “Company”) for the periods from January 1, 2008 to January 9, 2008 (date vessel was delivered to the Buyer), January 1, 2007 to December 31, 2007, and August 5, 2006 (commencement date of a time charter agreement to be assigned to the Buyer) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of this statement. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X, as described in Note 2 to Statements of Revenue and Direct Operating Expenses and are not intended to be a complete presentation of the financial position or the results of operations of the Company.

In our opinion, such statements presents fairly, in all material respects, the revenue and direct operating expenses of the Company for the periods from January 1, 2008 to January 9, 2008, January 1, 2007 to December 31, 2007, and August 5, 2006 to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche

Taipei, Taiwan
The Republic of China
August 18, 2008

A Duckling Corporation
Statements of Revenue and Direct Operating Expenses
(In U. S. Dollars)

	From January 1, 2008 to January 9, 2008	From January 1, 2007 to December 31, 2007	From August 5, 2006 to December 31, 2006

Revenue	$411,469	$11,259,940	$7,348,889
Direct operating expenses	167,105	9,351,330	2,222,121

Excess of revenue over direct operating expenses	$244,364	$1,908,610	$5,126,768

See notes to statements of revenue and direct operating expenses.

A Duckling Corporation
Notes to Statements of Revenue and Direct Operating Expenses
(In U. S. Dollars)

1. Business and Asset Purchase Agreement

On January 12, 2007, Star Bulk Carriers Corp. (the “Buyer”), and A Duckling Corporation (the “Seller,” the “Company,” or “A Duckling”), a Republic of Panama company entered into an asset purchase agreement (the “Agreement”) for the Buyer to acquire a marine vessel (the “Disposed Asset”) The total purchase price amounted to $112,116,680 and included cash and buyer’s share consideration. The Disposed Asset was delivered to the Buyer on January 9, 2008. The Disposed Asset is a 175,075 dwt dry bulk vessel which was built in 1992. In addition, the Buyer and TMT Co., Ltd., (“TMT”, a Taiwan corporation and a related party to the Seller through a common shareholder) entered into a master agreement on January 12, 2007 (the “Master Agreement”). Pursuant to the Master Agreement, TMT had guaranteed to assign an existing three-year time charter agreement to the Buyer at a minimum daily time charter hire rate of $47,000. A Duckling acquired the Disposed Asset on June 26, 2006.

2. Basis of Presentation

Historically, the Disposed Asset operated as an asset within A Duckling and on a consolidated basis within TMT and had no separate legal status. Accordingly, the Statements of Revenue and Direct Operating Expenses have been prepared pursuant to a request from the Buyer and derived from the historical records of A Duckling.

The cost of the Disposed Asset as of January 9, 2008, December 31, 2007, and December 31, 2006 and its related accumulated depreciation from the date it was acquired by A Duckling, to January 9, 2008, December 31, 2007, and December 31, 2006, respectively, are as follows:

	January 9, 2008	December 31, 2007	December 31, 2006
Marine vessel
Cost	$34,875,000	$34,875,000	$34,875,000
Accumulated depreciation	5,026,618	4,940,625	1,453,125
	$29,848,382	$29,934,375	$33,421,875

Operations related to the Disposed Asset are reflected in the Statements of Revenue and Direct Operating Expenses for the periods from January 1, 2008 to January 9, 2008, January 1, 2007 to December 31, 2007, and August 5, 2006 (commencement date of a time charter agreement to be assigned to the Buyer) to December 31, 2006.

The accompanying Statements of Revenue and Direct Operating Expenses for the periods from January 1, 2008 to January 9, 2008, January 1, 2007 to December 31, 2007, and August 5, 2006 to December 31, 2006 have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

The accompanying statements were prepared from the books and records maintained by TMT, of which the Disposed Asset represented only a portion. These statements are therefore not intended to be a complete representation of the results of operations for the Disposed Asset as a stand-alone going concern, nor is it indicative of the results to be expected from future operations of the Disposed Asset. The accompanying statements are also not intended to be a complete presentation of the results of operations of A Duckling as of or for any period. Further, these statements do not include any other adjustments or allocations of purchase price that may be required in accordance with accounting principles generally accepted in the United States of America subsequent to the date of acquisition.

A statement of stockholder’s equity is not presented, since the Agreement was structured such that only the Disposed Asset was acquired by the Buyer.

A statement of cash flows is not presented, since the Disposed Asset has historically been managed as part of the operations of TMT and has not been operated as a stand-alone entity.

Statements of Revenue and Direct Operating Expenses

The Statements of Revenue and Direct Operating Expenses include revenue and operating expenses directly attributable to the Disposed Asset.

Directly attributable expenses of the Disposed Asset include vessel operating expenses, depreciation, and management fees that are specifically identifiable with the Disposed Asset.

Certain other expenses and income, such as TMT corporate overhead, interest income and interest expense are not included in the accompanying Statements of Revenue and Direct Operating Expenses, since they are not directly associated with the operations of the Disposed Asset. Corporate overhead expenses include costs incurred for administrative support, such as expenses for legal, professional and executive management functions. The accompanying Statements of Revenue and Direct Operating Expenses are not necessarily indicative of the future financial position or results of the operations of the Disposed Asset due to the change in ownership, and the exclusion of certain assets, liabilities and operating expenses, as described herein.

3. Summary of Significant Accounting Policies

Use of estimates

Preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and the disclosure of contingencies at the date of the statement of revenue and direct operating expenses reported.

In the preparation of these financial statements, estimates and assumptions have been made by management including the selection of useful lives of tangible assets. Actual results could differ from those estimates.

Property and Equipment

Property and equipment consists of the vessel and is recorded at cost. Depreciation is recorded on a straight-line basis over nine years, the estimated remaining useful life of the vessel from the date it was acquired by A Duckling, and with an estimated $3,487,500 salvage value. Depreciation expense amounted to $85,993, $3,487,500 and $1,453,125 for the periods from January 1, 2008 to January 9, 2008, January 1, 2007 to December 31, 2007, and August 5, 2006 to December 31, 2006, respectively.

Revenue Recognition

A Duckling generates its revenues from charterers for the charterhire of its vessel. A vessel is chartered under time charter, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charterhire rate. As a charter agreement exists that includes fixed prices, service is provided and collection of the related revenue is reasonably assured, revenue is recognized as it is earned ratably over the duration of the period of a time charter agreement as adjusted for off-hire days that the vessel spends undergoing repairs, maintenance and upgrade work depending on the condition and specifications of the vessel. On August 4, 2006, A Duckling entered into a time charter agreement with its customer, which has duration of 35 to 38 months and a daily charterhire rate of $47,500. A Duckling reports its revenue net of commission discounts offered to its customer in accordance with Emerging Issues Task Force Issue (“EITF”) No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” In addition, A Duckling reports its revenue on a gross basis with regard to the vessel fuel charged to its customer when delivering the vessel to its customer in accordance with EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

Operating Expenses

A Duckling’s operating expenses consist of vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset. Vessel operating expenses represent all expenses relating to the operation of the vessel, including crewing, insurance, repairs and maintenance, commissions, stores, lubricants, spares and consumables. Vessel operating expenses and management fees are recognized as incurred.

In May 2007, the Disposed Asset collided with another ship. Repairs to the Disposed Asset have been completed as of December 31, 2007 and total costs incurred by A Duckling amounted to $567,681 and are included in operating expenses for the period from January 1, 2007 to December 31, 2007. Recoveries of the repair costs from insurance company and the other party, if any, are not recorded as amount is not known at this time.

Income Taxes

The Company is a tax-exempt entity in accordance with the Income Tax Code of the Republic of Panama.

4. Significant Customers and Concentration of Credit Risk

One customer accounted for 100% of the total revenue of the Disposed Asset.

Report of Independent Registered Public Accounting Firm

To the Shareholder of E Duckling Corporation

We have audited the accompanying statement of revenue and direct operating expenses of E Duckling Corporation (the “Company”) for the period from October 8, 2007 (the commencement date of a time charter agreement to be assigned to the Buyer) to December 14, 2007 (date vessel was delivered to the Buyer). This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of this statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X, as described in Note 2 to Statement of Revenue and Direct Operating Expenses and is not intended to be a complete presentation of the financial position or the results of operations of the Company.

In our opinion, such statement presents fairly, in all material respects, the revenue and direct operating expenses of the Company for the period from October 8, 2007 to December 14, 2007, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche

Taipei, Taiwan
The Republic of China
August  18, 2008

E Duckling Corporation
Statement of Revenue and Direct Operating Expenses
(In U. S. Dollars)

From October 8, 2007 to December 14, 2007

Revenue	$3,140,117
Direct operating expenses	698,376
Excess of revenue over direct operating expenses	$2,441,741

See notes to statement of revenue and direct operating expenses.

E Duckling Corporation
Notes to Statement of Revenue and Direct Operating Expenses
(In U. S. Dollars)

1. Business and Asset Purchase Agreement

On December 3, 2007, Star Bulk Carriers Corp. (the “Buyer”), and E Duckling Corporation (the “Seller,” the “Company,” or “E Duckling”), a Republic of Panama company entered into an asset purchase agreement (the “Agreement”) for the Buyer to acquire a marine vessel (the “Disposed Asset”) The total purchase price amounted to $70,019,639 and included cash and buyer’s share consideration. The Disposed Asset was delivered to the Buyer on December 14, 2007. The Disposed Asset is a 52,055 dwt dry bulk vessel which was built in 2001. In addition, the Buyer and TMT Co., Ltd., (“TMT”, a Taiwan corporation and a related party to the Seller through a common shareholder) entered into a master agreement on December 3, 2007 (the “Master Agreement”). Pursuant to the Master Agreement, TMT had guaranteed to assign to the Buyer an existing three-year time charter agreement at a minimum daily time charter hire rate of $47,800. E Duckling acquired the Disposed Asset on June 20, 2006.

2. Basis of Presentation

Historically, the Disposed Asset operated as an asset within E Duckling and on a consolidated basis within TMT and had no separate legal status. Accordingly, the Statement of Revenue and Direct Operating Expenses has been prepared pursuant to a request from the Buyer and derived from the historical records of E Duckling.

The cost of the Disposed Asset as of December 14, 2007 and its related accumulated depreciation from the date it was acquired by E Duckling, to December 14, 2007 is as follows:

December 14, 2007
Marine vessel
Cost	$30,185,000
Accumulated depreciation	2,182,583
$28,002,417

Operations related to the Disposed Asset are reflected in the Statement of Revenue and Direct Operating Expenses for the period from October 8, 2007 (commencement date of a time charter agreement to be assigned to the Buyer) to December 14, 2007.

The accompanying Statement of Revenue and Direct Operating Expenses for the period from October 8, 2007 to December 14, 2007 has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

The accompanying statement was prepared from the books and records maintained by TMT, of which the Disposed Asset represented only a portion. This statement is therefore not intended to be a complete representation of the results of operations for the Disposed Asset as a stand-alone going concern, nor is it indicative of the results to be expected from future operations of the Disposed Asset. The accompanying statement is also not intended to be a complete presentation of the results of operations of E Duckling as of or for any period. Further, this statement does not include any other adjustments or allocations of purchase price that may be required in accordance with accounting principles generally accepted in the United States of America subsequent to the date of acquisition.

A statement of stockholder’s equity is not presented, since the Agreement was structured such that only the Disposed Asset was acquired by the Buyer.

A statement of cash flows is not presented, since the Disposed Asset has historically been managed as part of the operations of TMT and has not been operated as a stand-alone entity.

Statement of Revenue and Direct Operating Expenses

The Statement of Revenue and Direct Operating Expenses includes revenue and operating expenses directly attributable to the Disposed Asset.

Directly attributable expenses of the Disposed Asset include vessel operating expenses, depreciation, and management fees that are specifically identifiable with the Disposed Asset.

Certain other expenses and income, such as TMT corporate overhead, interest income and interest expense are not included in the accompanying Statement of Revenue and Direct Operating Expenses, since they are not directly associated with the operations of the Disposed Asset. Corporate overhead expenses include costs incurred for administrative support, such as expenses for legal, professional and executive management functions. The accompanying Statement of Revenue and Direct Operating Expenses is not necessarily indicative of the future financial position or results of the operations of the Disposed Asset due to the change in ownership, and the exclusion of certain assets, liabilities and operating expenses, as described herein.

3. Summary of Significant Accounting Policies

Use of estimates

Preparation of this financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and the disclosure of contingencies at the date of the statement of revenue and direct operating expenses reported.

In the preparation of this financial statement, estimates and assumptions have been made by management including the selection of useful lives of tangible assets. Actual results could differ from those estimates.

Property and Equipment

Property and equipment consists of the vessel and is recorded at cost. Depreciation is recorded on a straight-line basis over twenty years, the estimated remaining useful life of the vessel from the date it was acquired by E Duckling, and with an estimated $1,437,381 salvage value. Depreciation expense amounted to $266,075, for the period from October 8, 2007 to December 14, 2007.

Revenue Recognition

E Duckling generates its revenues from charterers for the charterhire of its vessel. E vessel is chartered under time charter, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charterhire rate. As a charter agreement exists that includes fixed prices, service is provided and collection of the related revenue is reasonably assured, revenue is recognized as it is earned ratably over the duration of the period of a time charter agreement as adjusted for off-hire days that the vessel spends undergoing repairs, maintenance and upgrade work depending on the condition and specifications of the vessel. On September 20, 2006, E Duckling entered into a time charter agreement with its customer, which has duration of 35 to 37 months and a daily charterhire rate of $47,800. E Duckling reports its revenue net of commission discounts offered to its customer in accordance with Emerging Issues Task Force Issue (“EITF”) No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” In addition, E Duckling reports its revenue on a gross basis with regard to the vessel fuel charged to its customer when delivering the vessel to its customer in accordance with EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

Operating Expenses

E Duckling’s operating expenses consist of vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset. Vessel operating expenses represent all expenses relating to the operation of the vessel, including crewing, insurance, repairs and maintenance, commissions, stores, lubricants, spares and consumables. Vessel operating expenses and management fees are recognized as incurred.

Income Taxes

The Company is a tax-exempt entity in accordance with the Income Tax Code of the Republic of Panama.

4. Significant Customers and Concentration of Credit Risk

One customer accounted for 100% of the total revenue of the Disposed Asset.

Report of Independent Registered Public Accounting Firm

To the Shareholder of F Duckling Corporation

We have audited the accompanying statements of revenue and direct operating expenses of F Duckling Corporation (the “Company”) for the periods from January 1, 2008 to January 2, 2008 (date vessel was delivered to the Buyer), and May 7, 2007 (the commencement date of a time charter agreement to be assigned to the Buyer) to December 31, 2007.These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of this statement. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X, as described in Note 2 to Statements of Revenue and Direct Operating Expenses and are not intended to be a complete presentation of the financial position or the results of operations of the Company.

In our opinion, such statements present fairly, in all material respects, the revenue and direct operating expenses of the Company for the periods from January 1, 2008 to January 2, 2008, and May 7, 2007 to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche

Taipei, Taiwan
The Republic of China
August 18, 2008

F Duckling Corporation
Statements of Revenue and Direct Operating Expenses
(In U. S. Dollars)

	From January 1, 2008 to January 2, 2008		From May 7, 2007 to December 31, 2007

Revenue		$0	$5,949,947
Direct operating expenses		55,181	2,482,003

Excess of revenue over direct operating expenses ( Excess of direct operating expenses over revenue )	$	(55,181)	$3,467,944

See notes to statements of revenue and direct operating expenses.

F Duckling Corporation
Notes to Statements of Revenue and Direct Operating Expenses
(In U. S. Dollars)

1. Business and Asset Purchase Agreement

On January 12, 2007, Star Bulk Carriers Corp. (the “Buyer,”) and F Duckling Corporation (the “Seller,” the “Company,” or “F Duckling”), a Republic of Panama company entered into an asset purchase agreement (the “Agreement”) for the Buyer to acquire a marine vessel (the “Disposed Asset”) The total purchase price amounted to $64,572,205 and included cash and buyer’s share consideration. The Disposed Asset was delivered to the Buyer on January 2, 2008. The Disposed Asset is a 52,434 dwt dry bulk vessel which was built in 2000. In addition, the Buyer and TMT Co., Ltd., (“TMT”, a Taiwan corporation and a related party to the Seller through a common shareholder) entered into a master agreement on January 12, 2007 (the “Master Agreement”). Pursuant to the Master Agreement, TMT had guaranteed to procure a two-year time charter agreement at a minimum daily time charter hire rate of $24,500. F Duckling acquired the Disposed Asset on May 5, 2006.

2. Basis of Presentation

Historically, the Disposed Asset operated as an asset within F Duckling and on a consolidated basis within TMT and had no separate legal status. Accordingly, the Statements of Revenue and Direct Operating Expenses have been prepared pursuant to a request from the Buyer and derived from the historical records of F Duckling.

The cost of the Disposed Asset as of January 2, 2008 and December 31, 2007, and its related accumulated depreciation from the date it was acquired by F Duckling, to January 2, 2008 and December 30, 2007, respectively are as follows:

	January 2, 2008	December 31, 2007

Marine vessel
Cost	$28,447,000	$28,447,000
Accumulated depreciation	2,141,319	2,133,525
	$26,305,681	$26,313,475

Operations related to the Disposed Asset are reflected in the Statements of Revenue and Direct Operating Expenses for the periods from January 1, 2008 to January 2, 2008, and May 7, 2007 (commencement date of a time charter agreement to be assigned to the Buyer) to December 31, 2007.

The accompanying Statements of Revenue and Direct Operating Expenses for the periods from January 1, 2008 to January 2, 2008, and May 7, 2007 to December 31, 2007 have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

The accompanying statements were prepared from the books and records maintained by TMT, of which the Disposed Asset represented only a portion. These statements are therefore not intended to be a complete representation of the results of operations for the Disposed Asset as a stand-alone going concern, nor is it indicative of the results to be expected from future operations of the Disposed Asset. The accompanying statements are also not intended to be a complete presentation of the results of operations of F Duckling as of or for any period. Further, these statements do not include any other adjustments or allocations of purchase price that may be required in accordance with accounting principles generally accepted in the United States of America subsequent to the date of acquisition.

A statement of stockholder’s equity is not presented, since the Agreement was structured such that only the Disposed Asset was acquired by the Buyer.

A statement of cash flows is not presented, since the Disposed Asset has historically been managed as part of the operations of TMT and has not been operated as a stand-alone entity.

Statements of Revenue and Direct Operating Expenses

The Statements of Revenue and Direct Operating Expenses include revenue and operating expenses directly attributable to the Disposed Asset.

Directly attributable expenses of the Disposed Asset include vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset.

Certain other expenses and income, such as TMT corporate overhead, interest income and interest expense are not included in the accompanying Statements of Revenue and Direct Operating Expenses, since they are not directly associated with the operations of the Disposed Asset. Corporate overhead expenses include costs incurred for administrative support, such as expenses for legal, professional and executive management functions. The accompanying Statements of Revenue and Direct Operating Expenses are not necessarily indicative of the future financial position or results of the operations of the Disposed Asset due to the change in ownership, and the exclusion of certain assets, liabilities and operating expenses, as described herein.

3. Summary of Significant Accounting Policies

Use of estimates

Preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and the disclosure of contingencies at the date of the statement of revenue and direct operating expenses reported.

In the preparation of these financial statements, estimates and assumptions have been made by management including the selection of useful lives of tangible assets. Actual results could differ from those estimates.

Property and Equipment

Property and equipment consists of the vessel and is recorded at cost. Depreciation is recorded on a straight-line basis over nineteen years, the estimated remaining useful life of the vessel from the date it was acquired by F Duckling, and with an estimated $1,422,350 salvage value. Depreciation expense amounted to $7,794 and $ 926,091 for the periods from January 1, 2008 to January 2, 2008, and May 7, 2007 to December 31, 2007, respectively.

Revenue Recognition

F Duckling generates its revenues from charterers for the charterhire of its vessel. A vessel is chartered under time charter, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charterhire rate. As a charter agreement exists that includes fixed prices, service is provided and collection of the related revenue is reasonably assured, revenue is recognized as it is earned ratably over the duration of the period of a time charter agreement as adjusted for off-hire days that the vessel spends undergoing repairs, maintenance and upgrade work depending on the condition and specifications of the vessel. On February 14, 2007, F Duckling entered into a time charter agreement with its customer, which has duration of 23 to 26 months and a daily charterhire rate of $25,800. F Duckling reports its revenue on a gross basis with regard to the vessel fuel charged to its customer when delivering the vessel to its customer in accordance with Emerging Issues Task Force Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

Operating Expenses

F Duckling’s operating expenses consist of vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset. Vessel operating expenses represent all expenses relating to the operation of the vessels, including crewing, insurance, repairs and maintenance, commissions, stores, lubricants, spares and consumables. Vessel operating expenses and management fees are recognized as incurred.

Income Taxes

The Company is a tax-exempt entity in accordance with the Income Tax Code of the Republic of Panama.

4. Significant Customers and Concentration of Credit Risk

One customer accounted for 100% of the total revenue of the Disposed Asset.

5. Related Party Transactions

The Company has a management agreement with TMT, under which TMT provides management services in exchange for a fixed monthly fee of $7,500 in 2008 and 2007. Total management fees paid to TMT amounted to $500 and $58,548 during the periods from January 1, 2008 to January 2, 2008, and May 7, 2007 to December 31, 2007, respectively.

Report of Independent Registered Public Accounting Firm

To the Shareholder of G Duckling Corporation

We have audited the accompanying statement of revenue and direct operating expenses of G Duckling Corporation (the “Company”) for the period from January 30, 2007(the commencement date of a time charter agreement to be assigned to the Buyer) to December 3, 2007(date vessel was delivered to the Buyer). This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of this statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X, as described in Note 2 to Statement of Revenue and Direct Operating Expenses and is not intended to be a complete presentation of the financial position or the results of operations of the Company.

In our opinion, such statement presents fairly, in all material respects, the revenue and direct operating expenses of the Company for the period from January 30, 2007 to December 3, 2007, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche

Taipei, Taiwan
The Republic of China
August 18, 2008

G Duckling Corporation
Statement of Revenue and Direct Operating Expenses
(In U. S. Dollars)

From January 30, 2007 to December 3, 2007

Revenue	$7,707,444
Direct operating expenses	2,477,453
Excess of revenue over direct operating expenses	$5,229,991

See notes to statement of revenue and direct operating expenses.

G Duckling Corporation
Notes to Statement of Revenue and Direct Operating Expense
(In U. S. Dollars)

1. Business and Asset Purchase Agreement

On January 12, 2007, Star Bulk Carriers Corp. (the “Buyer”), and G Duckling Corporation (the “Seller,” the “Company,” or “G Duckling”) a Republic of Panama company entered into an asset purchase agreement (the “Agreement”) for the Buyer to acquire a marine vessel (the “Disposed Asset”) The total purchase price amounted to $66,573,309 and included cash and buyer’s share consideration. The Disposed Asset was delivered to the Buyer on December 3, 2007. The Disposed Asset is a 52,402 dwt dry bulk vessel which was built in 2001. In addition, the Buyer and TMT Co., Ltd., (“TMT”, a Taiwan corporation and a related party to the Seller through a common shareholder) entered into a master agreement on January 12, 2007 (the “Master Agreement”). Pursuant to the Master Agreement, TMT had guaranteed to procure a two-year time charter agreement at a minimum daily time charter hire rate of $24,500. G Duckling acquired the Disposed Asset on July 12, 2006.

2. Basis of Presentation

Historically, the Disposed Asset operated as an asset within G Duckling and on a consolidated basis within TMT and had no separate legal status. Accordingly, the Statement of Revenue and Direct Operating Expenses has been prepared pursuant to a request from the Buyer and derived from the historical records of G Duckling.

The cost of the Disposed Asset as of December 3, 2007 and its related accumulated depreciation from the date it was acquired by G Duckling to December 3, 2007 is as follows:

December 3, 2007
Marine vessel
Cost	$29,800,000
Accumulated depreciation	1,662,684
$28,137,316

Operations related to the Disposed Asset are reflected in the Statement of Revenue and Direct Operating Expenses for the period from January 30, 2007 (commencement date of a time charter agreement to be assigned to the Buyer) to December 3, 2007.

The accompanying Statement of Revenue and Direct Operating Expenses for the period from January 30, 2007 to December 3, 2007 has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

The accompanying statement was prepared from the books and records maintained by TMT, of which the Disposed Asset represented only a portion. This statement is therefore not intended to be a complete representation of the results of operations for the Disposed Asset as a stand-alone going concern, nor is it indicative of the results to be expected from future operations of the Disposed Asset. The accompanying statement is also not intended to be a complete presentation of the results of operations of G Duckling as of or for any period. Further, this statement does not include any other adjustments or allocations of purchase price that may be required in accordance with accounting principles generally accepted in the United States of America subsequent to the date of acquisition.

A statement of stockholder’s equity is not presented, since the Agreement was structured such that only the Disposed Asset was acquired by the Buyer.

A statement of cash flows is not presented, since the Disposed Asset has historically been managed as part of the operations of TMT and has not been operated as a stand-alone entity.

Statement of Revenue and Direct Operating Expenses

The Statement of Revenue and Direct Operating Expenses includes revenue and operating expenses directly attributable to the Disposed Asset.

Directly attributable expenses of the Disposed Asset include vessel operating expenses and depreciation that are specifically identifiable with the Disposed Asset.

Certain other expenses and income, such as TMT corporate overhead, interest income and interest expense are not included in the accompanying Statement of Revenue and Direct Operating Expenses, since they are not directly associated with the operations of the Disposed Asset. Corporate overhead expenses include costs incurred for administrative support, such as expenses for legal, professional and executive management functions. The accompanying Statement of Revenue and Direct Operating Expenses is not necessarily indicative of the future financial position or results of the operations of the Disposed Asset due to the change in ownership, and the exclusion of certain assets, liabilities and operating expenses, as described herein.

3. Summary of Significant Accounting Policies

Use of estimates

Preparation of this financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and the disclosure of contingencies at the date of the statement of revenue and direct operating expenses reported.

In the preparation of this financial statement, estimates and assumptions have been made by management including the selection of useful lives of tangible assets. Actual results could differ from those estimates.

Property and Equipment

Property and equipment consists of the vessel and is recorded at cost. Depreciation is recorded on a straight-line basis over twenty years the estimated remaining useful life of the vessel from the date it was acquired by G Duckling and with an estimated $1,419,048 salvage value. Depreciation expense amounted to $1,189,668 during the period from January 30, 2007 to December 3, 2007.

Revenue Recognition

G Duckling generates its revenues from charters for the charterline of its vessel. A vessel is chartered under time charter, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charterhire rate. As a charter agreement exists that includes fixed prices, service is provided and collection of the related revenue is reasonably assured, revenue is recognized as it is earned ratably over the duration of the period of a time charter agreement as adjusted for off-hire days that the vessel spends undergoing repairs, maintenance and upgrade work depending on the condition and specifications of the vessel. On January 30, 2007, G Duckling entered into a time charter agreement with its customer, which has duration of 23 to 25 months and a daily charterhire rate of $25,550. G Duckling reports its revenue net of commission discounts offered to its customer in accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” In addition, G Duckling reports its revenue on a gross basis with regard to the vessel fuel charged to its customer when delivering the vessel to its customer in accordance with EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

Operating Expenses

G Duckling’s operating expenses consist of vessel operating expenses and depreciation that are specifically identifiable with the Disposed Asset. Vessel operating expenses represent all expenses relating to the operation of the vessel, including crewing, insurance, repairs and maintenance, commissions, stores, lubricants, spares and consumables. Vessel operating expenses are recognized as incurred.

Income Taxes

The Company is a tax-exempt entity in accordance with the Income Tax Code of the Republic of Panama.

4. Significant Customers and Concentration of Credit Risk

One customer accounted for 100% of the total revenue of the Disposed Asset.

5. Related Party Transactions

TMT provides management services to the Company for no charge.

Report of Independent Registered Public Accounting Firm

To the Shareholder of I Duckling Corporation

We have audited the accompanying statements of revenue and direct operating expenses of I Duckling Corporation (the “Company”) for the periods from January 1, 2008 to January 2, 2008 (date vessel was delivered to the Buyer), and February 13, 2007 (the commencement date of a time charter agreement to be assigned to the Buyer) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of this statement. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X, as described in Note 2 to Statements of Revenue and Direct Operating Expenses and are not intended to be a complete presentation of the financial position or the results of operations of the Company.

In our opinion, such statements present fairly, in all material respects, the revenue and direct operating expenses of the Company for the periods from January 1, 2008 to January 2, 2008, and from February 13, 2007 to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche

Taipei, Taiwan
The Republic of China
August 18, 2008

I Duckling Corporation
Statements of Revenue and Direct Operating Expenses
(In U. S. Dollars)

	From January 1, 2008 to January 2, 2008		From February 13, 2007 to December 31, 2007

Revenue		$0	$9,507,290
Direct operating expenses		29,823	3,087,107

Excess of revenue over direct operating expenses ( Excess of direct operating expenses over revenue )	$	(29,238)	$6,420,183

See notes to statements of revenue and direct operating expenses.

I Duckling Corporation
Notes to Statements of Revenue and Direct Operating Expenses
(In U. S. Dollars)

1. Business and Asset Purchase Agreement

On January 12, 2007, Star Bulk Carriers Corp. (the “Buyer”), and I Duckling Corporation (the “Seller,” the “Company,” or “I Duckling”) a Republic of Panama company entered into an asset purchase agreement (the “Agreement”) for the Buyer to acquire a marine vessel (the “Disposed Asset”) The total purchase price amounted to $57,853,675 and included cash and buyer’s share consideration.  The Disposed Asset was delivered to the Buyer on January 2, 2008. The Disposed Asset is a 52,994 dwt dry bulk vessel which was built in 2003. In addition, the Buyer and TMT Co., Ltd., (“TMT”, a Taiwan corporation and a related party to the Seller through a common shareholder) entered into a master agreement on January 12, 2007 (the ‘Master Agreement’). Pursuant to the Master Agreement, TMT had guaranteed to procure a three-year time charter agreement at a minimum daily time charter hire rate $28,500. I Duckling acquired the Disposed Asset on May 6, 2006.

2. Basis of Presentation

Historically, the Disposed Asset operated as an asset within I Duckling and on a consolidated basis within TMT and had no separate legal status. Accordingly, the Statements of Revenue and Direct Operating Expenses have been prepared pursuant to a request from the Buyer and derived from the historical records of I Duckling.

The cost of the Disposed Asset as of January 2, 2008 and, December 31, 2007 and its related accumulated depreciation from the date it was acquired by I Duckling ,to January 2, 2008 and, December 31, 2007, respectively are as follows:

	January 2, 2008	December 31, 2007

Marine vessel
Cost	$32,500,000	$32,500,000
Accumulated depreciation	2,347,110	2,339,015
	$30,152,890	$30,160,985

Operations related to the Disposed Asset are reflected in the Statements of Revenue and Direct Operating Expenses for the periods from January 1, 2008 to January 2, 2008 and February 13, 2007 (commencement date of a time charter agreement to be assigned to the Buyer) to December 31, 2007.

The accompanying Statements of Revenue and Direct Operating Expenses for the periods from January 1, 2008 to January 2, 2008 and February 13, 2007 to December 31, 2007 have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

The accompanying statements were prepared from the books and records maintained by TMT, of which the Disposed Asset represented only a portion. These statements are therefore not intended to be a complete representation of the results of operations for the Disposed Asset as a stand-alone going concern, nor is it indicative of the results to be expected from future operations of the Disposed Asset. The accompanying statements are also not intended to be a complete presentation of the results of operations of I Duckling as of or for any period. Further, these statements do not include any other adjustments or allocations of purchase price that may be required in accordance with accounting principles generally accepted in the United States of America subsequent to the date of acquisition.

A statement of stockholder’s equity is not presented, since the Agreement was structured such that only the Disposed Asset was acquired by the Buyer.

A statement of cash flows is not presented, since the Disposed Asset has historically been managed as part of the operations of TMT and has not been operated as a stand-alone entity.

Statements of Revenue and Direct Operating Expenses

The Statements of Revenue and Direct Operating Expenses include revenue and operating expenses directly attributable to the Disposed Asset.

Directly attributable expenses of the Disposed Asset include vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset.

Certain other expenses and income, such as TMT corporate overhead, interest income and interest expense are not included in the accompanying Statements of Revenue and Direct Operating Expenses, since they are not directly associated with the operations of the Disposed Asset. Corporate overhead expenses include costs incurred for administrative support, such as expenses for legal, professional and executive management functions. The accompanying Statements of Revenue and Direct Operating Expenses are not necessarily indicative of the future financial position or results of the operations of the Disposed Asset due to the change in ownership, and the exclusion of certain assets, liabilities and operating expenses, as described herein.

3. Summary of Significant Accounting Policies

Use of estimates

Preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and the disclosure of contingencies at the date of the statement of revenue and direct operating expenses reported.

In the preparation of these financial statements, estimates and assumptions have been made by management including the selection of useful lives of tangible assets. Actual results could differ from those estimates.

Property and Equipment

Property and equipment consists of the vessel and is recorded at cost. Depreciation is recorded on a straight-line basis over twenty-one years, the estimated remaining useful life of the vessel from the date it was acquired by I Duckling, and with an estimated $1,477,273 salvage value. Depreciation expense amounted to $8,095 and $1,297,011 during the periods from January 1, 2008 to January 2, 2008, and February 13, 2007 to December 31, 2007, respectively.

Revenue Recognition

I Duckling generates its revenues from charterers for the charterhire of its vessel. A vessel is chartered under time charter, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charterhire rate. As a charter agreement exists that includes fixed prices, service is provided and collection of the related revenue is reasonably assured, revenue is recognized as it is earned ratably over the duration of the period of a time charter agreement as adjusted for the off-hire days that the vessel spends undergoing repairs, maintenance and upgrade work depending on the condition and specifications of the vessel. On January 31, 2007, I Duckling entered into a time charter agreement with its customer, which has duration of 11 to 13 months and a daily charterhire rate of $30,300. I Duckling reports its revenue net of commission discounts offered to its customer in accordance with Emerging Issues Task Force Issue (“EITF”) No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” In addition, I Duckling reports its revenue on a gross basis with regard to the vessel fuel charged to its customer when delivering the vessel to its customer in accordance with EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

Operating Expenses

I Duckling’s operating expenses consist of vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset. Vessel operating expenses represent all expenses relating to the operation of the vessel, including crewing, insurance, repairs and maintenance, commissions, stores, lubricants, spares and consumables. Vessel operating expenses and management fees are recognized as incurred.

Income Taxes

The Company is a tax-exempt entity in accordance with the Income Tax Code of the Republic of Panama.

4. Significant Customers and Concentration of Credit Risk

One customer accounted for 100% of the total revenue of the Disposed Asset.

5. Related Party Transactions

The Company has a management agreement with TMT, under which TMT provides management services in exchange for a fixed monthly fee of $7,500 in 2007 and 2008. Total management fees paid to TMT amounted to $500 and $79,018 during the periods from January 1, 2008 to January 2, 2008, and from February 13, 2007 to December 31, 2007, respectively.

Report of Independent Registered Public Accounting Firm

To the Shareholder of J Duckling Corporation

We have audited the accompanying statement of revenue and direct operating expenses of J Duckling Corporation (the “Company”) for the period from May 16, 2007 (the commencement date of a time charter agreement to be assigned to the Buyer) to December 6, 2007(date vessel was delivered to the Buyer). This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of this statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X, as described in Note 2 to Statement of Revenue and Direct Operating Expenses and is not intended to be a complete presentation of the financial position or the results of operations of the Company.

In our opinion, such statement presents fairly, in all material respects, the revenue and direct operating expenses of the Company for the period from May 16, 2007 to December 6, 2007, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche

Taipei, Taiwan
The Republic of China
August 18, 2008

J Duckling Corporation
Statement of Revenue and Direct Operating Expenses
(In U. S. Dollars)

From May 16, 2007 to December 6, 2007

Revenue	$6,605,243
Direct operating expenses	1,783,210
Excess of revenue over direct operating expenses	$4,822,033

See notes to statement of revenue and direct operating expenses.

J Duckling Corporation
Notes to Statement of Revenue and Direct Operating Expenses
(In U. S. Dollars)

1. Business and Asset Purchase Agreement

On January 12, 2007, Star Bulk Carriers Corp. (the “Buyer”), and J Duckling Corporation (the “Seller,” the “Company,” or “J Duckling”), a Republic of Panama company entered into an asset purchase agreement (the “Agreement”) for the Buyer to acquire a marine vessel (the “Disposed Asset”) The total purchase price amounted to $67,140,790 and included cash and buyer’s share consideration. The Disposed Asset was delivered to the Buyer on December 6, 2007. The Disposed Asset is a 52,425 dwt dry bulk vessel which was built in 2003. J Duckling acquired the Disposed Asset on July 12, 2006.

2. Basis of Presentation

Historically, the Disposed Asset operated as an asset within J Duckling and on a consolidated basis within TMT and had no separate legal status. Accordingly, the Statement of Revenue and Direct Operating Expenses has been prepared pursuant to a request from the Buyer and derived from the historical records of J Duckling.

The cost of the Disposed Asset as of December 6, 2007 and its related accumulated depreciation from the date it was acquired by J Duckling to December 6, 2007 is as follows:

December 6, 2007
Marine vessel
Cost	$30,930,000
Accumulated depreciation	1,591,018
$29,338,982

Operations related to the Disposed Asset are reflected in the Statement of Revenue and Direct Operating Expenses for the period from May 16, 2007 (commencement date of a time charter agreement to be assigned to the Buyer) to December 6, 2007.

The accompanying Statement of Revenue and Direct Operating Expenses for the period from May 16, 2007 to December 6, 2007 has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

The accompanying statement was prepared from the books and records maintained by TMT, of which the Disposed Asset represented only a portion. This statement is therefore not intended to be a complete representation of the results of operations for the Disposed Asset as a stand-alone going concern, nor is it indicative of the results to be expected from future operations of the Disposed Asset. The accompanying statement is also not intended to be a complete presentation of the results of operations of J Duckling as of or for any period. Further, this statement does not include any other adjustments or allocations of purchase price that may be required in accordance with accounting principles generally accepted in the United States of America subsequent to the date of acquisition.

A statement of stockholder’s equity is not presented, since the Agreement was structured such that only the Disposed Asset was acquired by the Buyer.

A statement of cash flows is not presented, since the Disposed Asset has historically been managed as part of the operations of TMT and has not been operated as a stand-alone entity.

Statement of Revenue and Direct Operating Expenses

The Statement of Revenue and Direct Operating Expenses includes revenue and operating expenses directly attributable to the Disposed Asset.

Directly attributable expenses of the Disposed Asset include vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset.

Certain other expenses and income, such as TMT corporate overhead, interest income and interest expense are not included in the accompanying Statement of Revenue and Direct Operating Expenses, since they are not directly associated with the operations of the Disposed Asset. Corporate overhead expenses include costs incurred for administrative support, such as expenses for legal, professional and executive management functions. The accompanying Statement of Revenue and Direct Operating Expenses is not necessarily indicative of the future financial position or results of the operations of the Disposed Asset due to the change in ownership, and the exclusion of certain assets, liabilities and operating expenses, as described herein.

3. Summary of Significant Accounting Policies

Use of estimates

Preparation of this financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and the disclosure of contingencies at the date of the statement of revenue and direct operating expenses reported.

In the preparation of this financial statement, estimates and assumptions have been made by management including the selection of useful lives of tangible assets. Actual results could differ from those estimates.

Property and Equipment

Property and equipment consists of the vessel and is recorded at cost. Depreciation is recorded on a straight-line basis over twenty-two years, the estimated remaining useful life of the vessel from the date it was acquired by J Duckling, and with an estimated $1,344,783 salvage value. Depreciation expense amounted to $750,530, for the period from May 16, 2007 to December 6, 2007.

Revenue Recognition

J Duckling generates its revenues from charterers for the charterhire of its vessel. A vessel is chartered under time charter, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charterhire rate. As a charter agreement exists that includes fixed prices, service is provided and collection of the related revenue is reasonably assured, revenue is recognized as it is earned ratably over the duration of the period of a time charter agreement as adjusted for the off-hire days that the vessel spends undergoing repairs, maintenance and upgrade work depending on the condition and specifications of the vessel. On April 23, 2007, J Duckling entered into a time charter agreement with its customer, which has duration of 23 to 25 months and a daily charterhire rate of $32,500. J Duckling reports its revenue net of commission discounts offered to its customer in accordance with Emerging Issues Task Force Issue (“EITF”) No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” In addition, J Duckling reports its revenue on a gross basis with regard to the vessel fuel charged to its customer when delivering the vessel to its customer in accordance with EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

Revenue related to a dispute over the charterhire rate from the previous time charter arrangement is recognized when the dispute is resolved and money is received from the customer and such revenue amounted to $130,880 during the period from May 16, 2007 to December 6, 2007.

Operating Expenses

J Duckling’s operating expenses consist of vessel operating expenses, depreciation and management fees that are specifically identifiable with the Disposed Asset. Vessel operating expenses represent all expenses relating to the operation of the vessel, including crewing, insurance, repairs and maintenance, commissions, stores, lubricants, spares and consumables. Vessel operating expenses and management fees are recognized as incurred.

Income Taxes

The Company is a tax-exempt entity in accordance with the Income Tax Code of the Republic of Panama.

4. Significant Customers and Concentration of Credit Risk

One customer accounted for 100% of the total revenue of the Disposed Asset.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

Indemnification of Directors and Officers and Limitation of Liability

I.	Article VI of the Amended and Restated Bylaws of the of the Registrant provides as follows:

1.
The Company shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2.
The Company shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was properly brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court having proper jurisdiction shall deem proper.

3.
To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

4.
Any indemnification under Sections 1 or 2 of this Article VI (unless ordered by a court having proper jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section.  Such determination shall be made:

a.	by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

b.	if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

c.	by the shareholders.

5.
Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section.

6.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article VI.

8.
For purposes of this Article VI, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation of its separate existence had continued.

9.
For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VI.

10.
The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

11.
No director or officer of the Company shall be personally liable to the Company or to any shareholder of the Company for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director or officer derived an improper personal benefit.

II.	Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

1.
Actions not by or in right of the corporation.  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

2.
Actions by or in right of the corporation.  A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.
When director or officer successful.  To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4.
Payment of expenses in advance.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.
Indemnification pursuant to other rights.  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

6.
Continuation of indemnification.  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
Insurance.  A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Commission Position on Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.  Exhibits

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 10.  Undertakings.

The undersigned registrant hereby undertakes:

a.	Pursuant to Rule 415 of the Securities Act,

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included is to contained in reports filed with or furnished to the Commission that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of this Registration Statement,

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A.  of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 under the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement.  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this Registration Statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Not Applicable.

d.	Not Applicable.

e.
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

f. – l. Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece, on October 10, 2008.

STAR BULK CARRIERS CORP.
By:	/s/ PROKOPIOS (AKIS) TSIRIGAKIS Name: Prokopios (Akis) Tsirigakis Title: Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Prokopios Tsirigakis, George Syllantavos, Gary J. Wolfe and Robert E. Lustrin his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on October 10, 2008 in the capacities indicated.

Signature	Title
/s/ PROKOPIOS (AKIS) TSIRIGAKIS Prokopios (Akis) Tsirigakis	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ GEORGE SYLLANTAVOS George Syllantavos	Chief Financial Officer, Secretary, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)
/s/ PETROS PAPPAS Petros Pappas	Director; Chairman of the Board of Directors
/s/ NOBU SU Nobu Su	Director
___________________ Peter Espig	Director
___________________ Koert Erhardt	Director
/s/ TOM SOFTELAND Tom Softland	Director

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States, has signed this registration statement in the City of Newark, State of Delaware, on October 10, 2008.

PUGLISI & ASSOCIATES
By:	/s/ DONALD J. PUGLISI Name: Donald J. Puglisi Title: Managing Director

Exhibit Index
Exhibit Number	Description
5.1	Legality opinion of Seward & Kissel LLP
10.24	Amended Piraeus Bank A.E. Loan Agreement dated September 18, 2008
23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23.2	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.
23.3	Consent of Goldstein Golub Kessler LLP
23.4	Consent of Drewry Shipping Consultants Ltd.*
23.5	Consent of Deloitte & Touche in Taipei, Taiwan

*Previously filed

SK 25767 0001 904060a v7